As filed with the Securities and Exchange Commission on August 13, 2013

Registration No. 333-187706

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ASTERIAS BIOTHERAPEUTICS, INC.
(Exact name of Registrant as specified in charter)

Delaware	2836	46-1047971
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Robert W. Peabody, Chief Financial Officer
230 Constitution Drive	Asterias Biotherapeutics, Inc.
Menlo Park, California 94025	1301 Harbor Bay Parkway, Suite 100
(650) 433-2900	Alameda, California 94504
(Address, including zip code,	(510) 521-3390
and telephone number, including area code,	(Name, address, including zip code, and telephone number,
of Registrant’s principal executive offices)	including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

THOMAS OKARMA,	RICHARD S. SOROKO, ESQ.
Chief Executive Officer	Thompson, Welch, Soroko & Gilbert LLP
Asterias Biotherapeutics, Inc.	235 Pine Street, 13th Floor
230 Constitution Drive	San Francisco, California 94104
Menlo Park, California 94025	Tel. (415) 448-5000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 13, 2013

PROSPECTUS

ASTERIAS BIOTHERAPEUTICS, INC.

6,537,779 Shares of Series A Common Stock

This prospectus relates to 6,537,779 shares of our Series A common stock, par value $0.0001 per share (“Series A Shares”), to be distributed by Geron Corporation (“Geron”) to its stockholders, on a pro rata basis (the “Series A Distribution”), subject to applicable legal requirements and certain other limitations, following our issuance of those Series A Shares to Geron in exchange for certain assets under the terms of an Asset Contribution Agreement that we have entered into with Geron and our parent BioTime, Inc. (“BioTime”).

Under the terms of the Series A Distribution, fractional shares will be aggregated and sold for cash, and the net cash proceeds of the sale will be distributed ratably to Geron stockholders who would otherwise be entitled to receive fractional shares.  Also, as part of the Series A Distribution, in lieu of Geron distributing the Series A Shares in jurisdictions where it would be unlawful to do so, and in certain other to-be-determined excluded jurisdictions, the Series A Shares that Geron stockholders who reside in those jurisdictions would otherwise be entitled to receive will instead be sold for cash, and the net cash proceeds will be distributed ratably to those stockholders.  This prospectus also relates to those sales of Series A Shares.  See “THE ASSET CONTRIBUTION AGREEMENT-- The Series A Distribution” and “PLAN OF DISTRIBUTION.”

We plan to arrange for the trading of the Series A Shares initially on the OTC Bulletin Board under the symbol ___ upon the completion of the Series A Distribution.  If trading in the Series A Shares on the OTC Bulletin Board establishes a sustained market price at or above the minimum price required for listing on a national securities exchange, we intend to apply for exchange listing of the Series A Shares if we can also meet the other initial listing criteria of an exchange.

These securities involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment.  See ‘‘RISK FACTORS’’ on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2013

[This Page Intentionally Left Blank]

PROSPECTUS SUMMARY

Note to Geron Stockholders

Geron stockholders entitled to receive Asterias Series A Shares from Geron in the Series A Distribution will be receiving this prospectus in connection with their receipt of those shares.  Geron is making the Series A Distribution under the terms of the Asset Contribution Agreement among Geron, BioTime, and us.  We are Asterias Biotherapeutics, Inc., a newly formed biotechnology company focused on the emerging field of regenerative medicine.  This prospectus contains important information about us and information about the Asset Contribution Agreement, including the assets that we will receive from Geron and BioTime, and the securities we will issue to Geron and BioTime in exchange for those assets, information about securities that we will issue to an investor for cash, and also information about the Series A Distribution.  You should read this prospectus carefully.

Under the Asset Contribution Agreement, Geron has agreed to distribute to its stockholders, on a pro rata basis, the Series A Shares it receives in exchange for the assets it contributes to us under the Asset Contribution Agreement.  Fractional shares will not be distributed in the Series A Distribution, and instead will be aggregated and sold for cash, and the net cash proceeds of the sale will be distributed ratably to Geron stockholders who would otherwise be entitled to receive fractional shares.  Also, in lieu of Geron distributing the Series A Shares in jurisdictions where it would be unlawful to do so, and in certain other to-be-determined excluded jurisdictions, the Series A Shares that Geron stockholders who reside in those jurisdictions would otherwise receive will instead be sold for cash and the net cash proceeds will be distributed ratably to those stockholders.  See “PLAN OF DISTRIBUTION.”

Geron stockholders who receive Series A Shares in the Series A Distribution could have taxable income, depending upon a number of factors, including whether Geron has accumulated or current earnings and profits, and the individual Geron stockholders basis in the stockholder’s Geron common stock.  It is possible that the Internal Revenue Service or other taxing authorities could assert that receipt of BioTime Warrants in the BioTime Warrants Distribution described in this prospectus would also result in taxable income to Geron stockholders.  Certain United States Federal income tax aspects of the Series A Distribution and BioTime Warrants Distribution are discussed under “INCOME TAX MATTERS.”  You should consult your tax advisors concerning the tax consequences of the Series A Distribution and the BioTime Warrants Distribution to you under any and all tax laws and regulations to which you are subject.

Asterias Biotherapeutics, Inc.

Overview

We are a biotechnology company focused on the emerging field of regenerative medicine.  Our core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency.  We plan to develop therapeutic products from “pluripotent” stem cells to treat diseases or injuries in a variety of medical fields, including neurology, oncology, cardiology, metabolic diseases, ophthalmology, orthopedics, and blood and vascular diseases.

“Regenerative medicine” refers to an emerging field of therapeutic product development that may allow all human cell and tissue types to be manufactured on an industrial scale.  This new technology is made possible by the isolation of human embryonic stem (“hES”) cells, and by the development of induced pluripotent stem (“iPS”) cells which are created from regular cells of the human body using technology that allows adult cells to be “reprogrammed” into cells with pluripotency much like hES cells.  Pluripotent hES and iPS cells have the unique property of being able to branch out into each and every kind of cell in the human body, including the cell types that make up the brain, the blood, the heart, the lungs, the liver, and other tissues.  Unlike adult-derived stem cells that have limited potential to become different cell types, pluripotent stem cells may have vast potential to supply an array of new regenerative therapeutic products, especially those targeting the large and growing markets associated with age-related degenerative disease.  Unlike pharmaceuticals that require a molecular target, therapeutic strategies in regenerative medicine are generally aimed at regenerating affected cells and tissues, and therefore may have broader applicability.  Regenerative medicine represents a revolution in the field of biotechnology with the promise of providing therapies for diseases previously considered incurable.

The Asset Contribution

We have entered into an Asset Contribution Agreement with BioTime and Geron pursuant to which we will receive certain assets in exchange for Series A Shares that we will issue to Geron and in exchange for shares of Series B common stock, par value $0.0001 per share (“Series B Shares”), and warrants to purchase 3,150,000 Series B Shares that we will issue to BioTime (the “Asset Contribution”).  See “THE ASSET CONTRIBUTION AGREEMENT.”  We have also entered into a Stock and Warrant Purchase Agreement with an investor, Romulus Films, Ltd. (“Romulus”), through which we will receive cash in exchange for Series B Shares and warrants.  We will issue the Series A Shares to Geron and the Series B Shares and warrants to BioTime and Romulus concurrently with the consummation of the Asset Contribution.  We will also assume certain liabilities of Geron related to the assets acquired from Geron.

In the Asset Contribution, we will receive the following assets from Geron and BioTime:

From Geron:

•	certain patents and patent applications and all related active prosecution cases, trade secrets, know-how and certain other intellectual property rights, and all of Geron’s goodwill with respect to the technology of Geron directly related to the research, development and commercialization of certain products and know-how related to hES cells;

•	certain biological materials and reagents (including master and working cell banks, original and seed banks, and research, pilot and GMP grade lots and finished product);

•	certain laboratory equipment;

•	certain contracts;

•	certain books, records, lab notebooks, clinical trial documentation, files and data;

•	certain regulatory filings for clinical trials for GRNOPC-I for spinal cord injury, including the investigational new drug applications filed with the United States Food and Drug Administration for Geron’s Phase I safety study of oligodendrocyte progenitor (GRNOPC-1) cells in patients with neurologically complete, subacute spinal cord injury (Protocol No. CP35A007), and long term follow up of subjects who received GRNOPC1 (Protocol No. CP35A008), and the clinical trial for VAC1 for acute myelogenous leukemia, including a Phase I/II study of active immunotherapy with GRNVAC1, autologous mature dendritic cells transfected with mRNA encoding human telomerase reverse transcriptase (hTERT), in patients with acute myelogenous leukemia (AML) in complete remission (Protocol No. CP06-151) (the “Clinical Trials);” and

•	certain abandoned or inactive patents and abandoned or inactive patent applications.

We refer to the assets to be contributed to us by Geron as the “Contributed Geron Assets.”  In addition, we will receive from Geron an exclusive sublicense of certain patents owned by the University of Colorado; University License Equity Holdings, Inc. relating to telomerase (the “Telomerase Sublicense”).  The Telomerase Sublicense will entitle us to use the sublicensed patents in the development of certain immunological treatments for cancer.  Under the Telomerase Sublicense, we will pay Geron an up-front license fee, a small annual license maintenance fee, and a small royalty on sales of any products that we may develop and commercialize using the sublicensed patents.

From BioTime:

•	8,902,077 BioTime common shares, which for purposes of the Asset Contribution Agreement were valued at $30,000,000, or $3.37 per share, based upon the aggregate volume weighted-average per share closing price of BioTime common shares as listed on the NYSE MKT for the twenty (20) consecutive trading days immediately preceding January 4, 2013 (the “Average Price”);

•	warrants to subscribe for and purchase 8,000,000 additional BioTime common shares (the “BioTime Warrants”) exercisable for a period of five years at a price of $5.00 per share, subject to pro rata adjustment for certain transactions;

•	$5,000,000 in cash (the “BioTime Cash Contribution”);

•	10% of the shares of common stock of BioTime’s subsidiary OrthoCyte Corporation issued and outstanding as of January 4, 2013;

•	6% of the ordinary shares of BioTime’s subsidiary Cell Cure Neurosciences, Ltd. issued and outstanding as of January 4, 2013; and

•	a quantity of five human hES cell lines produced by BioTime’s subsidiary ES Cell International Pte Ltd (“ESI”) under “good manufacturing practices” sufficient to generate master cell banks, and non-exclusive, world-wide, royalty-free licenses to use those cell lines and certain patents pertaining to stem cell differentiation technology for any and all uses (the “BioTime Stem Cell Assets”).

Cash Contribution by Private Investor

Romulus has entered into a Stock and Warrant Purchase Agreement with us pursuant to which Romulus has agreed to contribute $5,000,000 in cash to us for 2,136,000 Series B Shares and warrants to purchase 350,000 additional Series B Shares.  That investment will be made in conjunction with the closing of the Asset Contribution under the Asset Contribution Agreement.

If for any reason Romulus fails to make the $5,000,000 contribution, BioTime will contribute cash, BioTime common shares, or a combination of cash and BioTime common shares in an amount equal in value to the cash not contributed by Romulus.  Any BioTime common shares so contributed will be valued at the Average Price of $3.37 per share, and BioTime will receive the Series B Shares and warrants that Romulus would otherwise have received had it made the cash contribution to us.  Romulus could determine not to make its $5,000,000 contribution to us if the conditions to Romulus' obligations to purchase Series B Shares and warrants under the Stock and Warrant Purchase Agreement, as described elsewhere in this prospectus under "INVESTOR FUNDING—Closing Conditions," are not met, or if Romulus defaults in performing its obligations under the Stock and Warrant Purchase Agreement.

Assumed Liabilities

At the closing of the Asset Contribution, we will assume all obligations and liabilities of Geron and its affiliates relating to:

•	the Contributed Geron Assets and attributable to periods, events or circumstances after the Asset Contribution;

•	obligations of Geron and its affiliates to be performed following the Asset Contribution, under contracts included in the Contributed Geron Assets;

•	an appeal filed in the United States District Court in Civil Action No. C12-04813 (the “ViaCyte Appeal”) seeking the reversal of two adverse determinations by the United States Patent and Trademark Office’s Board of Patent Appeals and Interferences with respect to two patent applications in U.S. Patent Interference 105,734, involving US patent 7,510,876 (ViaCyte) and US patent application 11/960,477 (Geron), and U.S. Patent Interference 105,827 involving US patent 7,510,876 (ViaCyte) and US patent application 12/543,875 (Geron). Asterias will also assume the patent interferences upon which the ViaCyte Appeal is based, as well as certain oppositions filed by Geron against certain ViaCyte, Inc. patent filings in Australia and in the European Patent Office; provided, that Asterias will not assume expenses incurred by Geron relating to the appeal or the other ViaCyte patent interference and opposition proceedings prior to the closing of the Asset Contribution; and

•	the Clinical Trials.

We refer to the obligations of Geron and its affiliates assumed by us as the “Assumed Geron Liabilities.”

Royalty Agreement

At the closing of the Asset Contribution, we will enter into a Royalty Agreement with Geron pursuant to which we will agree to pay Geron a 4% royalty on net sales (as defined in the Royalty Agreement), by us or any of our affiliates or sales agents, of any products that are developed and commercialized in reliance upon the patents contributed by Geron to us.  In the case of sales of such products by a person other than us or one of our affiliates or sales agents, we will be required to pay Geron 50% of all royalties and cash payments received by us or by our affiliate in respect of a product sale.

Ownership of Asterias following the Asset Contribution

At the closing of the Asset Contribution, we will issue to Geron, BioTime, and Romulus the following securities:

•	To Geron, 6,537,779 Series A Shares;

•	To BioTime, 21,773,340 Series B Shares, and warrants to purchase 3,150,000 Series B Shares, exercisable for a period of three years from the date of issue at an exercise price of $5.00 per share; and

•	To Romulus, 2,136,000 Asterias Series B Shares, and warrants to purchase 350,000 additional Series B Shares exercisable for a period of three years from the date of issue at an exercise price of $5.00 per share.

Immediately after the completion of the Asset Contribution, and before the Series A Distribution described below, BioTime will hold approximately 71.6% of our common stock as a whole, Geron will hold 100% of the Series A Shares and approximately 21.4% of our common stock as a whole, and Romulus will hold approximately 7% of our common stock as a whole.  The warrants that BioTime and Romulus will receive will enable BioTime and Romulus to increase their collective ownership in us by approximately 2.2%, which would reduce Geron’s ownership in us to approximately 19.2%.

The Series A Shares and Series B Shares are identical in substantially all respects and will vote together as a single class, without distinction as to series on all matters except as may otherwise be required by Delaware law.  The two significant differences between the Series A Shares and Series B shares are:

•
We may declare and pay dividends or other distributions on Series A Shares without paying a corresponding dividend or distribution on the Series B Shares.  This difference in dividend and distribution rights will allow us to distribute to the holders of our Series A Shares the BioTime Warrants we will receive in the Asset Contribution.  We plan to effect the distribution of the BioTime Warrants to holders of our Series A Shares as promptly as practicable after Geron notifies us of the completion of the Series A Distribution.

•
The Series B Shares may be converted into Series A Shares, at our election, at any time by resolution of our Board of Directors after we distribute the BioTime Warrants to the holders of our Series A Shares.  Each Series B Share will be convertible into one Series A Share.  See "DESCRIPTION OF SECURITIES—Conversion of Series B Shares into Series A Shares."

The Series A Distribution

In the Asset Contribution Agreement, Geron agreed to conduct the Series A Distribution through which Geron will distribute to its stockholders, on a pro rata basis, the Series A Shares it receives in the Asset Contribution.  Geron is required to make the Series A Distribution as soon as practicable following the closing of the Asset Contribution, subject to applicable legal requirements and certain other limitations.  Under the Asset Contribution Agreement, fractional shares will not be distributed in the Series A Distribution, and instead will be aggregated and sold for cash, and the net cash proceeds of the sale will be distributed ratably to Geron’s stockholders who would otherwise be entitled to receive fractional shares.  Also, in lieu of Geron distributing the Series A Shares in jurisdictions where it would be unlawful to do so, and in certain other to-be-determined excluded jurisdictions in which Geron stockholders hold less than 20,000 shares of Geron common stock in the aggregate, the Series A Shares that the Geron stockholders who reside in those jurisdictions would otherwise receive will instead be sold for cash and the net cash proceeds will be distributed ratably to those stockholders.  See “PLAN OF DISTRIBUTION.”

The BioTime Warrants Distribution

Following the Series A Distribution, we will distribute to the holders of the Series A Shares, on a pro rata basis, the 8,000,000 BioTime Warrants that we receive in the Asset Contribution.   We refer to this distribution of the BioTime Warrants as the “BioTime Warrants Distribution.”  As a result of the BioTime Warrants Distribution, we will not derive any future economic value from the BioTime Warrants and instead the value of the BioTime Warrants will benefit the holders of Series A Shares who receive the BioTime Warrants.

Our Strategic Advantages

By acquiring Geron’s stem cell assets, we will have the use of cell lines and other biological materials, patents, and technology developed by Geron over 12 years of work focused in the following complementary lines of research:

•	The establishment of cell banks of undifferentiated hES cells produced under current good manufacturing procedures “cGMP” and suitable for human therapeutic use;

•	The development of scalable differentiation methods which convert, at low cost, undifferentiated hES cells into functional cells suitable for human therapeutic cells that can be stored and distributed in the frozen state for “off-the-shelf” use;

•	The development of regulatory paradigms to satisfy both U.S. and European regulatory authority requirements to begin human clinical testing of products made from hES cells; and

•	The continuous filing and prosecution of patents covering inventions to protect commercialization rights, as well as consummating in-licenses to enable freedom to operate in a variety of fields.

Products Under Development

Through the Asset Contribution, we will acquire a significant portfolio of patents and patent applications, cell lines, and hES cell technology and know-how related to potential therapeutic products in various stages of development.  Two of the products under development have already been used in early stage clinical trials.  See “BUSINESS—Potential Products Overview” in this prospectus for a description of the various products and the stages of development that they are in.

The products that Geron had under development from various cell types that we will acquire from Geron are summarized in the following table:

Product Description	Target Market	Estimated Number of Potential Patients	Status
OPC1 – Glial Cells	Spinal Cord Injury	25,000 patients	SCI Phase 1 Trial initiated in U.S. 5 Patients treated – no serious adverse events to date.

	Multiple Sclerosis	300,000 patients

	Canavan's Disease(1)	Rare	Proof of principle achieved in animal models of spinal cord injury, MS spine and Canavan's Disease.

	Stroke	1 million new cases per year in U.S.
CM-1 Cardiomyocytes	Heart Failure	5.7 million patients in U.S.	Cells derived and fully characterized (all normal cell functions verified in vitro(2)).

	Myocardial Infarction	1.5 million patients per year in U.S.	Proof of concept in three animal models of disease.

Scalable manufacturing established.

First in man clinical trial designed.
IC-1 – Islet Cells	Type 1 and some Type 2 Diabetes	12.5 million patients	Cells derived and partly characterized (most, not all normal cell functions verified in vitro).

Proof of concept in rodent diabetes model.

Scalable manufacturing methods under development.
CHND-1 – Chondrocytes	Osteoarthritis	30 million patients	Cells derived and partly characterized (most, not all, normal cell functions verified in vitro).

Early proof of concept in two animal models of disease.
VAC-2 – Dendritic Cells	Cancer	More than 12 million patients in U.S.	Cells derived and fully characterized (all normal cell functions verified in vitro).

Scalable manufacturing methods under development.

Proof of concept established in multiple human in vitro systems.
VAC-1 Autologous Monocyte – Derived Dendritic Cells (infused cells derived from the treated patient)	Cancer	Prostate: 240,000 cases per year in U.S. Acute myelogenous leukemia: more than 12,000 cases/year in U.S.	Phase I study in metastatic prostate cancer completed (Journal of Immunology, 2005, 174: 3798-3807). Phase I/II study in acute myelogenous leukemia completed. Manuscript in preparation.

(1)  Canavan's Disease is a congenital neurological degenerative disease in which the growth of the myelin sheath surrounding nerves is inhibited resulting in mental retardation, loss of motor function, abnormal muscle tone, poor head control and enlarged head.  Death usually occurs before age 4.

(2)  In vitro means in tissue culture dishes.

Certain Uncertainties and Risks
We have not yet determined which products we will seek to develop or the order of priority in which we will commence our product development efforts.  The choice and prioritization of products for development from the acquired assets, and the cost and developmental time required to develop any of them, is not presently determinable due to many factors including the following:

•	the functional state of the transferred cells, cell lines and other biological reagents cannot be determined until they are transferred to us upon completion of the Asset Contribution and are then tested in an appropriate laboratory setting by qualified scientific personnel using validated equipment, which may not be completed for three to six months after the Asset Contribution. The functionalities of the cells were within specification at the time of initial manufacturing. However, the cells have been stored (under GMP conditions) for more than two years. Therefore, all the functional tests need to be repeated to verify that the cells remain within specification after the period of frozen storage.

•	we will need to complete an analysis of third party competitive and alternative technology that, for example, may provide superior methods of manufacturing the cell types listed above. Alternative technology, if it exists, may or may not be available for in-licensing, and could potentially affect our choice of products to develop;

•	we and BioTime will need to complete an analysis of products and technologies being developed by BioTime and its subsidiaries to determine whether any of those products or technologies may enhance or be substituted for any of the acquired Geron cell lines or technologies;

•	the inherent uncertainty of laboratory research and any clinical trials that we may conduct;

•	the amount of capital that we will have for our development programs, including potential sources of additional capital through research grants or collaborations with third parties;

•	the availability and recruitment of qualified personnel to carry out the analyses and evaluations described above;

•	the views of the United States Food and Drug Administration (FDA) and comparable foreign regulatory agencies on the pre-clinical product characterization studies required to file an Investigational New Drug Application (IND) in order to initiate human clinical testing of potential therapeutic products.

We may also use the acquired assets, along with technology that we may develop ourselves or that we may acquire from third parties to pursue the development of other products.  Our product development efforts may be conducted by ourselves alone or in collaboration with others if suitable co-development arrangements can be made.

We will also face other significant risks in operating our business, in addition to the factors listed above related to our plans to develop therapeutic products derived from hES cells.  Among these additional risks are:

•
The new medical products and technologies that we will attempt to develop might not prove to be safe and efficacious in human medical applications.  Many of the products and technologies that we will seek to develop have not been applied in human medicine and have only been used in laboratory studies in vitro or in animals.  Only two of the products that we will acquire have been used in clinical trials, but those were early stage trials involving only a small number of patients.

•
If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product, may take years and require the expenditure of large sums of money.

•
Our products may be difficult to manufacture on a commercial scale.  hES cells have only been produced on a small scale and not in quantities and at levels of purity and viability that will be needed for wide scale commercialization.

•
Our hES cell or other cell based products are likely to be more expensive to manufacture on a commercial scale than most other drugs on the market today.  The high cost of manufacturing a product will require that we charge our customers a high price for the product in order to cover our costs and earn a profit.  If the price of our products is too high, hospitals and physicians may be reluctant to purchase our products, especially if lower priced alternative products are available.

•	Physicians and hospitals may be reluctant to try a new product due to the high degree of risk associated with the application of new technologies and products in the field of human medicine.

•
We do not have the ability to independently conduct clinical trials required to obtain regulatory approvals for our drug candidates and we will need to rely on third parties to conduct any clinical trials that we may undertake for our products.

These and other risk factors are discussed in more detail under "RISK FACTORS."

Patents and Patent Applications

The patent portfolio that we will acquire includes over 400 patents and patent applications relating to hES cell-based product opportunities.  This portfolio consists primarily of patents and patent applications owned by Geron, and also includes patent families licensed to Geron by third parties.  The patents and patent applications cover a number of cell types that can be made from hES cells, including hepatocytes (liver cells), cardiomyocytes (heart muscle cells), neural cells (nerve cells, including dopaminergic neurons and oligodendrocytes), chondrocytes (cartilage cells), pancreatic islet β cells, osteoblasts (bone cells), hematopoietic cells (blood-forming cells) and dendritic cells.  Also included in the patent portfolio are technologies for growing hES cells without the need for cell feeder layers, and novel synthetic growth surfaces.

We believe that this is one of the largest and broadest portfolios of patents related to hES and iPS technology owned by any company or other institution.  In addition, as a subsidiary of BioTime, we will have opportunities to acquire licenses to use patents, patent applications and know-how in the hES and iPS fields owned by or licensed to BioTime and its other subsidiaries.  BioTime and its subsidiaries own or have licensed rights to more than 350 patents in the hES and iPS fields.  Except for licenses described in this prospectus, the specific patents that we may license or sublicense from BioTime and its other subsidiaries, and the financial and other terms and conditions of those licenses and sublicenses, have not yet been determined.

Additional Information

We were incorporated in September 2012 under the name BioTime Acquisition Corporation in the state of Delaware.  We changed our name to Asterias Biotherapeutics, Inc. during March 2013.  Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025.  Our telephone number is 650-433-2900.  We will maintain an Internet website at www.asteriasbio.com.  We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

We qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act, often referred to as the "JOBS Act" which was enacted into law during 2012.  An emerging growth company is a company that had total annual gross revenues of less than $1,000,000,000 during its most recently completed fiscal year, and had not sold any of its common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), prior to December 9, 2011.  The $1,000,000,000 annual revenue threshold will be indexed for inflation every 5 years by the Securities and Exchange Commission (the "SEC") to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $1,000,000.

As an emerging growth company, we are exempt from complying with certain Federal statutes, including the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002, that would otherwise require us to have an annual audit of our internal control over financial reporting, and Section 14A(a) and (b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would require us to ask our shareholders to approve, on a non-binding basis, the compensation of our executive officers, and to determine, on a non-binding basis, whether that vote on executive compensation should take place every year, every two years, or every three years.  We may also report executive compensation under SEC rules on the same basis as companies that have a market capitalization, based on shares held by non-affiliates, of less than $75,000,000.

Emerging growth companies are also permitted to engage in oral and written communications with investors that are "qualified institutional investors" as defined in SEC Rule 144A or that are institutions that qualify as "accredited investors" under SEC Rule 501(a), to determine whether those investors are interested in a contemplated securities offering, either prior to or following the date of filing a registration statement offering those securities under the Securities Act, subject to certain limitations.  In addition, the SEC and national securities exchanges are prohibited from adopting or maintaining rules or regulations prohibiting brokers, dealers, or members of a national securities association from publishing or distributing research reports or making public appearances with respect to securities of an emerging growth company either

•	within any prescribed period of time following the initial public offering date of the emerging growth company; or

•
within any prescribed period of time prior to the expiration date of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its shareholders that restricts or prohibits the sale of securities held by the emerging growth company or its shareholders after the initial public offering date.

The JOBS Act also entitles emerging growth companies to delay adoption of new or revised accounting standards that have different dates for public and private companies, so that the emerging growth company would not have to adopt the new or revised accounting standards until they apply to private companies.  However, we will comply with newly adopted or revised accounting standards when they become applicable to public companies because our financial statements will be consolidated with those of BioTime, which is not an emerging growth company under the JOBS Act and is therefore not permitted to delay the adoption of new or revised accounting standards that become applicable to public companies.

Under the JOBS Act, we will cease to be an emerging growth company upon the earliest of:

•	the last day of our first fiscal year during which we attain total annual gross revenues of $1,000,000,000, as such amount is indexed for inflation every 5 years as described above;

•
the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities, such as our common stock, pursuant to an effective registration statement under the Securities Act;

•	the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

•	the date on which we are deemed to be a 'large accelerated filer', as defined in SEC Rule 12b–2 under the Exchange Act.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus.  We have not had any significant operations to date.  Operating expenses are primarily comprised of legal fees primarily incurred in connection with the Asset Contribution Agreement.  The “as adjusted” information gives effect to the Asset Contribution, the sale of Series B Shares and warrants to Romulus, and the BioTime Warrants Distribution:

	June 30, 2013			December 31, 2012
	Actual	As Adjusted		Actual	As Adjusted

Balance Sheet Data:
Cash and cash equivalents	$65,493	$10,065,493	(1)	$—	$10,000,000	(1)
Investment	1,500	35,253,725	(2)	1,410	35,253,635	(2)
Intangible assets	—	31,271,346	(3)	—	31,271,346	(3)
Total assets	870,326	77,393,897	(4)	4,011	76,527,582	(4)
Total liabilities	3,754,699	3,819,699		761,164	826,164
Stockholders’ equity	$(2,884,373)	$73,574,198	(5)	$(757,153)	$75,701,418	(5)

(1)	Includes $5,000,000 of cash from BioTime and $5,000,000 of cash from Romulus.
(2)	Includes $35,252,225, the estimated fair value of 8,902,077 BioTime common shares at $3.96 per share, the market closing price on June 28, 2013, the last trading day of the quarter ended June 30, 2013.
(3)	Includes (a) $15,967,556, the estimated fair value of the assets to be contributed to Asterias by BioTime other than cash, BioTime common shares, and BioTime Warrants, and (b) $15,303,790, the estimated fair value of the assets to be contributed to Asterias by Geron.
(4)	Includes $65,000, the amount payable to Geron as a license fee for the Telomerase Sublicense following close of the Asset Contribution.
(5)	Includes the par value of the Series A Shares and Series B Shares to be issued, and additional paid in capital consisting of the amount of cash and value of assets to be contributed to Asterias by Romulus, BioTime, and Geron, as described in notes (1) through (3) above. Stockholders’ equity also includes an adjustment for the $65,000 license fee that will be paid under the Telomerase Sublicense.

In accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), the total purchase consideration paid by Asterias for the assets to be contributed by BioTime and Geron will be allocated to the net tangible and identifiable intangible assets acquired, and liabilities assumed, based on the expected estimated fair values of those assets on the closing of the Asset Contribution. Asterias expects to amortize intangible assets over an estimated useful life of 10 years on a straight line basis.  See Note 2 to Financial Statements.

RISK FACTORS

An investment in our shares and warrants involves a high degree of risk.  You should consider the following risk factors, together with the risks, uncertainties and assumptions discussed elsewhere in this prospectus.  There may be other factors that are not mentioned here or of which we are not presently aware that could also affect our business operations and prospects.

Risks Related to Our Business Operations

We are a newly organized, development stage company in the start-up phase, and we have not yet commenced our primary product development programs

We were incorporated on September 24, 2012 for the purpose of acquiring hES and iPS technology and related assets.  On January 4, 2013, we entered into the Asset Contribution Agreement with BioTime and Geron pursuant to which we will acquire certain assets, including the patent portfolio built by Geron in its stem cell programs prior to Geron’s discontinuation of those programs during November 2011.  Our initial product development programs will be based on the results of some of Geron’s discontinued programs, though we may make changes to the scope and focus of the programs that we conduct.  However, we will not be able to commence work on those programs until the consummation of the Asset Contribution, which is expected to occur on or shortly after the date of this prospectus.

We have a history of operating losses and negative cash flows

Since our inception in September 2012, we have incurred operating losses and negative cash flow, and we expect to continue to incur losses and negative cash flow in the future.  Since inception, we have received funding from BioTime for our formation and operating costs and we expect to continue to receive such funding from BioTime until the consummation of the Asset Contribution.  BioTime will be entitled to receive a dollar for dollar credit toward the payment of the $5,000,000 BioTime Cash Contribution for funds loaned to us or paid to cover our expenses.

Failure to attract and retain skilled personnel and key relationships could impair our research and drug development efforts

Our operations are still in the start-up stage and we have only 16 employees, some of whom are currently working for us on a part-time basis.  We will need to recruit and hire additional qualified research scientists, laboratory technicians, clinical development, and management personnel promptly after the Asset Contribution.  Competition for these types of personnel is intense and we may experience delays in hiring the qualified people that we need.  The inability to attract and retain sufficient qualified management, scientific, or technical personnel may significantly delay or prevent the achievement of our drug development and other business objectives and could have a material adverse effect on our business, operating results and financial condition.  We will initially rely on BioTime to provide financial accounting management and personnel, and to assist us in formulating our research and development strategy and executing our product development plans.  We will also rely on consultants and advisors who are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to perform services for us.

Because our choice and prioritization of products for development from the Contributed Geron Assets, and the cost and developmental time required to develop any of them, is not presently determinable, investors will not be able to evaluate our initial product development programs.

We have not yet determined which products we will seek to develop or the order of priority in which we will commence our product development efforts, due to many factors including the following:

•	the functional state of the transferred cells, cell lines and other biological reagents cannot be determined until they are transferred to us upon completion of the Asset Contribution and are then tested in an appropriate laboratory setting by qualified scientific personnel using validated equipment, which may not be completed for three to six months after the Asset Contribution;

•	we will need to complete an analysis of third party competitive and alternative technology that, for example, may provide superior methods of manufacturing the cell types listed above. Alternative technology, if it exists, may or may not be available for in-licensing, and could potentially affect our choice of products to develop;

•	we and BioTime will need to complete an analysis of products and technologies being developed by BioTime and its other subsidiaries to determine whether any of those products or technologies may enhance or be substituted for any of the acquired Geron cell lines or technologies;

•	the inherent uncertainty of laboratory research and any clinical trials that we may conduct;

•	the amount of capital that we will have for our development programs, including potential sources of additional capital through research grants or collaborations with third parties;

•	the availability and recruitment of qualified personnel to carry out the analyses and evaluations described above;

•	the views of the United States Food and Drug Administration (FDA) and comparable foreign regulatory agencies on the pre-clinical product characterization studies required to file an Investigational New Drug Application (IND) in order to initiate human clinical testing of potential therapeutic products.

We will spend a substantial amount of our capital on research and development but we might not succeed in developing products and technologies that are useful in medicine

•	The product development work we plan to do is costly, time consuming and uncertain as to its results.

•	We will attempt to develop new medical products and technologies that might not prove to be safe and efficacious in human medical applications. Many of the products and technologies that we will seek to develop have not been applied in human medicine and have only been used in laboratory studies in vitro or in animals. Only two of the products that we will acquire have been used in clinical trials, but those were early stage trials involving only a small number of patients.

•	If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money.

The amount and pace of research and development work that we can do or sponsor, and our ability to commence and complete clinical trials required to obtain FDA and foreign regulatory approval of our pharmaceutical products, depends upon the amount of money available to us.

•	We may have to limit our laboratory research and development work based on the amount of our cash resources.

•	Although we expect to receive $5 million in cash from Romulus and $5 million in cash from BioTime and 8,902,077 BioTime common shares that we may sell from time to time to raise funds for our operations, there can be no assurance that we will be able to raise additional funds on favorable terms or at all, or that any funds raised will be sufficient to permit us to develop and market our products and technology. Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, even if we make progress in our research and development projects.

We might need to issue additional equity or debt securities in order to raise additional capital needed to pay our operating expenses

•	We plan to incur substantial research and product development expenses, and we will need to raise additional capital to pay operating expenses until we are able to generate sufficient revenues from product sales, royalties, and license fees.

•	It is likely that additional sales of equity or debt securities will be required in the future to meet our short-term capital needs, unless we receive substantial research grants and revenues from the sale of products or we are successful in licensing or sublicensing the technology that we develop or acquire from Geron or others and we receive substantial licensing fees and royalties.

•	Sales of additional equity securities could result in the dilution of the interests of present shareholders.

The condition of the cells, cell lines and other biological materials that we will acquire from Geron could impact the time and cost of commencing our research and product development programs, but the condition of those materials cannot be evaluated prior to completion of the Asset Contribution

The cells, cell lines and other biological materials that we will acquire are being stored under cryopreservation protocols intended to preserve their functionality.  However, the functional condition of those materials cannot be certified until they are transferred to us upon completion of the Asset Contribution and are then tested in an appropriate laboratory setting by qualified scientific personnel using validated equipment, which may not be completed for at least three to six months after the Asset Contribution.

To the extent that cells are not sufficiently functional for our purposes, we would need to incur the time and expense of regenerating cell lines from cell banks, or regenerating cell banks from feeder cells, which could delay and increase the cost of our research and development work.

Sales of the products we may develop may be adversely impacted by the availability of competing products

•	In order to compete with other products, particularly those that sell at lower prices, our products will have to provide medically significant advantages.

•	Physicians and hospitals may be reluctant to try a new product due to the high degree of risk associated with the application of new technologies and products in the field of human medicine.

•	There also is a risk that our competitors may succeed at developing safer or more effective products that could render our products and technologies obsolete or noncompetitive.

If we fail to enter into and maintain successful strategic alliances for our therapeutic product candidates, we may have to reduce or delay our product development or increase our expenditures

An important element of our strategy for developing, manufacturing and commercializing our therapeutic product candidates will be entering into strategic alliances with pharmaceutical companies or other industry participants to advance our programs and enable us to maintain our financial and operational capacity.  We will face significant competition in seeking appropriate alliances.  We may not be able to negotiate alliances on acceptable terms, if at all.   If we fail to create and maintain suitable alliances, we may have to limit the size or scope of, or delay, one or more of our product development or research programs, or we will have to increase our expenditures and will need to obtain additional funding, which may be unavailable or available only on unfavorable terms.

If we are able to enter into product development and marketing arrangements with pharmaceutical companies, we may license product development, manufacturing, and marketing rights to the pharmaceutical company or to a joint venture company formed with the pharmaceutical company.  Under such arrangements we might receive only a royalty on sales of the products developed or an equity interest in a joint venture company that develops the product.  As a result, our revenues from the sale of those products may be substantially less than the amount of revenues and gross profits that we might receive if we were to develop, manufacture, and market the products ourselves.

Our products may be difficult and expensive to manufacture on a commercial scale

•	hES cells have only been produced on a small scale and not in quantities and at levels of purity and viability that will be needed for wide scale commercialization. If we are successful in developing products that consist of hES cells or other cells or products derived from hES or other cells, we will need to develop, alone or in collaboration with one or more pharmaceutical companies or contract manufacturers, technology for the commercial production of those products.

•	Our hES cell or other cell based products are likely to be more expensive to manufacture on a commercial scale than most other drugs on the market today. The high cost of manufacturing a product will require that we charge our customers a high price for the product in order to cover our costs and earn a profit. If the price of our products is too high, hospitals and physicians may be reluctant to purchase our products, especially if lower priced alternative products are available, and we may not be able to sell our products in sufficient volumes to recover our costs of development and manufacture or to earn a profit.

We do not have our own marketing, distribution, and sales resources for the commercialization of any products that we might successfully develop

•	If we are successful in developing marketable products, we will need to build our own marketing, distribution, and sales capability for our products, which would require the investment of significant financial and management resources, or we will need to find collaborative marketing partners, independent sales representatives, or wholesale distributors for the commercial sale of our products.

•	If we market products through arrangements with third parties, we may pay sales commissions to sales representatives or we may sell or consign products to distributors at wholesale prices. As a result, our gross profit from product sales may be lower than it would be if we were to sell our products directly to end users at retail prices through our own sales force.

•	There can be no assurance that we will able to negotiate distribution or sales agreements with third parties on favorable terms to justify our investment in our products or achieve sufficient revenues to support our operations.

We do not have the ability to independently conduct clinical trials required to obtain regulatory approvals for our drug candidates

We will need to rely on third parties, such as contract research organizations, data management companies, contract clinical research associates, medical institutions, clinical investigators and contract laboratories to conduct any clinical trials that we may undertake for our products.  We may also rely on third parties to assist with our preclinical development of drug candidates.  If we outsource clinical trials we may be unable to directly control the timing, conduct and expense of our clinical trials.  If we enlist third parties to conduct clinical trials and they fail to successfully carry out their contractual duties or regulatory obligations or fail to meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our drug candidates.

We will assume certain obligations and potential liabilities with regard to clinical trials conducted by Geron

Under the Asset Contribution Agreement, we will assume Geron’s obligations to obtain information and prepare reports about the health of patients who participated in clinical trials of Geron’s GRNOPC1 cell replacement therapy for spinal cord damage and its GRNVAC1 immunological therapy for certain cancers.  Although the future cost of patient health information gathering and reporting is not presently determinable, we do not expect that the cost will be material to our financial condition.

We will also assume any liabilities to those patients that might arise as result of any injuries they may have incurred as a result of their participation in the clinical trials.  We are not aware of any claims by patients alleging injuries suffered as a result of the Geron clinical trials, but if any claims are made and if liability can be established, the amount of any liability that we may incur, depending upon the nature and extent of any provable injuries incurred, could exceed any insurance coverage we may obtain and the amount of the liability could be material to our financial condition.

Our business could be adversely affected if we lose the services of the key personnel upon whom we depend

Our stem cell research program will be directed primarily by our Chief Executive Officer Dr. Thomas Okarma and by our President of Research and Development, Dr. Jane S. Lebkowski.  The loss of the services of Dr. Okarma or Dr. Lebkowski could have a material adverse effect on us.

Our business and operations could suffer in the event of system failures

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures.  Such events could cause interruption of our operations.  For example, the loss of data for our product candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs.  To the extent that any disruption or security breach was to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Failure of our internal control over financial reporting could harm our business and financial results

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the U.S.  Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.  Our growth and entry into new products, technologies and markets will place significant additional pressure on our system of internal control over financial reporting.  Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

We will initially rely in part on financial systems maintained by BioTime and upon services provided by BioTime personnel.  BioTime will allocate certain expenses among itself, us, and BioTime’s other subsidiaries, which creates a risk that the allocations may not accurately reflect the benefit of an expenditure or use of financial or other resources by us, BioTime as our parent company, and the BioTime subsidiaries among which the allocations are made.

Risks Related to Our Industry

We will face certain risks arising from regulatory, legal, and economic factors that affect our business and the business of other pharmaceutical development companies.  Because we are a small company with limited revenues and limited capital resources, we may be less able to bear the financial impact of these risks than larger companies that have substantial income and available capital.

If we do not receive FDA and other regulatory approvals we will not be permitted to sell our pharmaceutical products

The pharmaceutical products that we develop cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use.  To date, long-term safety and efficacy has not been demonstrated in clinical trials for any of our drug candidates. The need to obtain regulatory approval to market a new product means that:

•	we will have to conduct expensive and time consuming clinical trials of new products. The full cost of conducting and completing clinical trials necessary to obtain FDA and foreign regulatory approval of a new product cannot be presently determined, but could exceed our current financial resources.

•	clinical trials and the regulatory approval process for a pharmaceutical product can take several years to complete. As a result, we will incur the expense and delay inherent in seeking FDA and foreign regulatory approval of new products, even if the results of clinical trials are favorable.

•	data obtained from preclinical and clinical studies is susceptible to varying interpretations that could delay, limit, or prevent regulatory agency approvals. Delays in the regulatory approval process or rejections of an application for approval of a new drug may be encountered as a result of changes in regulatory agency policy.

•	because the therapeutic products we plan to develop with hES and iPS technology involve the application of new technologies and approaches to medicine, the FDA or foreign regulatory agencies may subject those products to additional or more stringent review than drugs or biologicals derived from other technologies.

•	a product that is approved may be subject to restrictions on use.

•	the FDA can recall or withdraw approval of a product if problems arise.

•	we will face similar regulatory issues in foreign countries.

Clinical trial failures can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of our current or future drug candidates

Clinical trial failures or delays can occur at any stage of the trials, and may be directly or indirectly caused by a variety of factors, including but not limited to:

•	delays in securing clinical investigators or trial sites for our clinical trials;

•	delays in obtaining Institutional Review Board (“IRB”) and other regulatory approvals to commence a clinical trial;

•	slower than anticipated rates of patient recruitment and enrollment, or failing to reach the targeted number of patients due to competition for patients from other trials;

•	limited or no availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third party payors for the use of agents used in our clinical trials;

•	negative or inconclusive results from clinical trials;

•	unforeseen side effects interrupting, delaying, or halting clinical trials of our drug candidates, and possibly resulting in the FDA or other regulatory authorities denying approval of our drug candidates;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	approval and introduction of new therapies or changes in standards of practice or regulatory guidance that render our clinical trial endpoints or the targeting of our proposed indications obsolete;

•	inability to monitor patients adequately during or after treatment or problems with investigator or patient compliance with the trial protocols;

•	inability to replicate in large controlled studies safety and efficacy data obtained from a limited number of patients in uncontrolled trials;

•	inability or unwillingness of medical investigators to follow our clinical protocols; and

•	unavailability of clinical trial supplies.

Government imposed bans or restrictions, and religious, moral and ethical concerns on the use of hES cells could prevent us from developing and successfully marketing stem cell products

•	Government imposed bans or restrictions on the use of embryos or hES cells research and development in the United States and abroad could generally constrain stem cell research thereby limiting the market and demand for our products. During March 2009, President Obama lifted certain restrictions on federal funding of research involving the use of hES cells, and in accordance with President Obama’s executive order, the National Institutes of Health has adopted new guidelines for determining the eligibility of hES cell lines for use in federally funded research. The central focus of the proposed guidelines is to assure that hES cells used in federally funded research were derived from human embryos that were created for reproductive purposes, were no longer needed for this purpose, and were voluntarily donated for research purposes with the informed written consent of the donors. hES cells that were derived from embryos created for research purposes rather than reproductive purposes, and other hES cells that were not derived in compliance with the guidelines, are not eligible for use in federally funded research.

•	California law requires that stem cell research be conducted under the oversight of a stem cell research oversight (SCRO) committee. Many kinds of stem cell research, including the derivation of new hES cell lines, may only be conducted in California with the prior written approval the SCRO. A SCRO could prohibit or impose restrictions on the research we plan to do.

•	The use of hES cells gives rise to religious, moral and ethical issues regarding the appropriate means of obtaining the cells and the appropriate use and disposal of the cells. These considerations could lead to more restrictive government regulations or could generally constrain stem cell research thereby limiting the market and demand for our products.

If we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could limit opportunities for us to generate revenues by licensing our technology and selling products

•	Our success will depend in part on our ability to obtain and enforce patents and maintain trade secrets in the United States and in other countries. If we are unsuccessful in obtaining and enforcing patents, our competitors could use our technology and create products that compete with our products, without paying license fees or royalties to us.

•	The preparation, filing, and prosecution of patent applications can be costly and time consuming. Our limited financial resources may not permit us to pursue patent protection of all of our technology and products throughout the world.

•	Even if we are able to obtain issued patents covering our technology or products, we may have to incur substantial legal fees and other expenses to enforce our patent rights in order to protect our technology and products from infringing uses. We may not have the financial resources to finance the litigation required to preserve our patent and trade secret rights.

There is no certainty that our pending or future patent applications will result in the issuance of patents

•	In the Asset Contribution we will acquire patent applications for technology that Geron developed, and we will obtain licenses for a number of patent applications covering technology developed by others that we believe will be useful in producing new products, and which we believe may be of commercial interest to other companies that may be willing to sublicense the technology for fees or royalty payments. We may also file new patent applications in the future seeking patent protection for new technology or products that we develop ourselves or jointly with others. However, there is no assurance that any of the patent applications that we acquire or any licensed patent applications or any future patent applications that we may file in the United States or abroad will result in the issuance of patents.

•	In Europe, the European Patent Convention prohibits the granting of European patents for inventions that concern "uses of human embryos for industrial or commercial purposes." The European Patent Office is presently interpreting this prohibition broadly, and is applying it to reject patent claims that pertain to human embryonic stem cells. However, this broad interpretation is being challenged through the European Patent Office appeals system. As a result, we do not yet know whether or to what extent we will be able to obtain patent protection for our human embryonic stem cell technologies in Europe.

•	The recent Supreme Court decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc., will need to be considered if we attempt to develop diagnostic methods, since the Court denied patent protection for the use of a mathematical correlation of the presence of a well-known naturally occurring metabolite as a means of determining proper drug dosage. The claims in the contested patents that were the subject of the Supreme Court decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc. were directed to measuring the serum level of a drug metabolite and adjusting the dosing regimen of the drug based on the metabolite level. The Supreme Court said that a patent claim that merely claimed a correlation between the blood levels of a drug metabolite and the best dosage of the drug was not patentable subject matter because it did no more than recite a correlation that occurs in nature. Natural phenomena alone have been held by the courts to be unpatentable subject matter. Although we do not expect that the development of similar diagnostic products will be a significant part of our business, the holding in Mayo Collaborative Services v. Prometheus Laboratories, Inc. may limit our ability to obtain patent protection on diagnostic methods that merely recite a correlation between a naturally occurring event and a diagnostic outcome associated with that event.

The process of applying for and obtaining patents can be expensive and slow

•	The preparation and filing of patent applications, and the maintenance of patents that are issued, may require substantial time and money.

•	A patent interference proceeding may be instituted with the U.S. Patent and Trademark Office (the “PTO”) when more than one person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent. At the completion of the interference proceeding, the PTO will determine which competing applicant is entitled to the patent, or whether an issued patent is valid. Patent interference proceedings are complex, highly contested legal proceedings, and the PTO’s decision is subject to appeal. This means that if an interference proceeding arises with respect to any of our patent applications, we may experience significant expenses and delay in obtaining a patent, if the outcome of the proceeding is unfavorable to us, the patent could be issued to a competitor rather than to us.

•	A derivation proceeding may be instituted by the PTO or an inventor alleging that a patent or application was derived from the work of another inventor.

•	Post Grant Review under the new America Invents Act will make available opposition-like proceedings in the United States. As with the PTO interference proceedings, Post Grant Review proceedings will be very expensive to contest and can result in significant delays in obtaining patent protection or can result in a denial of a patent application.

•	Oppositions to the issuance of patents may be filed under European patent law and the patent laws of certain other countries. As with the PTO interference proceedings, these foreign proceedings can be very expensive to contest and can result in significant delays in obtaining a patent or can result in a denial of a patent application.

We will assume Geron’s appeal of two adverse patent rulings, and if the appeal is not successful, we may not realize value from the Geron patent applications at issue in the appeal and might be precluded from developing therapies to treat certain diseases, such as diabetes.

At the closing of the Asset Contribution, we will be substituted for Geron as a party in interest in an appeal filed by Geron in the United States District Court for the Northern District of California on September 13, 2012, appealing two adverse rulings in favor of ViaCyte, Inc. by the United States Patent and Trademark Office’s Board of Patent Appeals and Interferences.  These rulings related to interference proceedings involving patent filings relating to definitive endoderm cells.  Geron had requested that the Board of Patent Appeals and Interferences declare this interference after ViaCyte was granted patent claims that conflicted with subject matter Geron filed in a patent application having an earlier priority date.  Those Geron patent applications are among the patent assets that Geron will contribute to us.  We will assume all liabilities relating to the ViaCyte Appeal and the related interference proceedings, including the costs of litigation, other than expenses incurred by Geron prior to the closing of the Asset Contribution.  Appeals of this nature may involve costly and time-consuming legal proceedings.

If we are not successful in the Viacyte appeal, Viacyte would retain its patent claims directed to definitive endoderm.  Definitive endoderm is an early pre-cursor of numerous cell types including liver and β-cells of the pancreas that could potentially treat diabetes, and it is likely that the derivation of any of the endodermal lineage cells from embryonic stem cells would necessarily pass through the definitive endoderm stage.  As a result, we would be unable to develop and commercialize those cell types without a license from Viacyte, and we may be unable to realize value from the Geron patent applications at issue in the appeal.

We may be subject to patent infringement claims that could be costly to defend, which may limit our ability to use disputed technologies, and which could prevent us from pursuing research and development or commercialization of some of our products, require us to pay licensing fees to have freedom to operate and/or result in monetary damages or other liability for us

The success of our business will depend significantly on our ability to operate without infringing patents and other proprietary rights of others.  If the technology that we use infringes a patent held by others, we could be sued for monetary damages by the patent holder or its licensee, or we could be prevented from continuing research, development, and commercialization of products that rely on that technology, unless we are able to obtain a license to use the patent.  The cost and availability of a license to a patent cannot be predicted, and the likelihood of obtaining a license at an acceptable cost would be lower if the patent holder or any of its licensees is using the patent to develop or market a product with which our product would compete.  If we could not obtain a necessary license, we would need to develop or obtain rights to alternative technologies, which could prove costly and could cause delays in product development, or we could be forced to discontinue the development or marketing of any products that were developed using the technology covered by the patent.

Our patents may not protect our products from competition

Through the Asset Contribution, we will acquire patents and patent applications filed in the United States, Canada, the European Union countries, and in other foreign countries for a variety of hES and iPS technologies.

•	We might not be able to obtain any additional patents, and any patents that we do obtain might not be comprehensive enough to provide us with meaningful patent protection.

•	There will always be a risk that our competitors might be able to successfully challenge the validity or enforceability of any patent issued to us.

•	In addition to interference proceedings, the PTO can reexamine issued patents at the request of a third party seeking to have the patent invalidated. This means that patents owned or licensed by us may be subject to reexamination and may be lost if the outcome of the reexamination is unfavorable to us. Our patents may be subject to inter partes review (replacing the reexamination proceeding), a proceeding in which a third party can challenge the validity of one of our patents.

If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends

Our business will depend in part on several technologies that are based in part on technology licensed from third parties.  Those third-party license agreements impose obligations on us, including payment obligations and obligations to pursue development of commercial products under the licensed patents or technology.  If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights.  During the period of any such litigation our ability to carry out the development and commercialization of potential products, and our ability to raise capital, could be significantly and negatively affected.  If our license rights were restricted or ultimately lost, we would not be able to continue to use the licensed technology in our business.

The price and sale of our products may be limited by health insurance coverage and government regulation

Success in selling our pharmaceutical products may depend in part on the extent to which health insurance companies, HMOs, and government health administration authorities such as Medicare and Medicaid will pay for the cost of the products and related treatment.  Until we actually introduce a new product into the medical market place we will not know with certainty whether adequate health insurance, HMO, and government coverage will be available to permit the product to be sold at a price high enough for us to generate a profit.  In some foreign countries, pricing or profitability of health care products is subject to government control which may result in low prices for our products.  In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.

Risks Related to Our Relationship With BioTime

We are, and after the Asset Contribution we will continue to be, a subsidiary of BioTime.

Upon completion of the Asset Contribution, BioTime will own at least approximately 71.6% of our issued and outstanding shares of common stock as a whole, and will also hold warrants that, if exercised, would increase its ownership by approximately 2.2%.  This means that BioTime will have the voting power, through its ownership of Series B Shares, to elect our entire Board of Directors and to control our management.

BioTime could cause corporate actions to be taken even if the interests of BioTime conflict with the interests of our other shareholders.  This concentration of voting power could have the effect of deterring or preventing a change in control that might be beneficial to our other shareholders.

As the majority shareholder, BioTime will have the voting power to approve or disapprove any matter or corporate transaction presented to our shareholders for approval, including but not limited to

•	any amendment of our certificate of incorporation or bylaws;

•	any merger or consolidation of us with another company;

•	any recapitalization or reorganization of our capital stock;

•	any sale of assets or purchase of assets; or

•	a corporate dissolution or a plan of liquidation of our business.

We will initially rely upon BioTime for certain services and resources

Although we will have our own research facilities, scientific personnel, and some management personnel, we will initially rely on BioTime to provide certain management and administrative services, including patent prosecution, certain legal services, accounting, financial management, and controls over financial accounting and reporting.  We will enter into a Shared Facilities and Services Agreement (“Shared Facilities Agreement”) with BioTime under which we will agree to bear costs allocated to us by BioTime for the use of BioTime human resources and for services and materials provided for our benefit by BioTime.  We will pay BioTime 105% of its costs of providing personnel and services to us, and for any use of its facilities by us, including an allocation of general overhead based on that use.  We may also share the services of some research personnel with BioTime.

If BioTime’s human resources and facilities are not sufficient to serve both BioTime’s needs and ours, we will have to hire additional personnel of our own, either on a full-time or part-time basis, as employees or as consultants, and the cost of doing so could be greater than the costs that would be allocated to us by BioTime.  Also, any new personnel that we may need to hire may not be as familiar with our business or operations as BioTime’s personnel, which means that we would incur the expense and inefficiencies related training new employees or consultants.

A majority of our directors are also directors of BioTime

Three of the four members of our Board of Directors also serve on the BioTime Board of Directors, and also serve on the Boards of Directors of one or more of BioTime’s other subsidiaries.  This commonality of directors means that we will not have a Board of Directors making business decisions on our behalf independent from BioTime.  Even those of our directors who do not serve on the BioTime Board of Directors will be elected to our Board of Directors by BioTime, and they may be removed from our Board by BioTime, as the majority shareholder.

Conflicts of interest may arise from our relationship with BioTime

Our relationship with BioTime could give rise to certain conflicts of interest that could have an impact on our research and development programs, business opportunities, and operations generally.

•	We and BioTime or any of its other subsidiaries may determine to engage in research and development of the same or similar products or technologies, or products that would otherwise compete in the market place. Even if we utilize different technologies than BioTime or its other subsidiaries, we could find ourselves in competition with them for research scientists, financing and other resources, licensing, manufacturing, and distribution arrangements, and for customers if we and BioTime or another BioTime subsidiary both bring products to market.

•	Because we will be a subsidiary of BioTime, BioTime could prevent us from engaging in research and development programs, investments, business ventures, or agreements to develop, license, or acquire products or technologies that would or might compete with those owned, licensed, or under development by BioTime or any of its other subsidiaries.

•	BioTime may determine that some of our patents or technology would be useful in its business or that of another BioTime subsidiary, and BioTime or another BioTime subsidiary may hold patents or technology that we may determine would be useful in our business. In such cases we may enter into license or sublicense agreements with BioTime or another BioTime subsidiary for the use of such patents or technology. Conflicts of interest will arise in determining the scope and financial terms of any such licenses or sublicenses, including the fields of use permitted, licensing fees, and royalties, if any, and other matters.

•	BioTime and its other subsidiaries will engage for their own accounts in research and product development programs, investments, and business ventures, and we will not be entitled to participate or to receive an interest in those programs, investments, or business ventures. BioTime and its other subsidiaries will not be obligated to present any particular research and development, investment, or business opportunity to us, even if the opportunity would be within the scope of our research and development plans or programs, business objectives, or investment policies. These opportunities may include, for example, opportunities to acquire businesses or assets, including but not limited to patents and other intellectual property that could be used by us or by BioTime or by any of BioTime’s other subsidiaries. Our respective boards of directors will have to determine which company should pursue those opportunities, taking into account relevant facts and circumstances at the time, such as the financial and other resources of the companies available to acquire and utilize the opportunity, and the best “fit” between the opportunity and the business and research and development programs of the companies. However, since BioTime will have the ultimate power to elect the members of our Board of Directors, BioTime may have the ultimate say in decision making with respect to the allocation of opportunities.

•	If we enter into any patent or technology license or sublicense, or any other agreement with BioTime or with another BioTime subsidiary, the BioTime companies that are parties to the agreement may have a conflict of interest in determining how and when they should enforce their rights under the agreement if the other BioTime company that is a party were to default or otherwise fail to perform any of its obligations under the agreement.

•	One of our significant assets will be the 8,902,077 BioTime common shares that we will acquire in the Asset Contribution. We expect to sell the BioTime common shares from time to time, or to pledge those shares as collateral for loans, to raise capital to finance our operations. Because a sale of those shares could have a depressing effect on the market value of BioTime common shares, BioTime will have a continuing interest in the number of shares we sell, the prices at which we sell the shares, and time and manner in which the shares are sold. Further, we may need or find it desirable to sell BioTime common shares at the same time as BioTime, or other BioTime subsidiaries that hold BioTime common shares, also desire to sell some of their BioTime common shares. Concurrent sales of BioTime common shares by us, BioTime, or other BioTime subsidiaries could have a depressing effect on the market price of the BioTime common shares, lowering the price at which we and they are able to sell BioTime common shares and resulting in lower net proceeds from the sales. We plan to coordinate any future sales of our BioTime common shares with BioTime and its other subsidiaries in order to provide an orderly and controlled process for raising capital through the sale of BioTime shares. This will include an agreement as to the number of shares to be sold, the time period or “market window” for selling shares, the use of a common securities broker-dealer, and a fair allocation of net sales based on average sales prices during any trading day on which we and they sell BioTime shares.

•	Each conflict of interest will be resolved by our respective boards of directors in keeping with their fiduciary duties and such policies as they may implement from time to time. However, the terms and conditions of patent and technology licenses and other agreements between us and BioTime or other BioTime subsidiaries will not be negotiated on an arm’s-length basis due to BioTime’s ownership of a controlling interest in us and due to the commonality of directors serving on our respective boards of directors.

Risks Related to Our Dependence on Third Parties

We may become dependent on possible future collaborations to develop and commercialize many of our product candidates and to provide the regulatory compliance, sales, marketing and distribution capabilities required for the success of our business.

We may enter into various kinds of collaborative research and development and product marketing agreements to develop and commercialize our products.  The expected future milestone payments and cost reimbursements from collaboration agreements could provide an important source of financing for our research and development programs, thereby facilitating the application of our technology to the development and commercialization of our products, but there are risks associated with entering into collaboration arrangements.

There is a risk that we could become dependent upon one or more collaborative arrangements for product development or as a source of revenues from the sale of any products that may be developed by us alone or through one of the collaborative arrangements.  A collaborative arrangement upon which we might depend might be terminated by our collaboration partner or they might determine not to actively pursue the development or commercialization of our products.  A collaboration partner also may not be precluded from independently pursuing competing products and drug delivery approaches or technologies.

There is a risk that a collaboration partner might fail to perform its obligations under the collaborative arrangements or may be slow in performing its obligations.  In addition, a collaboration partner may experience financial difficulties at any time that could prevent it from having available funds to contribute to the collaboration.  If a collaboration partner fails to conduct its product development, commercialization, regulatory compliance, sales and marketing or distribution activities successfully and in a timely manner, or if it terminates or materially modifies its agreements with us, the development and commercialization of one or more product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

We have no experience in marketing, selling or distributing products, and we may need to rely on marketing partners or contract sales companies.

Even if we are able to develop our products and obtain necessary regulatory approvals, we have no experience or capabilities of our own in marketing, selling or distributing any of the pharmaceutical products that we plan to develop.  Accordingly, we will be dependent on our ability to build our own marketing and distribution capability for our products, which would require the investment of significant financial and management resources, or we will need to find collaborative marketing partners or contract sales companies for commercial sale of those products.  Even if we find a potential marketing partner, of which there can be no assurance, we may not be able to negotiate a licensing or marketing contract on favorable terms to justify our investment or achieve adequate revenues.

Risks Pertaining to Our Series A Shares

Ownership of our Series A Shares will entail certain risks associated with the volatility of prices for our shares and the fact that we do not pay dividends on our common stock.

There is no existing public market for our Series A Shares or any of our other securities

There is presently no existing public market for our Series A Shares or any other class of our capital stock or other securities, and there is no assurance that a public market for our Series A Shares will arise or be sustained after the Series A Distribution.  We plan to arrange for the trading of the Series A Shares on the OTC Bulletin Board upon completion of the Series A Distribution.  Trading on the OTC Bulletin Board may provide less liquidity than trading on a national securities exchange such as the NYSE MKT or the Nasdaq Stock Market.  Due to the lack of a trading market for the Series A Shares at this time, we cannot demonstrate that our Series A Shares meet the minimum market price required for listing on a national securities exchange.  If trading in the Series A Shares on the OTC Bulletin Board establishes a sustained market price at or above the minimum price required for listing on a national securities exchange, we may apply for exchange listing of the Series A Shares, provided that we can also meet the other initial listing criteria at that time.  There is no assurance that a national securities exchange will accept or approve our listing application.

Because we are engaged in the development of pharmaceuticals and stem cell research products, the price of our Series A Shares may rise and fall rapidly

•	The market price of our Series A Shares, like that of the shares of many biotechnology companies, may be highly volatile.

•	The price of our Series A Shares may rise rapidly in response to certain events, such as the commencement of clinical trials of an experimental new drug, even though the outcome of those trials and the likelihood of ultimate FDA approval remain uncertain.

•	Similarly, prices of our Series A Shares may fall rapidly in response to certain events such as unfavorable results of clinical trials or a delay or failure to obtain FDA approval.

•	The failure of our earnings to meet analysts’ expectations could result in a significant rapid decline in the market price of our Series A Shares.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale

Sales of substantial amounts of our common stock in the public market following the Series A Distribution, or the perception that those sales could occur, could cause the market price of our Series A Shares to decline.  Sales of substantial amounts of common stock could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

The 6,537,779 Series A Shares that will be distributed to Geron’s stockholders in the Series A Distribution will be immediately tradable without restriction.  We have agreed to register for sale under the Securities Act the 2,136,000 Series B Shares that will be sold to Romulus, and up to 350,000 additional Series B Shares that Romulus may acquire by exercising its warrants, and the Series A Shares into which Romulus’s Series B Shares may be converted in the future. The consummation of the Asset Contribution is not contingent upon the registration of the Series B Shares and warrants to be issued to Romulus.  We have agreed to file a registration statement covering those Series B Shares and warrants promptly after the date on which we become eligible to register those securities on Form S-3.  Under the rules for the use of Form S-3, the earliest date on which we will become eligible to register securities in a secondary offering on Form S-3 will be 12 months after the registration statement of which this prospectus is a part becomes effective under the Securities Act.

BioTime has advised us that it has no present plan or arrangement to sell or otherwise distribute the 21,773,340 Series B Shares or 3,150,000 warrants it receives in exchange for assets under the Asset Contribution Agreement, or the Series B Shares that it may receive if it exercises its warrants.  However, BioTime reserves the right to sell its Series B Shares, or Series A Shares into which its Series B Shares may be converted, and warrants in the future.

Current economic and stock market conditions may adversely affect the price of our Series A Shares

The stock market has been experiencing extreme price and volume fluctuations which have affected the market price of the equity securities without regard to the operating performance of the issuing companies.  Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of Series A Shares.

Because we do not pay dividends, our Series A Shares may not be a suitable investment for anyone who needs to earn dividend income

We do not pay cash dividends on our common stock.  For the foreseeable future we anticipate that any earnings generated in our business will be used to finance the growth of our business and will not be paid out as dividends to our shareholders.  This means that our Series A Shares may not be a suitable investment for anyone who needs to earn income from their investments.

The price of our Series A Shares, and the value of our assets, will be affected by changes in the value of the BioTime common shares that we own

•	We will receive 8,902,077 BioTime common shares in the Asset Contribution. The value of our common stock, including the Series A Shares, will reflect, in part, the value of the BioTime common shares that we hold. The value of the BioTime common shares we hold will vary with the price at which BioTime common shares trade in the public market. The market price of BioTime common shares will be impacted by a number of factors, including the results of BioTime’s operations.

•	We may sell our BioTime common shares from time to time to raise capital for our operations. We expect that such sales will be done in “at-the-market” transactions in which we will sell shares on the NYSE MKT through one or more broker-dealers acting as our sales agent or as principals, or through block position sales, sales to market makers, or similar transactions in which the price per share that we receive will be based on the prevailing market price.

Securities analysts may not initiate coverage or continue to cover our Series A Shares, and this may have a negative impact on the market price of our stock

The trading market for our Series A Shares will depend, in part, on the research and reports that securities analysts publish about our business and our Series A Shares.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our Series A Shares.  If securities analysts do not cover our Series A Shares, the lack of research coverage may adversely affect the market price of those shares. If securities analysts do cover our Series A Shares, they could issue reports or recommendations that are unfavorable to the price of our shares, and they could downgrade a previously favorable report or recommendation, and in either case our share price could decline as a result of the report.  If one or more of these analysts ceases to cover our Series A Shares or fails to publish regular reports on our business, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present shareholders.  We are currently authorized to issue an aggregate of 150,000,000 shares of common stock, consisting of 75,000,000 Series A Shares and 75,000,000 Series B Shares.  We are also authorized to issue 5,000,000 shares of “blank check” preferred stock.  As of June 30, 2013, there were 51,700 Series B Shares outstanding, and we expect to issue 6,537,779 Series A Shares and an additional 23,909,340 Series B Shares through the Asset Contribution and the sale of Series B Shares to Romulus.  We will also reserve 3,500,000 Series B Shares for issuance upon the exercise of the warrants, and 4,500,000 Series B Shares for issuance under a stock option and stock purchase plan.   The Series B Shares will be convertible into Series A Shares after the completion of the Series A Distribution and the BioTime Warrants Distribution.

We may issue additional Series A Shares, Series B Shares, or other securities in order to raise additional capital, or in connection with hiring or retaining employees or consultants, or in connection with future acquisitions of licenses to technology or rights to acquire products, in connection with future business acquisitions, or for other business purposes.  The future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of our Series A Shares.

We may also issue 5,000,000 shares of preferred stock having rights, preferences, and privileges senior to the rights of our common stock with respect to dividends, rights to share in distributions of our assets if we liquidate our company, or voting rights.  Any preferred stock may also be convertible into Series A Shares or Series B Shares on terms that would be dilutive to holders of common stock.

Sales of certain Series A Shares in connection with the Series A Distribution may have a temporary impact on the market price of the Series A Shares.

In the Asset Contribution Agreement, Geron has agreed to distribute to its stockholders, on a pro rata basis, the Series A Shares it receives in the Asset Contribution.  Under the Asset Contribution Agreement, fractional shares will not be distributed and instead will be aggregated and sold and the proceeds of the sale will be distributed ratably to Geron stockholders who would otherwise be entitled to receive fractional shares.  Also, in lieu of distributing the Series A Shares in certain to-be-determined excluded jurisdictions where the number of Geron shares owned falls below a minimum threshold set in the Asset Contribution Agreement, the Series A Shares otherwise issuable to Geron stockholders residing there will be sold for cash and the net cash proceeds will be distributed ratably to them.  The sale of those Series A Shares could have a temporary depressing effect on the price at which Series A Shares trade in the market.

If our Series A Shares are not approved for listing on a national securities exchange they will be subject to the so-called “penny stock” rules that impose restrictive sales practice requirements

If we are unable to obtain approval from a national securities exchange to list our Series A Shares, those shares could become subject to the so-called “penny stock” rules if the shares have a market value of less than $5.00 per share.  The SEC has adopted regulations that define a penny stock to include any stock that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for stock traded on a national securities exchange.  The SEC regulations impose restrictive sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.  An accredited investor generally is a person whose individual annual income exceeded $200,000, or whose joint annual income with a spouse exceeded $300,000 during the past two years and who expects their annual income to exceed the applicable level during the current year, or a person with net worth in excess of $1,000,000, not including the value of the investor’s principal residence and excluding mortgage debt secured by the investor’s principal residence up to the estimated fair market value of the home, except that any mortgage debt incurred by the investor within 60 days prior to the date of the transaction shall not be excluded from the determination of the investor’s net worth unless the mortgage debt was incurred to acquire the residence.  For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale.  This means that if we are unable to list our Series A Shares on a national securities exchange, the ability of shareholders to sell their common shares in the secondary market could be adversely affected.

If a transaction involving a penny stock is not exempt from the SEC’s rule, a broker-dealer must deliver a disclosure schedule relating to the penny stock market to each investor prior to a transaction.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and its registered representative, current quotations for the penny stock, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer’s account and information on the limited market in penny stocks.

MARKET FOR OUR COMMON EQUITY

Series A Shares

We plan to arrange for the trading of the Series A Shares on the OTC Bulletin Board upon the completion of the Series A Distribution.  If trading in the Series A Shares on the OTC Bulletin Board establishes a sustained market price at or above the minimum price required for listing on a national securities exchange, we intend to apply for a listing of the Series A Shares on a national exchange if we can also meet the other initial listing criteria of a national exchange.

Prior to the Series A Distribution, there has been no public market for our Series A Shares or any of our other securities, including our Series B Shares and the warrants we plan to issue to BioTime and Romulus.  There can be no assurance that an active market for our Series A Shares will develop or, if a market does develop, that it will be sustained.

Dividend Policy

We have never declared any cash dividends with respect to our common stock.  For the foreseeable future we anticipate that any earnings generated in our business will be used to finance the growth of our business and will not be paid out as dividends to our shareholders.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2013 and December 31, 2012 and as adjusted to give effect to the sale of our common stock and warrants, and the application of the estimated net proceeds derived from the sale of such securities pursuant to the Asset Contribution Agreement and the Stock and Warrant Purchase Agreement.

	June 30, 2013		December 31, 2012
	Actual	As Adjusted(1)	Actual	As Adjusted(1)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; 5,000,000 shares authorized, as adjusted; none issued or outstanding	$—	$—	$—	$—
Common stock, $0.0001 par value, 150,000,000 shares authorized, 51,700 shares issued and outstanding, actual; 150,000,000 shares authorized, 30,498,819 shares issued and outstanding, as adjusted	5	3,050	5	3,050
Additional paid-in capital	74,174	87,527,558	51,735	87,505,119
Deficit accumulated during the development stage	(2,908,552)	(2,908,552)	(758,893)	(758,893)
Subscription receivable	(50,000)	(50,000)	(50,000)	(50,000)

Total stockholders’ equity (deficit)	$(2,884,373)	$84,572,056	$(757,153)	$86,699,276

Total capitalization	$(2,884,373)	$84,572,056	$(757,153)	$86,699,276

(1)	Includes the following cash and other assets to be contributed to Asterias by BioTime and Geron in the Asset Contribution or paid to Asterias by Romulus under the Stock and Warrant Purchase Agreement: (a) $5,000,000 of cash from BioTime; (b) $5,000,000 of cash from Romulus; (c) $35,252,225 as the estimated fair value of 8,902,077 BioTime common shares valued at $3.96 per share, the market closing price on June 28, 2013, the last trading day of the quarter ended June 30, 2013; (d) $10,932,858 as the estimated fair value of 8,000,000 BioTime Warrants based on a $5.00 exercise price, $3.96 closing price on June 28, 2013, a 3 year term, 61.79% volatility, and a 0.66% discounted rate; (e) $15,967,556 as the estimated fair value of the assets to be contributed to Asterias by BioTime other than cash, BioTime common shares, and BioTime Warrants; and (f) $15,303,790 as the estimated fair value of the assets to be contributed to Asterias by Geron. Excludes the $65,000 license fee payable by Asterias to Geron for the Telomerase Sublicense following close of the Asset Contribution.

In accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), the total purchase consideration paid by Asterias for the assets to be contributed by BioTime and Geron will be allocated to the net tangible and identifiable intangible assets acquired, and liabilities assumed, based on the expected estimated fair values of those assets on the closing of the Asset Contribution.  We expect to amortize intangible assets over the estimated useful life of 10 years on a straight line basis.  See Note 2 to Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to provide information necessary to understand our unaudited interim condensed financial statements for the three months ended June 30, 2013 and our audited consolidated financial statements for the period from September 24, 2012 (our date of inception) to December 31, 2012, and highlight certain other information which, in the opinion of management, will enhance a reader's understanding of our financial condition, changes in financial condition and results of operations.   These historical financial statements may not be indicative of our future performance.  This Management's Discussion and Analysis of Financial Condition and Results of Operations contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risks described throughout this filing, particularly in "Risk Factors."

Critical Accounting Policies

Development Stage Company – We comply with the reporting requirements of ASC 915, “Development Stage Entities.”

Impairment of long-lived assets – Our long-lived assets, including tangible assets, will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, we will evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment will be recognized and measured by the amount by which the carrying amount exceeds the estimated fair value of the assets.

Results of Operations

Formation and operating expenses recognized during the three and six month periods ended June 30, 2013 amounted to approximately $1,335,000 and $2,150,000, respectively and are primarily comprised of approximately $158,000 and $505,000, respectively in legal and accounting fees incurred in connection with the registration of the Series A Shares and matters related to the Asset Contribution Agreement, and approximately $528,000 and $740,000, respectively in salaries and payroll related expenses, approximately $179,000 and $312,000, respectively in rent and utilities, approximately $30,000 and $48,000, respectively in director cash and stock based compensation expense and approximately $440,000 and $545,000, respectively in general overhead expenses.

Formation and operating expenses recognized during the period from September 24, 2012 (date of inception) through December 31, 2012 amounted to approximately $759,000, which is primarily comprised of approximately $727,000 in legal fees incurred in connection with the Asset Contribution Agreement, and approximately $27,000 in salaries and payroll related expenses.

Capital Transactions

On September 24, 2012, we sold 50,000 Series B Shares to BioTime for $50,000 in cash which we have not yet collected.  Therefore the $50,000 is recorded as subscription receivable on the Company’s balance sheets and statements of stockholders’ deficit as of June 30, 2013 and as of December 31, 2012.  We also sold 1,700 Series B Shares to an officer in exchange for 1,000 shares of a publicly traded company with a market value of $1,740 at the time of investment.  The value of these shares declined to $1,500 and $1,410 at June 30, 2013 and at December 31, 2012, respectively.

Liquidity and Capital Resources

Upon consummation of the Asset Contribution, we expect to receive $5,000,000 in cash and 8,902,077 BioTime common shares from BioTime under the Asset Contribution Agreement, and $5,000,000 in cash from Romulus under the Stock and Warrant Purchase Agreement.  BioTime’s cash contributions may be reduced by amounts advanced to us prior to the consummation of the Asset Contribution.

The 8,902,077 BioTime common shares that we will receive in the Asset Contribution had a gross market value in excess of $34,718,000 as of August 5, 2013 based on the closing price of BioTime common shares on the NYSE MKT on that date.  If for any reason Romulus fails to make its $5,000,000 contribution to us under the Stock and Warrant Purchase Agreement, BioTime will contribute cash, BioTime common shares, or a combination of cash and BioTime common shares in an amount equal in value to the cash not contributed by Romulus.  Any BioTime common shares so contributed will be valued at $3.37 per share, and BioTime will receive the Series B Shares and warrants that Romulus would otherwise have received had it made the cash contribution to us. Under the Asset Contribution Agreement, BioTime may also contribute additional BioTime common shares to us, valued at $3.37 per share, in lieu of all or a portion of the BioTime Cash Contribution. Romulus could determine to not make its $5,000,000 contribution to us if the conditions to Romulus' obligations to purchase Series B Shares and warrants under the Stock and Warrant Purchase Agreement, as described elsewhere in this prospectus under "INVESTOR FUNDING—Closing Conditions," are not met, or if Romulus defaults in performing its obligations under the Stock and Warrant Purchase Agreement.

We will issue to BioTime warrants to purchase 3,150,000 Series B Shares under the Asset Contribution Agreement, and we will issue to Romulus warrants to purchase 350,000 Series B Shares under the Stock and Warrant Purchase Agreement.  The warrants will have an exercise price of $5 per share and will expire three years after the date of issue.  We will receive $17,500,000 if all of the warrants are exercised.  Our receipt of the proceeds from the exercise of the warrants depends upon whether and when the warrants are exercised, and our use of the proceeds will depend upon our needs at the time of receipt.

We expect that the $10,000,000 of cash from BioTime and Romulus will be sufficient to fund our operations for at least 12 months.  BioTime has a right under the Asset Contribution Agreement to contribute additional BioTime common shares to us in lieu of cash.  If we receive BioTime common shares in lieu of cash it is likely that we will have to sell those shares within 12 months to raise cash for our operations.

We plan to use the cash we have available to develop new stem cell products and technology, to acquire new stem cell products or and technology through licenses or similar agreements from other companies, and to defray overhead expenses and to pay general and administrative expenses.  We may also use available funds for any clinical trials of products that we may conduct.  We expect that our research and development and general and administrative expenses will increase in the short-term as we hire the new employees that we need for our operations, and in the longer term as we achieve progress in developing products and bringing them to market.

We will need to raise additional capital from time to time to pay operating expenses until such time as we are able to generate sufficient revenues from product sales, royalties, and license fees to fund our operations.  We may raise additional capital through the issue and sale of shares of our common stock or preferred stock or other securities, and through the sale of the BioTime common shares we receive in the Asset Contribution.  The prices at which we may issue and sell our securities and the prices at which we may sell our BioTime common shares in the future are not presently determinable and will depend upon many factors, including prevailing prices for those securities in the public market.

We may sell our BioTime common shares, from time to time, by any method that is deemed to be an “at-the-market” equity offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through the NYSE MKT or any other existing trading market for the common shares in the U.S. or to or through a market maker, at prices related to the prevailing market price, or in privately negotiated transactions or through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or through one more of the foregoing transactions.  We expect to sell our BioTime common shares through Cantor Fitzgerald & Co. or such other broker-dealer as BioTime may designate.

We will bear all broker-dealer commissions payable in connection with the sale of our BioTime common shares.  Broker-dealers may receive commissions or discounts from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The unavailability or inadequacy of financing or revenues to meet future capital needs could force us to modify, curtail, delay, or suspend some or all aspects of our planned operations.  Sales of additional equity securities could result in the dilution of the interests of our shareholders.

Off-Balance Sheet Arrangements

As of June 30, 2013 and as of December 31, 2012, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

We are not presently exposed in a significant degree to foreign exchange currency risks because we are not conducting international business at this time, and we do not engage in foreign currency hedging activities.  If we engage in international transactions, we will need to translate foreign currencies into U.S. dollars for reporting purposes, and currency fluctuations could have an impact on our financial results.

Credit Risk

We place most of our cash in U.S. banks and we invest some of our cash in interest bearing instruments issued by U.S. banks or the U.S. Treasury.  Deposits with banks may temporarily exceed the amount of insurance provided on such deposits.  We monitor the cash balances in our accounts and adjust the cash balances as appropriate, but if the amount of a deposit at any time exceeds the federally insured amount at a bank, the uninsured portion of the deposit could be lost, in whole or in part, if the bank were to fail.

Interest Rate Risk

We will invest a portion of our cash in interest-bearing securities issued by the U.S. Treasury.  The primary objective of our investments will be to preserve principal and liquidity while earning a return on our invested capital, without incurring significant risks.  The market value of fixed-rate instruments will decline if interest rates rise.  Due in part to this factor, our future investment income may fall short of expectations due to changes in market conditions and in interest rates, or we may suffer losses in principal if forced to sell securities which may have declined in fair value due to changes in interest rates.

BUSINESS

Overview

We are a biotechnology company focused on the emerging field of regenerative medicine. Our core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency.  We plan to develop therapeutic products from “pluripotent” stem cells to treat diseases or injuries in a variety of medical fields, including neurology, oncology, cardiology, metabolic diseases, ophthalmology, orthopedics, and blood and vascular diseases.

“Regenerative medicine” refers to an emerging field of therapeutic product development that may allow all human cell and tissue types to be manufactured on an industrial scale.  This new technology is made possible by the isolation of hES cells, and by the development of iPS cells which are created from regular cells of the human body using technology that allows adult cells to be “reprogrammed” into cells with pluripotency much like hES cells.  These pluripotent hES and iPS cells have the unique property of being able to branch out into each and every kind of cell in the human body, including the cell types that make up the brain, the blood, the heart, the lungs, the liver, and other tissues.  Unlike adult-derived stem cells that have limited potential to become different cell types, pluripotent stem cells may have vast potential to supply an array of new regenerative therapeutic products, especially those targeting the large and growing markets associated with age-related degenerative disease.  Unlike pharmaceuticals that require a molecular target, therapeutic strategies in regenerative medicine are generally aimed at regenerating affected cells and tissues, and therefore may have broader applicability.  Regenerative medicine represents a revolution in the field of biotechnology with the promise of providing therapies for diseases previously considered incurable

Business Strategy

By acquiring Geron’s stem cell assets, we will have the use of cell lines and other biological materials, patents, and technology developed by Geron over 12 years of work focused in the following complementary lines of research:

•	The establishment of cell banks of undifferentiated hES cells produced under current good manufacturing procedures “cGMP” and suitable for human therapeutic use;

•	The development of scalable differentiation methods which convert, at low cost, undifferentiated hES cells into functional cells suitable for human therapeutic cells that can be stored and distributed in the frozen state for “off-the-shelf” use;

•	The development of regulatory paradigms to satisfy both U.S. and European regulatory authority requirements to begin human clinical testing of products made from hES cells; and

•	The continuous filing and prosecution of patents covering inventions to protect commercialization rights, as well as consummating in-licenses to enable freedom to operate in a variety of fields.

Through the Asset Contribution, we will acquire a significant portfolio of patents and patent applications, cell lines, and hES technology and know-how related to potential therapeutic products in various stages of development.  Two of the products under development have already been used in early stage clinical trials.  See “BUSINESS—Potential Products Overview” in this prospectus for a description of the various products and the stages of development that they are in.

The products under development from various cell types that we will acquire from Geron are summarized in the following table:

Product Description	Target Market	Estimated Number of Potential Patients	Status
OPC1 – Glial Cells	Spinal Cord Injury	25,000 patients	SCI Phase 1 Trial initiated in U.S. 5 Patients treated – no serious adverse events to date

	Multiple Sclerosis	300,000 patients

	Canavan's Disease(1)	Rare	Proof of principle achieved in animal models of spinal cord injury, MS spine and Canavan's Disease

	Stroke	1 million new cases per year in U.S.
CM-1 Cardiomyocytes	Heart Failure	5.7 million patients in U.S.	Cells derived and fully characterized (all normal cell functions verified in vitro(2)).

	Myocardial Infarction	1.5 million patients per year in U.S.	Proof of concept in three animal models of disease.

Scalable manufacturing established.

First in man clinical trial designed.
IC-1 – Islet Cells	Type 1 and some Type 2 Diabetes	12.5 million patients	Cells derived and partly characterized (most, not all, normal cell functions verified in vitro).

Proof of concept in rodent diabetes model.

Scalable manufacturing methods under development.
CHND-1 – Chondrocytes	Osteoarthritis	30 million patients	Cells derived and partly characterized (most, not all, normal cell functions verified in vitro).

Early proof of concept in two animal models of disease.
VAC-2 – Dendritic Cells	Cancer	More than 12 million patients in U.S.	Cells derived and fully characterized (all normal cell functions verified in vitro).

Scalable manufacturing methods under development.

Proof of concept established in multiple human in vitro systems.
VAC-1 Autologous Monocyte – Derived Dendritic Cells (infused cells derived from the treated patient)	Cancer	Prostate: 240,000 cases per year in U.S. Acute myelogenous leukemia: more than 12,000 cases/year in U.S.	Phase I study in metastatic prostate cancer completed (Journal of Immunology, 2005, 174: 3798-3807). Phase I/II study in acute myelogenous leukemia completed. Manuscript in preparation.

(1)  Canavan's Disease is a congenital neurological degenerative disease in which the growth of the myelin sheath surrounding nerves is inhibited resulting in mental retardation, loss of motor function, abnormal muscle tone, poor head control and enlarged head.  Death usually occurs before age 4.

(2)  In vitro means in tissue culture dishes.

We have not yet determined which products we will seek to develop or the order of priority in which we will commence our product development efforts.  The choice and prioritization of products for development from the acquired assets, and the cost and developmental time required to develop any of them, is not presently determinable due to many factors including the following:

•	the functional state of the transferred cells, cell lines and other biological reagents cannot be determined until they are transferred to us upon completion of the Asset Contribution and are then tested in an appropriate laboratory setting by qualified scientific personnel using validated equipment, which may not be completed for three to six months after the Asset Contribution;

•	we will need to complete an analysis of third party competitive and alternative technology that, for example, may provide superior methods of manufacturing the cell types listed above. Alternative technology, if it exists, may or may not be available for in-licensing, and could potentially affect our choice of products to develop;

•	we and BioTime will need to complete an analysis of products and technologies being developed by BioTime and its other subsidiaries to determine whether any of those products or technologies may enhance or be substituted for any of the acquired Geron cell lines or technologies;

•	the inherent uncertainty of laboratory research and any clinical trials that we may conduct;

•	the amount of capital that we will have for our development programs, including potential sources of additional capital through research grants or collaborations with third parties;

•	the availability and recruitment of qualified personnel to carry out the analyses and evaluations described above;

•	the views of the United States Food and Drug Administration (FDA) and comparable foreign regulatory agencies on the pre-clinical product characterization studies required to file an Investigational New Drug Application (IND) in order to initiate human clinical testing of potential therapeutic products.

We may also use the acquired assets, along with technology that we may develop ourselves or that we may acquire from third parties to pursue the development of other products.  Our product development efforts may be conducted by ourselves alone or in collaboration with others if suitable co-development arrangements can be made.

Potential Products Overview

OPC-1 Glial Progenitor Cells

We will acquire from Geron a quantity of glial progenitor cells, which are cells that become glial cells after injection, derived from a GMP master call bank of undifferentiated hESCs that has been fully qualified for human use.  These cells, stored frozen until ready for use, are produced under GMP conditions and screened for adventitious agents.  Geron’s first hESC-derived cellular therapy to enter human clinical testing were these glial progenitor cells in a product denominated OPC-1.

Glial cells are nature’s neuronal insulating cells.  Like the insulation covering an electrical wire, glial cells enable the conduction of electrical impulses along nerve fibers throughout the central and peripheral nervous system of man.  They are also known to promote neural growth, as well as, induce blood vessel formation around nerve axons.  OPC-1 cells reproduce all of the natural functions of glial cells in animal models, including: producing myelin that wraps around nerve fibers; producing neurotrophic factors which encourage neuro-regeneration and sprouting of new nerve endings, and inducing new blood vessels which provide nutrients and remove waster matter from neural tissue as it functions in the body.

The pathology of spinal cord injury involves extensive loss of the myelin sheath (insulation) produced by glial cells at the site of injury.  Although neurons are lost, the prime pathology of spinal cord injury in man is loss of glial insulation which prevents transmission of nerve impulses above or below the point of injury.

There are currently no approved therapies for spinal cord injury.  It is believed that in order to effect substantial benefit in treating this complex injury multiple mechanisms of action are required, such as re-myelination of the demyelinated axons, generation of new blood vessels to repair the ischemic damage from injury, and the presence of biologics that cause neuro-sprouting or new nerve growth to enable the severed axons to repair.  OPC-1 cells have been shown to exhibit all three effects and are therefore a potential ideal intervention to treat acute spinal cord injury.

Geron has published multiple studies in a validated rat model of spinal cord injury showing that a single injection of OPC-1 cells at the site of injury produces durable re-myelination, new blood vessel formation, and new neuronal sprouting which results in sustained and significant improvement in the animal’s locomotion within several months after injection.  A large body of evidence derived from Geron’s research showed the following observations:

•	OPC-1 survives long-term in the spinal cord after injection.

•	The injected cells result in sustained and significant improvement in locomotor activity in the injured animals.

•	The growth of the OPC-1 calls after injection reduces cavities that normally form after injury in both animal models and human spinal cord injury.

•	OPC-1 cells migrate up to 5 centimeters in both directions from the site of injection in rodent models of spinal cord injury. No toxicity was seen in the animals after injection – no systemic toxicity, nerve pain, benign growths (known as teratomas), or toxicity of any kind other than rare observations of benign cyst-like structures at the point of injection. Extensive in vitro immune assays demonstrated the absence of direct immune recognition of OPC-1 by human immune cells.

These data provided the rational to initiate the world’s first clinical trial using hESC-derived glial cells (OPC-1) to treat acute spinal cord injury in humans.

Phase 1 Trial Design

After FDA authorization, Geron began the world’s first human embryonic stem cell trial in patients with acute spinal cord injury in October 2010.  The trial was an open label design conducted at seven U.S. neuro-trauma sites.  Up to 10 subjects could be treated in the trial, each of whom had a sub-acute functional complete thoracic (chest) spinal cord lesion.  Patients enrolled in the study received single dose of 2 x 106 cells at the injury site between 7 and 14 days after injury.  All subjects received temporary low dose immune suppression treatment for 45-60 days.  The primary endpoint of the study was safety, with secondary endpoints of neurologic function assessed by five different validated measures of sensory and motor function.  Each subject received a screening MRI, and if treated and entered into the treatment protocol, received 8 follow-up MRIs in the first year and multiple physical exams and laboratory testing.  The patients then entered a separate protocol after the first year which will follow them intermittently over a period of 15 years.

Results to Date

Five patients have received OPC-1.  All five patients have completed their 365 day follow-up data set.  No surgical complication during or post-surgery have been observed, and there have been no significant adverse events to date in any patient attributable to the OPC-1 product.  There have been no unexpected neurological changes to date, nor has there been evidence of adverse changes on multiple MRIs.  Immune monitoring, conducted in some of the patients, has not detected any evidence of immune responses to OPC-1, an important clinical fining that was predicted by extensive in vitro immune testing of OPC-1 prior to initiating the trial.

Product Development Strategy

Once safety is demonstrated in the first Phase 1 trial, the strategy for clinical development of OPC-1 in spinal cord injury, if we proceed with this indication, would involve a series of successive trials in which the injected dose increases approximately ten-fold, and clinical protocols progress to include other forms of spinal cord injury, patients with complete cervical injuries, and then patients with incomplete thoracic and cervical injuries thereby testing the product in each of the major forms of spinal cord injury.

In addition or as an alternative to spinal cord injury, we may test the OPC-1 cells in potential alternative indications, including Multiple Sclerosis, Canavan’s Disease, radiation induced spinal lesions, and stroke.

OPC-1 may find utility in the treatment of Multiple Sclerosis focal lesions, especially those in the spinal cord.  Accordingly, work was begun in a monkey model of spinal Multiple Sclerosis which has demonstrated persistent re-myelination by OPC-1 in the primate model MS spinal cord lesion which is durable for at least one year.  The human cells survive and extensively re-myelinate the animals’ MS lesion, making the cellular repair of MS spinal lesion a possible alternative indication for OPC-1.

In Canavan’s Disease, a genetic mutation leads to the accumulation of toxic materials that result in the death of glial cells leading to consequent demyelination.  OPC-1 cells have been injected into a mouse model of Canavan’s Disease in which the cells were shown to survive and significantly improve rotation behavior after injection, thereby establishing the rationale to possibly extend OPC-1 use into that genetic disease.

Lastly, a growing body of evidence supports the potential of using OPC-1 as a treatment for acute thrombotic stroke.  Based upon the three documented mechanisms of action of OPC-1 -- re-myelination, vascularization, and neurotrophin release -- we may collaborate with academic centers to study OPC-1 in animal models of thrombotic stroke in an attempt to generate a potential rational for the application of OPC-1 in this very large, unmet medical need.

CM-1: Cell Therapy for Myocardial Disease

In heart failure, ischemic injury to the myocardium in the form of myocardial infarction leads to cell death and loss of contractility.  In a process called remodeling, progressive deterioration of tissue structure leads to further cell death and loss of contractility.  Although heart failure is treatable by a wide variety of pharmacologic agents with some success, no conventional drug or biologic can restore damaged heart wall muscle structure.  Therefore, there is an urgent, unmet medical need to restore contractile function and prevent pathological remodeling.

CM-1, hESC-derived cardiomyocytes, have been extensively characterized in vitro and in vivo. The product is predominantly composed of ventricular cardiomyocytes which have been shown to electrically and mechanically couple to the animal myocardium in which they are injected and contract in synchrony with the animal host ventricular cells.  CM-1 has been shown in animal studies to repopulate the scar with healthy cardiac tissue.  The cells are completely responsive to all major classes of current cardiac pharmacologic agents.  This is important because patients who may receive CM-1for heart failure will also concurrently be treated with existing drugs.  It is therefore important that the injected tissue responds to cardiac drugs appropriately.  Geron had optimized and validated a scalable production methodology to meet the volumes of product required for such a large medical market.

CM-1 cells have been subjected to an extensive battery of pharmacologic, electro-physiologic and molecular biological testing both in-house and in the laboratories of numerous academic collaborators. Extensive immuno-cytochemical analysis using antibodies that mark specific cell structures has shown that CM-1 cells express cardiac sarcomeric and gap junction proteins (biochemical components of heart muscle cells) and appropriate transcription factors (molecules that allow the expression of a specific gene) to unequivocally identify them as human ventricular cardiac cells.  Over 80% of cells in the CM-1 preparation are ventricular cardiomyocytes with the appropriate electrophysiological de-polarization pattern and appropriate drug responses to HERG-channel blockers (drugs that block certain ion transport channels in heart cells), calcium channel blockers (drugs that block calcium transport into and out of heart cells) and other cardio-active agents.  The cells display mature excitation contraction coupling properties, including the influx of external calcium ions through L-type calcium channels which are required for electro-chemical coupling.  As is the case for OPC-1, CM-1 cells have been shown to not be susceptible to immune responses to genetically different human cells in vitro.  The cells express HL-A B and C alleles, but not Class 2 alleles. These alleles are markers of human immune "types", akin to blood "types".  Even after in vitro treatment with interferon gamma, CM-1 cells do not stimulate allogenic T-cells in vitro. The use of allogenic T-cells in the studies means that the T-cells came from an individual who is genetically different from the source of the CM-1 cells. Furthermore, CM-1 is resistant to human serum antibody mediated cyto-toxicity.  These results suggest, as in the case of OPC-1, the need for only transient, low-dose immune suppression in the immediate post-injection period.

CM-1 cells have been tested in three animal models of myocardial infarction:  the rat, the guinea pig and large pig.  In all three animal models, CM-1, after a single injection, forms long lasting cardiomyocyte grafts which form in the scar tissue into which they are injected.  The cells induce host vascular proliferation which enables the long-term survival of the injected human cells.  CM-1 has been shown to couple electrically and mechanically with the host myocardium.  The cells significantly improve ejection fraction (blood pumping efficiency) in both acute rat infarcts, and chronic infarcts in a large pig model. The rat ejection fraction improved from 45% to 50% (p=0.05); the pig ejection fraction improved by 12 percentage points (from 40% to 52%) (p=0.002). The P Value is the probability that the observed difference occurred by chance. P values equal to or less than .05 are considered to be "significant" or unlikely to be due to chance alone.

Toxicity studies have demonstrated a favorable safety profile for these cells. The cells did not increase arrhythmias in two of three animal models, even during the induction of an arrhythmia after injection.  In one of the models (guinea pig) the frequency of induced arrhythmias was decreased in animals that have received the CM-1 product, presumably because the CM-1 product increases normal electrical conductivity across the infarct zone. In the large pig model, arrhythmias were observed, possibly due to the inflammation at the injection site due to incomplete immune suppression. Improved ejection fraction has been documented in two animal models using echo cardiography.  The magnitude of the improvement in ejection fraction is clinically and statistically significant.  CM-1 is the only human cardiomyocyte cell therapy for myocardial disease that has shown stable and durable engraftment with living functional cardiomyocytes after injection into animal models of myocardial disease.  The beneficial effects in the animal models are likely due to the persistence of the injected cells rather than a transient effect produced by secretion factors of cells that do not persist after injection, such as injected bone marrow cells, or mesenchymal stem cells.

IC-1:  hESC-Derived Islets for the Treatment of Diabetes

Approximately 26% of adult diabetic patients receive insulin therapy.  Injected insulin, while effective at reducing hyperglycemic (high blood sugar) episodes, requires constant monitoring. Despite sophisticated pump systems and rapid glucose monitoring tests, changes in blood glucose levels still occur and exogenous insulin fails to prevent systemic complications of the disease.  Proof of concept for cell therapy interventions in diabetes were provided by the cadaveric islet transplants performed according to the co-called Edmonton protocol.  Although these cells reversed hypoglycemia (low blood sugar), the cadaveric islets have poor viability, differ widely in function and are often associated with a severe complication called portal hypertension (high blood pressure in the liver).  The annual availability of cadaveric islets is less than 0.1% of the number of cases of Type 1 diabetes prevalent in North America.

Therefore, a substantial unmet medical need exists for a consistent and scalable source of high quality human islet cells for transplantation.  IC-1 is a highly viable hESC-derived islet progenitor population which potentially could satisfy that unmet medical need.  Multiple animal studies have shown that IC-1 cells, after injection, mature in the animal to express all islet hormones, process and release insulin in response to high glucose challenge, and reverse hyperglycemia in vivo in rodent models of diabetes.

IC-1 Product Profile

The IC-1 product profile is envisioned to require 108 hESC-derived islet cells for injection into an immuno-isolation device that would be implanted subcutaneously.  The immuno-isolation device would prevent the patient’s autoimmune reaction, the hallmark of Type 1 Diabetes, from destroying or damaging the IC-1 cell product.  Additionally, the immuno-isolation device, with a rechargeable core, would enable the periodic re-injection of fresh IC-1 cells to recharge the device, if necessary, on a yearly basis.  This device is intended to avoid the requirement for any immune suppression.  The prevalence of Type 1 Diabetes is nearly 2 million persons in the United States, most of whom require exogenous insulin and could therefore be potential candidates for the IC-1 product.  There are over 53 million Type 2 diabetics in the United States and about 20% of them also become insulin dependent, thereby creating a large potential market opportunity for the IC-1 product.

The patented differentiation protocol generates islet progenitor cells in a manner that mimics the development path for that cell in the normal human embryo.  The cells that are injected in the animal models of diabetes mature in vivo over the course of several weeks into mature human islets that produce the three main islet hormones: C-peptide, glucagon and somatostatin, as well as characteristic transcription factors that identify them as human islet cells.  After maturation in vivo the injected IC-1 cells are shown to express one hormone per cell type; alpha cells producing glucagon, beta cells producing insulin and C-peptide, and delta cells producing somatostatin.  After injection into diabetic mice, the presence of human C-peptide is detectible in blood at physiologically relevant concentrations (amounts sufficient to produce significant changes in blood glucose).  When IC-1 treated mice are challenged with a glucose load, they appropriately increase their insulin level in response to the glucose challenge.  Studied long-term, IC-1 injected diabetic animals maintain normal glucose regulation for over 140 days, the length of the animal study.  Their average blood glucose concentration is normal for humans, and slightly hypoglycemic for mice, indicating the complete take-over of glucose homeostasis by the human cells injected into the animal.  Importantly, IC-1 treated animals maintain mormoglycemic levels following an intra-peritoneal (in the belly cavity) glucose challenge, indicating the capacity of IC-1 treated mice to maintain normoglycemia in the face of a glucose challenge.

CHND-1:  Chondrocytes for Cartilage Disorders

Articular cartilage is the shock absorber for joints.  Cartilage is a complex tissue with multiple cell levels and is avascular (without blood vessels), and without neurons or lymphatics, and has very low cell division.  Injury or chronic wear and tear can cause defects in articular cartilage which increase over time and leads to permanent disability because damaged cartilage cannot regenerate.  Current procedures for cartilage repair usually generate fibro-cartilage (scar-like cartilage) which only provides short-lived relief.  The unmet medical need is for a tissue source that can regenerate true articular cartilage and that does not require biopsy or multiple surgical procedures for installation.  CHND-1 chondrocytes have been shown in animal models of osteoarthritis to mature in situ (in place) and form stable articular cartilage for at least nine months.  CHND-1 cells can be injected across xenograft (human cells injected into animals) barriers without immune suppression and the cells can be cryo-preserved for on demand use.

The global market for surgical and pharmacological interventions for patients with osteo-arthritis is estimated to exceed $200 billion per year.  It is estimated that by the year 2020 there will be 30 million osteoarthritis sufferers globally, so a suitable supply of therapeutic cells for use in cartilage regeneration could potentially address a very large market.

CHND-1 cells are hESC-derived human cartilage cells.  Sourced from large GMP cell banks, they can be potentially produced in large multi-dose production lots, quality controlled and cryo-preserved for shipping and storage to achieve the “off- the-shelf” product description.  The animal studies demonstrate that CHND-1 forms stratified hyaline (normal for joints) cartilage in vivo, a result unprecedented in the history of attempts to achieve cartilage repair.  Alternative sources of repair cartilage such as the Cartacell product of Sanofi-Aventis, or mesenchymal stem cells produced by multiple companies, form a wide variety of cartilage types ranging from hyaline-like cartilage to fibro cartilage, depending upon the donor, and are insufficient for long-term stable cartilage repair.  The differentiation process developed for CHND-1 produces human cartilage forming cells that express the appropriate chondrocyte genes, including SOX9, COL2A1, COL9A1, and ACAN with embryonic stem cell markers undetectable in the final preparation.  The chondrocytes produced by this methodology have been highly characterized and produce in vitro the appropriate markers of articular cartilage.

The cells have been tested in two animal models of osteoarthritis, in which a trochlear groove defect is made in the knee of immune-competent rats into which a single injection of CHND-1 is implanted as a micro-mass into the articular defect without immune suppression.  The injected CHND-1 cells produced essentially normal human cartilage out to 9 months after a single injection.  The layering and morphometry of the regenerated cartilage was nearly indistinguishable from normal human cartilage and completely repaired the articular defect in the animal without immune-suppression.  CHND-1 cells have also been tested in a large sheep animal model of osteoarthritis in which an 8 millimeter defect was surgically created in the animal’s knee and CHND-1 cells were implanted in the injured site under a nylon membrane. As in the rodent studies, no immune suppression was required.  Defect repair was evident even after only 21 days in vivo in the sheep model as articular cartilage and repaired sub-chondral (beneath cartilage) bone was clearly evident.  At 90 days, there was also evidence of cartilage repair, although in many animal portions of the graft were lost due to the malfunction of the nylon mesh supports.  Further optimization will be required to enable full thickness, long term chondrocyte regeneration in this large animal, weight bearing joint model.  The next steps for CHND-1 product development would be to improve the surgical delivery and retention in the large weight bearing sheep model, and to continue scale-up and process optimization to enable the generation of animal data sufficient for IND submission, and possibly leading to a Phase 1 clinical trial in patients with osteoarthritis.

VAC-1 and VAC-2, Technology For Potential New Cancer Vaccines

We will acquire from Geron two experimental therapeutic cancer vaccines designed to target cancer cells by targeting the cancer cell’s expression of telomerase.  Telomerase is a ubiquitous cancer target, expressed at high levels in all human cancers but at very low levels or not at all, in normal human cells.  The premise underlying these vaccines is to “teach” the patient’s own immune system to attack cancer cells while sparing other cells.  This may done by repeatedly exposing the immune system to a substance (an antigen) that is either specifically expressed or over-expressed by cancer cells in a way that subsequently induces an immune response to any cells that express that antigen on their surface.  We believe that the characteristics of telomerase make it an ideal antigen for cancer vaccines.

Telomerase Therapeutic Vaccine (VAC1)

We will acquire from Geron rights to its immunological cancer therapy product VAC1, including the IND for clinical trials conducted by Geron and the related drug master files.  VAC1 is an autologous product (using cells that come from the tested patient) consisting of mature antigen-presenting dendritic cells pulsed with RNA for the protein component of human telomerase (“hTERT”) and a portion of a lysosomal targeting signal ("LAMP"). LAMP directs the telomerase RNA to the lysosome, subcellular organelle that directs the RNA to a particular part of the cell membrane. VAC1 is injected into the patient’s skin; and from there the dendritic cells travel to the lymph nodes and instruct cytotoxic T-cells (T-cells that "kill" other cells) to kill tumor cells that express telomerase on their surface.

A Geron-sponsored Phase I/II clinical trial of VAC1 was conducted at six U.S. medical centers in patients with acute myelogenous leukemia (“AML”) in complete clinical remission.  The trial examined the safety and feasibility of a prime-boost vaccination regimen (an initial injection ("prime") followed by multiple additional injections ("boost")) to generate and extend the duration of telomerase immunity.  Geron evaluated the immune response to VAC1 and explored the effects of vaccination on minimal residual disease and relapse rates.  This trial completed patient enrollment in December 2009.

In the Phase I/II clinical trial, patients with AML entered the study in their first or second complete remission.  Prior to or shortly after completing consolidation chemotherapy, patients underwent leukapheresis (collection of white blood cells) to harvest normal peripheral blood mononuclear (white blood) cells for vaccine manufacture.  VAC1 was produced at a centralized manufacturing facility from the patient-specific leukapheresis harvests.  Patient mononuclear cells were differentiated in culture to immature dendritic cells, which were transfected with messenger RNA encoding hTERT and LAMP.  Transfected dendritic cells were matured, aliquoted and cryopreserved.  VAC1 was released for patient dosing contingent on several product specifications that included identity of mature dendritic cells, confirmation of positive transfection with hTERT, number of viable cells per dose after thawing, and product sterility.

VAC1 was successfully manufactured and released in 21 out of the 31 patients enrolled in the study.  These results reflect the variability of patient derived starting material that is often associated with an autologous, patient-specific product.

Patients were vaccinated weekly for six weeks with VAC1 administered intra-dermally, followed by a non-treatment period of four weeks, and then subsequent boost injections every other week for 12 weeks.  Monthly extended boost injections were then administered until the vaccine product supply was depleted or the patient relapsed.

Twenty-one patients received VAC1 in the study, including 19 in clinical remission and two in early relapse.  Of the 19 patients in clinical remission, eight were considered at intermediate risk for relapse and eleven were at high risk for relapse as predicted by their cytogenetics (gene expression pattern in the AML cells), FAB type (French-American-British classification of AML into 8 subtypes), or because they were in second clinical remission.  Thirteen out of 21 patients in the trial remained in clinical remission at a median duration of follow-up from first vaccination of 13.2 months.  At 12 months after vaccination with VAC1, estimated disease-free survival was 81% for patients at high-risk of relapse (95% CI: 42-95%). The confidence interval (CI) of 95% means that the true value is between 42 and 95 with a probability of 95%.  Previously published data on this patient population suggests that approximately 45% of patients would normally remain free from relapse at this stage.  VAC1 was found to be safe and well tolerated in this study over multiple vaccinations, with up to 32 serial vaccinations administered (median = 17).  Idiopathic thrombocytopenic purpura (bleeding into the skin caused by low platelets in blood) (grade 3-4) was reported in one patient.  Other toxicities (grade 1-2) included rash or headache.  These data from the Phase I/II trial were presented at the December 2010 American Society of Hematology annual meeting.

Expression of WT-1, a marker of minimal residual disease, was sequentially analyzed by qPCR (quantitative polymerase chain reaction - a method to identify DNA modules) in 21 patients.  The 13 patients who remain in clinical remission remain negative for WT-1, while six of seven with clinical relapse were WT-1 positive.  One patient was positive for WT-1 prior to vaccination with VAC1 and became WT-1 negative during the course of vaccination.  This patient relapsed after 30 months.

Patient immune response to telomerase after vaccination with VAC1 was evaluated using a test called the enzyme - linked immunosorbent spot (ELISPOT) assay to measure the presence of activated T-cells specific to hTERT.  Positive immune responses were detected in 55% of patients.

Early Study of VAC-1 in Prostate Cancer

A prior clinical study using VAC-1 in metastatic hormone refectory prostate cancer was published in the Journal of Immunology in 2005.  Telomerase – loaded autologous monocyte-derived dendritic cells were administered to 20 patients with metastatic prostate cancer.  Treatment was well tolerated with no significant adverse reactions.  In 19 of 20 subjects, telomerase specific T lymphocytes were generated in the peripheral blood after vaccination.  Vaccination was associated with a reduction of prostate-specific antigen velocity (a measure of disease progression), although no clinical responses were observed in this preliminary study.  This study provided the rationale for the Phase I/II trial in AML described above.

VAC2:  hESC-Derived Dendritic Cells

Dendritic cells can be likened to the quarterback of the immune system.  They are antigen processing and presenting cells which are potent initiators of a cellular and humoral (antibody) immune response.  Immature dendritic cells initiate an antigen specific suppressive response, such as would be required to terminate an abnormal autoimmune reaction as occurs in diseases like rheumatoid arthritis, and systemic lupus erythematosis.   Mature dendritic cells, on the other hand, initiate active cellular and humoral immunity such as is required for immune targeting cancer and infectious disease.  VAC-2 is a dendritic cell population that is produced from human embryonic stem cells that can be modified with any antigen.  VAC-2 can be produced in the form of immature dendritic cells for antigen specific immune suppressive therapies, or in mature form to generate antigen restricted cytotoxic responses.  There is a significant amount of global clinical literature that describes the use of dendritic cells isolated from peripheral blood samples and used in various vaccination schemes, especially in various cancers (see VAC-1, above).  Although effective in generating an antigen specific immune response, and in several cases showing a significant clinical impact, the drawbacks of autologous peripheral blood-derived dendritic cell vaccination schemes are the limited supply of cells, the high cost of production, the long production time, and high patient to patient variability.  VAC-2 is designed to specifically obviate theses drawbacks.  VAC-2 can be produced in limitless quantities, just like the other hESC-based therapeutic cells.  Additionally, because VAC-2 is an allogeneic cell, it is believed to be potentially more potent than an autologous dendritic cell, by means of partial antigen mismatch in the HLA system (Human Leukocyte Antigen - markers of immune system types, akin to blood types).

Quality control can be standardized and the product can be shown to have uniform potency.  Cost of goods is dramatically lower than autologous approaches, and the multi-dose batch production and cryo-preservation enables “on-demand” availability.  It is generally agreed that partial HLA matching between dendritic cell and patient will be required to optimize efficacy and reduce side effects.  The H-1 hESC line, qualified for human use by Geron, alone can provide a single HLA match on HLA-A2 (a specific HLA type) for approximately 47% of North American Caucasians.  Dendritic cells manufactured from one additional hESC line will capture approximately 70% of North American Caucasians.  The feasibility of VAC-2 differentiation from multiple hESC lines has been demonstrated.

The differentiation process for VAC-2 has been optimized; the protocol is patent protected and clinically compliant (suitable for use in humans); and no serum or animal feeder cells are used.  The production protocol is robust, achieving fully matured dendritic cells within 30 days with reliable process controls.  The differentiation protocol is scalable to flasks in the near-term and suspended micro-beads in bioreactors in the medium-term.  Four growth factors are used to drive hESC differentiation to dendritic cells, and they are serially removed during the process: VEGF, SCF, BMP-4 and GMCSF.  The hESC-derived dendritic cells can be irradiated, which may shorten the animal studies required for IND submission, because irradiation prevents cell division of the injected VAC-2 dendritic cells, potentially eliminating concerns of growth of non-dendritic cells in the product.  Lastly, cryo-preservation in low concentration of DMSO (Dimethyl Sulfoxide - a chemical used to stabilize cells during freezing) is feasible, thereby potentially enabling direct thaw and injection in the clinic.

VAC-2 cells have been extensively characterized in vitro; they have high migratory and antigen presenting functionality with limited phagocytic activity (ability to engulf other cells - not a characteristic of dendritic cells), as would be expected for mature dendritic cells.  They express high levels of all the appropriate surface markers defining them as mature human dendritic cells.  VAC-2 cells are phenotypically similar to dendritic cells derived from peripheral blood mononuclear cells, further enabling them to be potentially used in lieu of peripheral blood derived dendritic cell vaccination protocols.  VAC-2 and peripheral blood monocyte derived dendritic cells produce similar cytokine profiles (patterns of biologically active proteins) before and after antigen stimulation.  VAC-2 has been shown to demonstrate functionality in chemotactic responses (cells are specifically attracted by certain molecules) and T-cell stimulation.  VAC-2 in-vitro stimulates a TH-1 type cytokine production (T-helper 1 - a subtype of T cells) from lymphocytes in a mixed lymphocyte reaction in vitro (a test in which lymphocytes from two different individuals are mixed together to determine whether one individual "recognizes" the other's lymphocyte type) resulting in highly activated antigen restricted T-cell populations (lymphocytes that recognizes only one specific substance).  In vitro studies have demonstrated that a single HLA match between VAC-2 cells and responding lymphocytes is required to stimulate antigen specific T-cell responses.  VAC-2 has been shown to retain antigen presentation functionally (ability to "present" antigen on its surface to induce an immune response in another cell) after cryo-preservation.  Irradiation of VAC-2 after introduction of antigen eliminates the proliferative capacity of the dendritic cells and removes any safety concerns due to the presence of any residual undifferentiated embryonic stem cells in the preparation.  Irradiated and cryo-preserved VAC-2 cells are fully capable of presenting antigen to T-cells, resulting in antigen specific T-cell activation.

A clinical protocol for the potentially first-in-man safety study of VAC-2 has been outlined for prostate cancer, although other tumor targets, such as malignant melanoma, are possible. Telomerase, a ubiquitous tumor antigen, would be the first antigen to be used with VAC-2.  Approximately 15-20 prostate cancer patients who have developed a biochemical (PSA) relapse after either local radical treatment or adjuvant hormonal therapy would be eligible to participate in the trial.  Patients would initially be restricted to HLA-A 2.1 and would receive 6 vaccinations at two different doses (1 x 106 and 1 x 107) at weeks 0, 1, 2, 3, 4, 8 and 16.

The route of the administration would be intradermal.  The primary endpoint would be to investigate the safety and toxicity of VAC-2, with secondary endpoints of immune response to the telomerase antigen introduced into VAC-2.  The clinical and immunological monitoring would be achieved with standard immune test such as ELISPOT and tetramer analysis (a biochemical assay to measure a specific antigen).  Clinical responses in prostate cancer patients would be monitored by PSA levels, progression-free survival, and overall survival.

In summary, VAC-2 has been demonstrated to exhibit a mature dendritic cell phenotype of reproducibly characterized cellular composition.  The cells activate allogenic T-cells and migrate in response to chemokine stimulation.  VAC-2 stimulates a TH-1 type cytokine production and can present antigen delivered to the cells in either mRNA, or protein form.  VAC-2 can stimulate Class 1 and Class 2 antigen specific T-cells (two types of antigens - type 1 is within a cell, type 2 is outside the cell) and has been shown to prime and stimulate naive antigen restricted T-cells even with only a single HLA-antigen match.  Lastly, the feasibility of cryo-presentation and irradiation without alteration of VAC-2 function has been demonstrated.  These attributes will potentially allow for a greater margin of safety in clinical studies utilizing VAC-2 and reduce the number of additional preclinical studies required for an IND submission.  Specifically, long-term cell survival and engraftment studies will potentially not be required for a VAC-2 IND submission.

Manufacturing and Process Development Technologies

The GMP banks of undifferentiated hES cells that we will acquire from Geron have been well characterized and validated, although they will need to be tested using validated equipment after the completion of the Assets Contribution in order to verify their functionality after being stored under cryopreservation protocols.  Both the H1 and H7 hES cell lines were routinely expanded under either cGMP (H1) or pilot (H7) conditions at Geron’s manufacturing facility.  No limit to the expandability of hES cell lines has been observed.  Geron’s GMP cell banks of undifferentiated human embryonic stem cells have been qualified for human biologics production per FDA guidelines.  They are free of a long list of potential contaminants or adventitious agents of human or animal origin.  They exhibit normal G-banding karyotype (chromosomal structure) and are considered suitable for the production of biologics for human clinical use.  All of the therapeutic cells are manufactured according to a shared and standardized three stage procedure.  Stage 1 is the expansion of the undifferentiated human embryonic stem cells, currently performed in standard cell culture vessels coated with extracellular matrix.  Stage 2 is the product specific differentiation step in which various factors are added sequentially to drive the differentiation of the human embryonic stem cell down a desired and specific differentiation lineage.  Stage 3 is the harvest, formulation, fill and finish stage in which the differentiated cells are aliquoted and stored frozen in the vapor phase of liquid nitrogen tanks indefinitely.  Sensitive assays have been developed to detect the presence of contaminating undifferentiated human embryonic stem cells in the various product formulations.  An assay for contaminating undifferentiated hESCs has been developed with a lower limit of quantitation of less than 0.002%, a sensitivity suitable to detect less that 2,000 undifferentiated human embryonic stem cell in a dose of 108 CM-1 cells.

A bead based immune depletion system has been developed and validated, potentially suitable for scaled cGMP depletion of unwanted cells from any of the hESC-based product candidates.  Using this system, appropriate degrees of depletion have been generated at cGMP scale for both OPC-1 and CM-1 products at up to 2 x 109 and 1 x 1010 cell scale, respectively.  The immune bead depletion technology has been applied to the purification of OPC-1 calls and has been shown to significantly deplete unwanted cells associated with in vivo cyst formation.  Depleted OPC-1 cells that had failed release specification due to cyst forming cellular contaminants showed a marked reduction in animals with cyst formation after injection.

Production scale-up of hES cell-derived cell therapy products will require a transition from two dimensional surfaces to three dimensional bioreactors.  This has been reduced to practice by the use of micro-carriers that have been used with the GE Wave Bag culture system to produce undifferentiated hES cell expansion as well as differentiation into CM-1 cells.  The micro-carrier suspension technology is also compatible with the Corning Synthemax™ platform which enables the growth and expansion of undifferentiated human embryonic stem cells. These synthetic surfaces support the expansion of undifferentiated hES cells, their differentiation into cardiomyocytes, dendritic cells and oligodendrocytes, and support both H1 and H7 hES cell line growth with doubling times (the time required for a cell population to double in number) and marker expression equivalent to those exhibited when grown on standard extracellular matrix. Quantitative manufacturing modeling has been applied to predict that over 6 x 1014 cells, a quantity of CM-1 sufficient to treat over 850,000 patients per year could be produced in 10 manufacturing runs each requiring a bioreactor with a capacity of 2,400 liters.  These requirements are well within the constraints of existing classical biologics manufacturing capabilities present world-wide.

hES Cell Differentiation Patents Sublicensed by BioTime

We will acquire from BioTime a non-exclusive, world-wide, royalty-free sublicense to use certain hES differentiation patents owned by BioTime’s subsidiary ESI.  The ESI patents cover methods of modulating the differentiation of hES cells by inhibiting the spontaneous differentiation of hES cells in culture.  The technology will be useful in maintaining and expanding populations of undifferentiated hES cells in culture which can then be used in directed differentiation protocols to obtain cells for potential therapeutic use.

cGMP hES Cell Lines Provided by BioTime

BioTime has developed research and clinical grade hES cell lines that it markets for both basic research and therapeutic product development.  BioTime will provide us with ampules of five hES cell lines produced by ESI under cGMP.  These hES cell lines are among the best characterized and documented cell lines available today, including documented genomic sequences.  These hES cell lines are included in the Stem Cell Registry of the National Institutes of Health, making them eligible for use in federally funded research.  These lines may be used as alternative starting material for producing some of the hES derived cell types acquired from Geron.

Patents and Trade Secrets

The patent portfolio that we will acquire from Geron through the Asset Contribution Agreement includes over 400 patents and patent applications owned or licensed to Geron relating to human hES cell-based product opportunities.  This portfolio consists primarily of patents and patent applications owned by Geron, and also include patent families exclusively licensed to Geron by the third parties.  Material patents have been issued in the United States, Canada, Australia, Japan, Singapore, South Korea, Israel, China, India, and the United Kingdom.

The patent portfolio includes patents and patent applications covering a number of cell types that can be made from hES cells, including hepatocytes (liver cells), cardiomyocytes (heart muscle cells), neural cells (nerve cells, including dopaminergic neurons and oligodendrocytes), chondrocytes (cartilage cells), pancreatic islet β cells, osteoblasts (bone cells), hematopoietic cells (blood-forming cells) and dendritic cells.  Also included in the patent portfolio are technologies for growing hES cells without the need for cell feeder layers, and novel synthetic growth surfaces.

Patent Expiration Dates

The patents we will acquire from Geron and that will be licensed to us by assignment of third party licenses expire at various times.

Oligodendrocyte progenitor cells:  The patent rights relevant to oligodendrocyte progenitor cells include rights licensed from the University of California and various Geron-owned patent families covering the growth of hES cells and their differentiation into neural cells.  The expiration dates on these patents range from 2023 to 2030.

Cardiomyocytes:  The patent rights relevant to cardiomyocytes include various Geron-owned patent families covering the growth of hES cells and their differentiation into cardiomyocytes.  The expiration dates on these patents range from 2022 to 2031.

Pancreatic islet cells:  The patent rights relevant to pancreatic islet cells include various Geron-owned patent families covering the growth of hES cells and their differentiation into pancreatic islet cells.  The expiration dates on these patents are in 2022.

ViaCyte Patent Interference Proceedings

At the closing of the Asset Contribution, we will be substituted for Geron as a party in interest in an appeal filed by Geron in the United States District Court for the Northern District of California, appealing two adverse rulings in favor of ViaCyte, Inc. by the United States Patent and Trademark Office’s Board of Patent Appeals and Interferences.  These rulings related to interference proceedings involving patent filings relating to definitive endoderm cells.  Geron had requested that the Board of Patent Appeals and Interferences declare this interference after ViaCyte was granted patent claims that conflicted with subject matter Geron filed in a patent application having an earlier priority date.  Those Geron patent applications are among the patent assets that Geron will contribute to us.  We will also assume the PTO interferences upon which the appeal is based, as well as certain oppositions filed by Geron against certain ViaCyte patent filings in Australia and in the European Patent Office.  We will assume all liabilities relating to the ViaCyte Appeal and the related interference proceedings, including the costs of litigation, other than expenses incurred by Geron prior to the closing of the Asset Contribution.

The appeals proceeding is still in the discovery phase.  Appeals of this nature may involve costly and time-consuming legal proceedings and if we are not successful in the appeal, these rulings may prevent or limit development of product candidates in certain fields such as diabetes treatment, and we may be unable to realize value from the patent applications at issue in the appeal.

General Risks Related to Obtaining and Enforcing Patent Protection

Our patents and patent applications are directed to compositions of matter, formulations, methods of use and/or methods of manufacturing, as appropriate.  The patent positions of pharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual questions.  Our business could be negatively impacted by any of the following:

•	the claims of any patents that are issued may not provide meaningful protection, may not provide a basis for commercially viable products or may not provide us with any competitive advantages;

•	our patents may be challenged by third parties;

•	others may have patents that relate to our technology or business that may prevent us from marketing our product candidates unless we are able to obtain a license to those patents;

•	the pending patent applications to which we have rights may not result in issued patents;

•	we may not be successful in developing additional proprietary technologies that are patentable

In addition, others may independently develop similar or alternative technologies, duplicate any of our technologies and, if patents are licensed or issued to us, design around the patented technologies licensed to or developed by us.  Moreover, we could incur substantial costs in litigation if we have to defend ourselves in patent lawsuits brought by third parties or if we initiate such lawsuits

In Europe, the European Patent Convention prohibits the granting of European patents for inventions that concern "uses of human embryos for industrial or commercial purposes."  The European Patent Office is presently interpreting this prohibition broadly, and is applying it to reject patent claims that pertain to hES cells.  However, this broad interpretation is being challenged through the European Patent Office appeals system.  As a result, we do not yet know whether or to what extent we will be able to obtain patent protection for our hES cell technologies in Europe.

There is a risk that any patent applications that we file and any patents that we hold or later obtain could be challenged by third parties and be declared invalid or infringing on third party claims.  A patent interference proceeding may be instituted with the PTO when more than one person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent on patents and applications filed before March 16, 2013.  At the completion of the interference proceeding, the PTO will determine which competing applicant is entitled to the patent, or whether an issued patent is valid. Patent interference proceedings are complex, highly contested legal proceedings, and the PTO’s decision is subject to appeal.  This means that if an interference proceeding arises with respect to any of our patent applications, we may experience significant expenses and delay in obtaining a patent, and if the outcome of the proceeding is unfavorable to us, the patent could be issued to a competitor rather than to us.  For patents and applications filed after March 16, 2013 a derivation proceeding may be initiated where the PTO may determine if one patent was derived from the work of an inventor on another patent.  In addition to interference proceedings, the PTO can re-examine issued patents at the request of a third party seeking to have the patent invalidated.  After March 16, 2013 an inter partes review proceeding will allow third parties to challenge the validity of an issued patent where there is a reasonable likelihood of invalidity.  This means that patents owned or licensed by us may be subject to re-examination and may be lost if the outcome of the re-examination is unfavorable to us.  This means that patents owned or licensed by us may be subject to re-examination and may be lost if the outcome of the re-examination is unfavorable to us.

Post Grant Review under the new America Invents Act now makes available opposition-like proceedings in the United States.  As with the PTO interference proceedings, Post Grant Review proceedings will be very expensive to contest and can result in significant delays in obtaining patent protection or can result in a denial of a patent application.  Also, a derivation proceeding may be instituted by the PTO or an inventor alleging that a patent or application was derived from the work of another inventor.

Oppositions to the issuance of patents may be filed under European patent law and the patent laws of certain other countries.  As with the PTO interference proceedings, these foreign proceedings can be very expensive to contest and can result in significant delays in obtaining a patent or can result in a denial of a patent application.

The enforcement of patent rights often requires litigation against third-party infringers, and such litigation can be costly to pursue.  Even if we succeed in having new patents issued or in defending any challenge to issued patents, there is no assurance that our patents will be comprehensive enough to provide us with meaningful patent protection against our competitors.

In addition to relying on patents, we rely on trade secrets, know-how, and continuing technological advancement to maintain our competitive position.  We will enter into intellectual property, invention, and non-disclosure agreements with our employees, and it will be our practice to enter into confidentiality agreements with our consultants.  There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how, or that others may not independently develop similar trade secrets and know-how or obtain access to our trade secrets, know-how, or proprietary technology.

Licensed Stem Cell Technology and Stem Cell Product Development Agreements

Telomerase Sublicense

We will receive the Telomerase Sublicense from Geron upon the closing of the Asset Contribution.  The Telomerase Sublicense will grant us an exclusive sublicense of certain patents owned by the University of Colorado; University License Equity Holdings, Inc. relating to telomerase and will entitle us to use the patents in the development of VAC1 and VAC2 as immunological treatments for cancer.  Under the Telomerase Sublicense, we will pay Geron a one-time upfront license fee of $65,000, an annual license maintenance fee of $10,000 due on each anniversary of the effective date of the agreement, and a 1% royalty on sales of any products that we may develop and commercialize using the sublicensed patents.  The Telomerase Sublicense will expire concurrently with the expiration of Geron’s license.  That license will terminate during April 2017 when the licensed patents expire.  The Telomerase Sublicense may also be terminated by us by giving Geron 90 days written notice, by us or by Geron if the other party breaches its obligations under the sublicense agreement and fails to cure their breach within the prescribed time period, or by us or by Geron upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party.

We will agree to indemnify Geron, Geron’s licensor, and certain other parties for certain liabilities, including those for personal injury, product liability, or property damage relating to or arising from the manufacture, use, promotion or sale of a product, or the use by any person of a product made, created, sold or otherwise transferred by us or our sublicensees.

License Agreement with University of California

Geron will assign to us its Exclusive License Agreement with The Regents of the University of California for the method for detecting the differentiation of multipotential human embryonic stem cells to glial-restricted progenitor cells that generate pure populations of oligodendrocytes for remyelination and treatment of spinal cord injury.  When the agreement is assigned to us, we will have a worldwide license, including the right to grant sublicenses, to create products for biological research, drug screening, and human therapy using the licensed patent.

Under the license agreement, we will be obligated to pay the university a royalty of 1% from sales of products developed using the licensed patent rights, and a minimum annual royalty of $5,000 starting in the year in which the first sale of a product developed using any licensed patent rights occurs, and continuing for the life of the applicable patent right under the agreement.  The royalty payments due are subject to reduction, but not by more than 50%, to the extent of any payments that we may be obligated to pay to a third party for the use of patents or other intellectual property licensed from the third party in order to make, have made, use, sell, or import products or otherwise exercise our rights under the Exclusive License Agreement.  We will be obligated to pay the university 7.5% of any proceeds, excluding debt financing and equity investments, and certain reimbursements, that we receive from sublicensees, other than our affiliates and joint ventures relating to the development, manufacture, purchase, and sale of products, processes, and services covered by the licensed patent.

The agreement will terminate on the expiration of the last-to-expire of the university's last issued licensed patent, or, if no patent issues, until the last patent application licensed under the agreement is abandoned.  The university may terminate the agreement in the event of our breach of the agreement.  We can terminate the agreement upon 60 days' notice.

Royalty Agreement with Geron

At the closing of the Asset Contribution, we will enter into a Royalty Agreement with Geron pursuant to which we will agree to pay Geron a 4% royalty on net sales (as defined in the Royalty Agreement), by us or any of our affiliates or sales agents, of any products that are developed and commercialized in reliance upon the patents contributed by Geron to us.  In the case of sales of such products by a person other than us or one of our affiliates or sales agents, we will be required to pay Geron 50% of all royalties and cash payments received by us or by our affiliate in respect of a product sale.  Royalty payments will be subject to proration in the event that a product covered by a patent acquired by Geron is sold in combination with another product that is not covered by a Geron patent.  The Royalty Agreement will terminate at the expiration or termination date of the last issued patent contributed by Geron under the Royalty Agreement. We estimate that the latest patent expiration date will be 2026.

Share Ownership in OrthoCyte Corporation and Cell Cure Neurosciences Ltd.

Through the Asset Contribution, BioTime will transfer to us a portion of their share ownership in two subsidiaries, OrthoCyte Corporation and Cell Cure Neurosciences, Ltd.  We will receive 10% of the shares of OrthoCyte and 6% of the ordinary shares of Cell Cure Neurosciences outstanding as of January 4, 2013.

OrthoCyte Corporation

OrthoCyte was organized in October 2010 and is developing cellular therapies to treat orthopedic disorders, diseases and injuries.  Its lead products are human embryonic progenitor cell (“hEPC”) lines for cartilage repair.  OrthoCyte has identified several progenitor cell lines that display chondrogenic (cartilage-producing) potential.  These lines are currently in the pre-clinical testing phase to optimize effective cartilage repair.

As the population ages, osteoarthritis and spinal disc degeneration have a significant impact on mobility and health and current non-surgical treatments tend to target the reduction of pain and inflammation as opposed to repairing tissue deficits.  To date, the development of cell-based therapeutics to treat damaged cartilage has met with mixed success.  Autologous chondrocytes have been tested as a means to provide cartilage-producing cells but this approach is hampered by a multi-step process that first requires harvesting of chondrocytes from donor tissues, followed by in vitro culture expansion of the harvested cells.  Primary chondrocytes have very limited capacity for in vitro expansion and will typically lose their biological characteristics within a short period of in vitro culture.  Mesenchymal stem cells have been tested extensively as a source of cellular therapeutics for cartilage treatment but have met with very limited success, possibly as a result of their propensity to differentiate further into bone.

In a recently published study, OrthoCyte scientists, working in collaboration with scientists from BioTime’s subsidiary LifeMap Sciences, Inc., demonstrated that certain hEPC lines, derived using BioTime’s PureStem™ technology, are progenitors to diverse skeletal tissues of the human body.  These cell lines bear diverse molecular markers that distinguish them from each other and from mesenchymal stem cells.  The molecular markers of these cell lines suggest the lines may therefore be applicable to the repair of different types of bone, cartilage, and tendon for the treatment of degenerative diseases afflicting these tissue types such as non-healing bone fractures, osteoarthritis and degeneration of intervertebral discs, and tendon tears (tendinosis).

Cell Cure Neurosciences, Inc.

Cell Cure Neurosciences is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.  Cell Cure Neurosciences’ lead product is OpRegen,™  a proprietary formulation of embryonic stem cell-derived retinal pigmented epithelial (RPE) cells developed to address the high, unmet medical needs of people suffering from age-related macular degeneration (dry AMD).

AMD is the leading cause of blindness and visual impairment in the aging population, and 30% of Americans aged 75 and older have some form of AMD.  The U.S. Centers for Disease Control and Prevention estimate that about 1.8 million people in the United States have advanced stage AMD and another 7.3 million have an earlier stage and are at risk of vision impairment from the disease.  Most people are afflicted with the dry form of AMD, for which there is currently no effective treatment.

Manufacturing

We are subleasing from BioTime a 24,000 square-foot building in Menlo Park, California that was previously used by Geron for research and development and manufacturing for its hES programs.  The building is cGMP-capable laboratory space.  We will acquire cell culture and other manufacturing equipment that will need to be revalidated in order to produce products for clinical trials or for sale after obtaining FDA or foreign regulatory approval to market a therapeutic product.  We will not need to manufacture products under cGMP for use in laboratory research.

Marketing

Because our planned products are still in the research and development stage, we will not initially need to have our own marketing personnel.  If we are successful in developing marketable products we will need to build our own marketing and distribution capability for our products, which would require the investment of significant financial and management resources, or we will need to find collaborative marketing partners, independent sales representatives, or wholesale distributors for the commercial sale of those products.

If we market products through arrangements with third parties, we may pay sales commissions to sales representatives or we may sell or consign products to distributors at wholesale prices.  This means that our gross profit from product sales may be less than would be the case if we were to sell our products directly to end users at retail prices through our own sales force.  On the other hand, selling to distributors or through independent sales representatives would allow us to avoid the cost of hiring and training our own sales employees.  There can be no assurance we will be able to negotiate distribution or sales agreements with third parties on favorable terms to justify our investment in our products or achieve sufficient revenues to support our operations.

Competition

We face substantial competition in our business, and that competition is likely to intensify further as new products and technologies reach the market.  Superior new products are likely to sell for higher prices and generate higher profit margins once acceptance by the medical community is achieved.  Those companies that are successful in introducing new products and technologies to the market first may gain significant economic advantages over their competitors in the establishment of a customer base and track record for the performance of their products and technologies.  Such companies will also benefit from revenues from sales that could be used to strengthen their research and development, production, and marketing resources.  All companies engaged in the medical products industry face the risk of obsolescence of their products and technologies as more advanced or cost effective products and technologies are developed by their competitors.  As the industry matures, companies will compete based upon the performance and cost effectiveness of their products.

The stem cell industry is characterized by rapidly evolving technology and intense competition.  Our competitors include major multinational pharmaceutical companies, specialty biotechnology companies, and chemical and medical products companies operating in the fields of regenerative medicine, cell therapy, tissue engineering, and tissue regeneration.  Many of these companies are well-established and possess technical, research and development, financial, and sales and marketing resources significantly greater than ours.  In addition, certain smaller biotech companies have formed strategic collaborations, partnerships, and other types of joint ventures with larger, well established industry competitors that afford these companies’ potential research and development and commercialization advantages.  Academic institutions, governmental agencies, and other public and private research organizations are also conducting and financing research activities which may produce products directly competitive to those we are developing.

We believe that some of our competitors are trying to develop hES cell, iPS cell, and hEPC based technologies and products that may compete with our potential stem cell products based on efficacy, safety, cost, and intellectual property positions.

We may also face competition from companies that have filed patent applications relating to the cloning or differentiation of stem cells.  We may be required to seek licenses from these competitors in order to commercialize certain of our proposed products, and such licenses may not be granted.  See “Technology—ViaCyte Patent Interference Proceedings.”

Government Regulation

FDA and Foreign Regulation

The FDA and foreign regulatory authorities will regulate our proposed products as drugs, biological, biologicals, or medical devices, depending upon such factors as the use to which the product will be put, the chemical composition, and the interaction of the product on the human body.  In the United States, products that are intended to be introduced into the body, such as plasma volume expanders, will be regulated as drugs, while tissues and cells intended for transplant into the human body will be regulated as biologicals, and both plasma volume expanders and tissue and cell therapeutic products will be reviewed by the FDA staff responsible for evaluating biologicals.

Our domestic human drug and biological products will be subject to rigorous FDA review and approval procedures.  After testing in animals, an Investigational New Drug Application (“IND”) must be filed with the FDA to obtain authorization for human testing.  Extensive clinical testing, which is generally done in three phases, must then be undertaken at a hospital or medical center to demonstrate optimal use, safety, and efficacy of each product in humans.  Each clinical study is conducted under the auspices of an independent Institutional Review Board (“IRB”).  The IRB will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution.  The time and expense required to perform this clinical testing can far exceed the time and expense of the research and development initially required to create the product.  No action can be taken to market any therapeutic product in the United States until an appropriate New Drug Application (“NDA”) has been approved by the FDA.  FDA regulations also restrict the export of therapeutic products for clinical use prior to NDA approval.

Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment for clinical indications other than those initially targeted.  In addition, use of these products during testing and after marketing could reveal side effects that could delay, impede, or prevent FDA marketing approval, resulting in FDA-ordered product recall, or in FDA-imposed limitations on permissible uses.

The FDA regulates the manufacturing process of pharmaceutical products, and human tissue and cell products, requiring that they be produced in compliance with cGMP.  See “Manufacturing.”  The FDA also regulates the content of advertisements used to market pharmaceutical products.  Generally, claims made in advertisements concerning the safety and efficacy of a product, or any advantages of a product over another product, must be supported by clinical data filed as part of an NDA or an amendment to an NDA, and statements regarding the use of a product must be consistent with the FDA approved labeling and dosage information for that product.

Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country.  Even if FDA approval has been obtained, approval of a product by comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing the product in those countries.  The time required to obtain such approval may be longer or shorter than that required for FDA approval.

Federal Funding of Research

The United States government and its agencies have until recently been prevented from funding research which involves the use of human embryonic tissue.  President Bush issued Executive Orders on August 9, 2001 and June 20, 2007 that permitted federal funding of research on hES cells using only the limited number of hES cell lines that had already been created as of August 9, 2001.  On March 9, 2009, President Obama issued an Executive Order rescinding President Bush’s August 9, 2001 and June 20, 2007 Executive Orders.  President Obama’s Executive Order also instructed the National Institutes of Health to review existing guidance on human stem cell research   and to issue new guidance on the use of hES cells in federally funded research, consistent with President’s new Executive Order and existing law.  The NIH has adopted new guidelines that went into effect July 7, 2009.  The central focus of the new guidelines is to assure that hES cells used in federally funded research were derived from human embryos that were created for reproductive purposes, were no longer needed for this purpose, and were voluntarily donated for research purposes with the informed written consent of the donors.  Those hES cells that were derived from embryos created for research purposes rather than reproductive purposes, and other hES cells that were not derived in compliance with the guidelines, are not eligible for use in federally funded research.

In addition to President Obama’s Executive Order, a bipartisan bill has been introduced in the United States Senate that would allow Federal funding of hES cell research.  The Senate bill is identical to one that was previously approved by both Houses of Congress but vetoed by President Bush.  The Senate Bill provides that hES cells will be eligible for use in research conducted or supported by federal funding if the cells meet each of the following guidelines:  (1) the stem cells were derived from human embryos that have been donated from in vitro fertilization clinics, were created for the purposes of fertility treatment, and were in excess of the clinical need of the individuals seeking such treatment; (2) prior to the consideration of embryo donation and through consultation with the individuals seeking fertility treatment, it was determined that the embryos would never be implanted in a woman and would otherwise be discarded, and (3) the individuals seeking fertility treatment donated the embryos with written informed consent and without receiving any financial or other inducements to make the donation.  The Senate Bill authorizes the NIH to adopt further guidelines consistent with the legislation.

California State Regulations

The state of California has adopted legislation and regulations that require institutions that conduct stem cell research to notify, and in certain cases obtain approval from, a Stem Cell Research Oversight Committee (“SCRO Committee”) before conducting the research.  Advance notice, but not approval by the SCRO Committee, is required in the case of in vitro research that does not derive new stem cell lines.  Research that derives new stem cell lines, or that involves fertilized human oocytes or blastocysts, or that involves clinical trials or the introduction of stem cells into humans, or that involves introducing stem cells into animals, requires advanced approval by the SCRO Committee.  Clinical trials may also entail approvals from an institutional review board (“IRB”) at the medical center at which the study is conducted, and animal studies may require approval by an Institutional Animal Care and Use Committee.

All human pluripotent stem cell lines that will be used in our research must be acceptably derived.  To be acceptably derived, the pluripotent stem cell line must have either:

•	Been listed on the National Institutes of Health Human Embryonic Stem Cell Registry, or

•	Been deposited in the United Kingdom Stem Cell Bank, or

•	Been derived by, or approved for use by, a licensee of the United Kingdom Human Fertilisation and Embryology Authority, or

•	Been derived in accordance with the Canadian Institutes of Health Research Guidelines for Human Stem Cell Research under an application approved by the National Stem Cell Oversight Committee, or

•	Been derived under the following conditions:

(a)	Donors of gametes, embryos, somatic cells, or human tissue gave voluntary and informed consent.

(b)	Donors of gametes, embryos, somatic cells, or human tissue did not receive valuable consideration. This provision does not prohibit reimbursement for permissible expenses as determined by an IRB.

(c)	A person may not knowingly, for valuable consideration, purchase or sell gametes, embryos, somatic cells, or human tissue for research purposes. This provision does not prohibit reimbursement for permissible expenditures as determined by an IRB or Committee. “Permissible expenditures” means necessary and reasonable costs directly incurred as a result of persons, not including human subjects or donors, providing gametes, embryos, somatic cells, or human tissue for research purposes. Permissible expenditures may include but are not limited to costs associated with processing, quality control, storage, or transportation of materials.

(d)	Donation of gametes, embryos, somatic cells, or human tissue was overseen by an IRB (or, in the case of foreign sources, an IRB-equivalent).

(e)	Individuals who consented to donate stored gametes, embryos, somatic cells, or human tissue were not reimbursed for the cost of storage prior to the decision to donate.

California regulations also require that certain records be maintained with respect to stem cell research and the materials used, including:

•	A registry of all human stem cell research conducted, and the source(s) of funding for this research.

•	A registry of human pluripotent stem cell lines derived or imported, to include, but not necessarily limited to:

(a)	The methods utilized to characterize and screen the materials for safety;

(b)	The conditions under which the materials have been maintained and stored;

(c)	A record of every gamete donation, somatic cell donation, embryo donation, or product of somatic cell nuclear transfer that has been donated, created, or used;

(d)	A record of each review and approval conducted by the SCRO Committee.

California Proposition 71

During November 2004, California State Proposition 71 (“Prop. 71”), the California Stem Cell Research and Cures Initiative, was adopted by state-wide referendum.  Prop. 71 provides for a state-sponsored program designed to encourage stem cell research in the State of California, and to finance such research with State funds totaling approximately $295,000,000 annually for 10 years beginning in 2005.  This initiative created the California Institute of Regenerative Medicine (CIRM), which will provide grants, primarily but not exclusively, to academic institutions to advance both hES cell research and adult stem cell research.

Medicare, Medicaid, and Similar Reimbursement Programs

Success in selling any pharmaceutical products that we develop may depend in part on the extent to which government health administration authorities such as Medicare and Medicaid will pay for the cost of the products and related treatment.  Until we actually introduce a new product into the medical market place we will not know with certainty whether adequate government coverage will be available to permit the product to be sold at a price high enough for us to generate a profit.  In some foreign countries, pricing or profitability of health care products is subject to government control which may result in low prices for our products.  In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.

Employees

As of August 1, 2013, we employed 13 persons on a full-time basis and 3 persons on a part-time basis.  Eight of our employees hold Ph.D. Degrees in one or more fields of science.

Office and Research Facilities

We occupy an office and research facility located at 230 Constitution Drive, Menlo Park, California under a sublease from BioTime.  The building on the leased premises contains approximately 24,080 square feet of space.  The lease is for a term of three years commencing January 7, 2013.  We will pay base rent of $31,785.60 per month, plus real estate taxes and certain costs of maintaining the leased premises.  As additional consideration for the lease, BioTime has issued 73,553 BioTime common shares to the landlord.  BioTime has agreed to register those shares under the Securities Act but if BioTime fails to file a registration statement for that purpose within 120 days from the lease commencement, the landlord will have a right to return the shares to BioTime, in which case the base rent that we will be required to pay will increase to $38,528 per month, retroactive to the commencement date of the lease.

BioTime may assign the lease to us outright at any time after we have obtained at least $10,000,000 in equity capital through the sale of capital stock for cash, or we have a class of capital stock registered under Section 12 of the Exchange Act; provided that we must agree in writing to assume, to be bound by, and to perform the terms, covenants and conditions of the lease.  We expect that the conditions to the assignment will be met after the Asset Contribution and the sale of Series B Shares and warrants to Romulus are consummated.

Legal Proceedings

From time to time, we may be involved in routine litigation incidental to the conduct of our business.  In connection with the Asset Contribution, we will assume Geron’s position as appellant in an appeal filed in the United States District Court in Civil Action No. C12-04813 (the “ViaCyte Appeal”) seeking the reversal of two adverse determinations by the PTO with respect to two patent applications in U.S. Patent Interference 105,734, involving U.S. patent 7,510,876 (ViaCyte) and U.S. patent application 11/960,477 (Geron), and U.S. Patent Interference 105,827 involving U.S. patent 7,510,876 (ViaCyte) and U.S. patent application 12/543,875 (Geron).  We will also assume the PTO interferences upon which the appeal is based, as well as certain oppositions filed by Geron against certain ViaCyte patent filings in Australia and in the European Patent Office.  See “Patents and Trade Secrets –ViaCyte Patent Interference Proceedings.”

MANAGEMENT

Directors

The names and ages of our directors are:

Franklin Berger, CFA, 63, joined our Board of Directors during June 2013.  Mr. Berger is a consultant to biotechnology industry participants, including major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital companies, providing business development, strategic advisory, financing, partnering, and royalty acquisition advice.  Mr. Berger is also a biotechnology industry analyst with over 25 years of experience in capital markets and financial analysis.  Mr. Berger worked at Sectoral Asset Management as a founder of the small-cap focused NEMO Fund from 2007 through June 2008.  Previously, he served as Managing Director, Equity Research and Senior Biotechnology Analyst at J.P. Morgan Securities from May 1998 to March 2003. In this position, he initiated team coverage of 26 biotechnology companies and was responsible for technical, scientific and clinical due diligence as well as company selection.  Mr. Berger served in similar capacities at Salomon Smith Barney from August 1997 to May 1998 and at Josephthal & Co. from November 1991 to August 1997.  Mr. Berger serves as a director of Seattle Genetics, Inc., BELLUS Health, Inc. and Thallion Pharmaceuticals Inc., which are publicly-traded biotechnology companies.  In addition, Mr. Berger previously served as a director of VaxGen, Inc., Isotechnika, Inc. and Emisphere Technologies, Inc., all of which were publicly-traded companies during Mr. Berger’s service as a director. He holds an M.B.A. from the Harvard Graduate School of Business Administration and an M.A. in International Economics and a B.A. in International Relations both from Johns Hopkins University.

Mr. Berger’s financial background and experience as a business and financial consultant to pharmaceutical and biotechnology firms, and as an equity analyst in the biotechnology industry, combined with his experience serving on the boards of directors of multiple public companies is important to our strategic planning and financing activities.

Thomas B. Okarma, Ph.D., M.D., 67, has served as our Chief Executive Officer and as a director since September 2012.  Dr. Okarma served as President and Chief Executive Officer of Geron Corporation, and as a member of Geron’s Board of Directors, from July 1999 until February, 2011.  Dr. Okarma also served as Vice President of Research and Development and as Vice President of Cell Therapies of Geron before becoming its Chief Executive Officer.  Dr. Okarma currently serves on the industrial advisory board of directors of CIRM and was a member of the Board of Directors of the Biotechnology Industry Organization (BIO) for 10 years.  He was Chairman of the Board of Overseers of Dartmouth Medical School from 2001 to 2006.  In 1985, Dr. Okarma founded Applied Immune Sciences, Inc., a biotechnology company using living cell infusions to achieve therapeutic effect in disease treatment, and served initially as Vice President of Research and Development and then as Chairman, Chief Executive Officer and a director of that company until 1995 when it was acquired by Rhone-Poulenc Rorer, a global pharmaceutical company with core competencies in life sciences, applied chemistry, specialty chemicals and chemical intermediaries.  Dr. Okarma was a Senior Vice President at Rhone-Poulenc Rorer from the time of the acquisition of Applied Immune Sciences until December 1996.  From 1980 to 1992, Dr. Okarma was a member of the faculty of the Department of Medicine at Stanford University School of Medicine.  Dr. Okarma holds a A.B. from Dartmouth College, a M.D. and Ph.D. from Stanford University and is a graduate of the Executive Education program of the Stanford Graduate School of Business.

Dr. Okarma is an internationally renowned pioneer and expert in stem cell research.  Dr. Okarma’s years of experience in senior management of biotechnology companies, including as CEO of Geron, and his understanding of the technologies that we will be acquiring from Geron through the Asset Contribution, make Dr. Okarma uniquely qualified to serve as our Chief Executive Officer and as a member of our Board of Directors.

Alfred D. Kingsley, 70, joined our Board of Directors and became Chairman of the Board during September 2012.  Mr. Kingsley is Chairman of the Board of BioTime.  Mr. Kingsley has been general partner of Greenway Partners, L.P., a private investment firm, and President of Greenbelt Corp., a business consulting firm, since 1993.  Greenbelt Corp. served as BioTime’s financial advisor from 1998 until June 30, 2009.  Mr. Kingsley was Senior Vice-President of Icahn and Company and its affiliated entities for more than 25 years.  Mr. Kingsley holds a BS degree in economics from the Wharton School of the University of Pennsylvania, and a J.D. degree and LLM in taxation from New York University Law School.

Mr. Kingsley’s long career in corporate finance and mergers and acquisitions includes substantial experience in helping companies to improve their management and corporate governance, and to restructure their operations in order to add value for shareholders.  Mr. Kingsley has been instrumental in structuring our initial equity financings, and in negotiating the Asset Contribution Agreement with Geron.  Mr. Kingsley, along with entities that he controls, is currently BioTime’s largest shareholder.

Andrew C. von Eschenbach, M.D., 70, joined our Board of Directors during March 2013.  Dr. von Eschenbach is the President of Samaritan Health Initiatives, Inc., a health care policy consultancy, and is an Adjunct Professor at University of Texas MD Anderson Cancer Center. From September of 2005 to January 2009, Dr. von Eschenbach served as Commissioner of the Food and Drug Administration.  He was appointed Commissioner of the FDA after serving for four years as Director of the National Cancer Institute at the National Institutes of Health.  Dr. von Eschenbach earned a B.S. from St. Joseph’s University and a medical degree from Georgetown University School of Medicine in Washington, D.C. Dr. von Eschenbach serves on the Board of Directors of Elan Corporation, plc.

Dr. von Eschenbach is an internationally renowned cancer specialist and author of more than 300 scientific articles and studies, and also was a founding member of the National Dialogue on Cancer.  Under his leadership, the FDA experienced dramatic increases in resources enabling implementation of many new programs designed to strengthen the FDA in its mission to protect and promote public health.  Dr. von Eschenbach previously served for over three decades as a physician, surgeon, oncologist, and executive in the healthcare industry.  His roles have included serving as Chairman of the Department of Urologic Oncology and Executive Vice President and Chief Academic at the University of Texas MD Anderson Cancer Center in Houston.  He also serves on the Chugai Pharmaceutical International Advisory Council; the GE Healthymagination Advisory Board; and the Scientific Advisory Board of Arrowhead Research Corporation.  He is also Senior Fellow at the Milken Institute, Director of the FDA Project at the Manhattan Institute; and serves on the Expert Oncology Panel at GSK Oncology

Michael D. West, Ph.D., 59, Vice President of Technology Integration, has served as a Vice President and as a director since September 2012.  Dr. West has been Chief Executive Officer of BioTime since October 2007, and has served on BioTime’s Board of Directors since 2002.  Prior to becoming BioTime’s Chief Executive Officer, Dr. West served as Chief Executive Officer, President, and Chief Scientific Officer of Advanced Cell Technology, Inc., a company engaged in developing human stem cell technology for use in regenerative medicine.  Dr. West also founded Geron Corporation, and from 1990 to 1998 he was a director and Vice-President of Geron, where he initiated and managed programs in telomerase diagnostics, oligonucleotide-based telomerase inhibition as anti-tumor therapy, and the cloning and use of telomerase in telomerase-mediated therapy wherein telomerase is utilized to immortalize human cells.  From 1995 to 1998 he organized and managed the research between Geron and its academic collaborators, James Thomson and John Gearhart, that led to the first isolation of human embryonic stem and human embryonic germ cells.  Dr. West received a B.S. Degree from Rensselaer Polytechnic Institute in 1976, an M.S. Degree in Biology from Andrews University in 1982, and a Ph.D. from Baylor College of Medicine in 1989 concentrating on the biology of cellular aging.

Dr. West is an internationally renowned pioneer and expert in stem cell research, and has extensive academic and business experience in age-related degenerative diseases, telomerase molecular biology, and human embryonic stem cell research and development.  Dr. West brings to our Board the proven ability to conceive of and manage innovative research and development programs that have made scientifically significant discoveries in the field of human embryonic stem cells, and the ability to build companies focused on the great potential of regenerative medicine.

Director Independence

Our Board of Directors has determined that Franklin Berger and Andrew von Eschenbach each qualify as “independent” in accordance with Section 803(A) of the NYSE MKT Company Guide.  The only compensation or remuneration that we provide to Mr. Berger and Dr. von Eschenbach during their tenure as directors is compensation as a non-employee director.  Neither Mr. Berger nor Dr. von Eschenbach nor any members of their respective families have participated in any transaction with us that would disqualify either of them as an “independent” director under the standard described above.

Thomas Okarma and Michael D. West do not qualify as “independent” because they are our executive officers or employees.  Alfred D. Kingsley does not qualify as “independent” because he is an executive officer of certain BioTime subsidiaries.

Committees

Audit Committee

The Board of Directors has an Audit Committee that was formed during June 2013.  The members of the Audit Committee are Franklin Berger and Andrew C. von Eschenbach, each of whom qualifies as being “independent” under Section 8.03(A) and 8.03(B) of the NYSE MKT Company Guide and under Section 10-A(3) of the Exchange Act.  Mr. Berger is the Chairman of the Audit Committee.  The purpose of the Audit Committee is to recommend the engagement of our independent registered public accountants, to review their performance and the plan, scope, and results of the audit, and to review and approve the fees we pay to our independent registered public accountants.  The Audit Committee also will review our accounting and financial reporting procedures and controls, and all transactions between us and our executive officers, directors, and shareholders who beneficially own 5% or more of any class of our voting securities.

Compensation Committee

The Board of Directors has a Compensation Committee that was formed during June 2013.  The members of the Compensation Committee are Franklin Berger and Andrew C. von Eschenbach, both of whom qualify as “independent” in accordance with Section 803(A) and Section 805(c) of the NYSE MKT Company Guide.    The Compensation Committee will determine or recommend to the Board of Directors the terms and amount of executive compensation and grants of options and other awards to key employees, consultants, and independent contractors under our Equity Incentive Plan.  Executive officers who also serve on the Board of Directors do not vote on matters pertaining to their own personal compensation.

Compensation of Directors

Directors and members of committees of the Board of Directors who are our salaried employees or officers are entitled to receive compensation as employees or officers but are not compensated for serving as directors or attending meetings of the Board or committees of the Board.  All directors are entitled to reimbursements for their out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board.

For 2013, each director who is not an Asterias officer or employee, other than the Chairman of the Board of Directors, will receive an annual fee of $15,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 20,000 Series B Shares under our 2013 Equity Incentive Plan.  For 2013, the Chairman of the Board of Directors will receive an annual fee of $50,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 75,000 Series B Shares under our 2013 Equity Incentive Plan.

The annual fee of cash will be paid, and the stock options granted will vest and become exercisable, in four equal quarterly installments, provided that the director remains a director on the last day of the applicable quarter.  The options will expire if not exercised five years from the date of grant.

Directors who serve on the Audit Committee and the Compensation Committee shall receive, in addition to other fees payable to them as directors, the following annual fees:

●	Audit Committee Chairman: $10,000
●	Audit Committee Member other than Chairman: $7,000
●	Compensation Committee Chairman: $7,500
●	Compensation Committee Member other than Chairman: $5,000

Because we are a subsidiary of BioTime, directors are also eligible to receive stock options or to purchase restricted stock under the BioTime’s 2012 Equity Incentive Plan.  An award to any of our directors under BioTime’s 2012 Equity Incentive Plan may be made only if approved by the BioTime Board of Directors or by its compensation committee.

We did not pay any compensation during the last fiscal year to any of our directors for serving on our Board of Directors.

Executive Officers

Thomas B. Okarma, Ph.D., M.D., serves as our Chief Executive Officer and as a director, and Michael D. West serves as our Vice President of Technology Integration.  Our other executive officers are Robert W. Peabody, Chief Financial Officer, Jane S. Lebkowski, Ph.D., President of Research and Development, and Katharine Spink, Ph.D., Vice President and Chief Operating Officer.

Robert W. Peabody, 58, became our Chief Financial Officer during June 2013.  Mr. Peabody has been the Senior Vice President and Chief Operating Officer of BioTime since 2007, and has serviced as BioTime’s Chief Financial Officer since May 2013.  Mr. Peabody also served on an interim basis as BioTime’s Chief Financial Officer from September 2010 until October 2011.  Prior to joining BioTime in October 2007, Mr. Peabody served as a Vice-President of Advanced Cell Technology, Inc., and also served on their board of directors from 1998 to 2006.  Prior to joining ACT, Mr. Peabody spent 14 years as a Regional Controller for Ecolab, Inc., a Fortune 500 specialty chemical manufacturer and service company.  He has also been an audit manager for Ernst and Young where he was a Certified Public Accountant on the audit staff serving the firm's clients whose shares are publicly traded.  Mr. Peabody received a Bachelor Degree in Business Administration from the University of Michigan.

Jane S. Lebkowski, Ph.D.,57, became our President of Research and Development during March 2013 after a thirteen year career at Geron where she served as Senior Vice President, Cell Therapies from 2004 to 2011, and also as Chief Scientific Officer from 2009 to 2011.  From August 1999 until January 2004, Dr. Lebkowski served as Vice President of Cell Therapies, and from April 1998 until August 1999, she served as Senior Director, Cell and Gene Therapies at Geron.  Dr. Lebkowski managed research and development of Geron’s immunotherapy products for cancer treatment and its hES based products for regenerative medicine.  Prior to joining Geron, she spent more than ten years at Applied Immune Sciences and then at Rhone Poulenc Rorer, which acquired Applied Immune Sciences in 1995, advancing from research scientist to Vice President of Research and Development.  Dr. Lebkowski has co-authored numerous scientific publications.  Dr. Lebkowski holds a B.S. in Chemistry and Biology from Syracuse University, and a Ph.D. from Princeton University.

Katharine Spink, Ph.D., 38, became our Vice President and Chief Operating Officer during March 2013, after an eight year career at Geron where she served as Senior Vice President of Alliance Management and Cell Therapy Product Development, and of Operations, Cell Therapies during 2011, having serving as Vice President of Operations, Regenerative Medicine Programs from 2009 to 2011 and Senior Director of Program Operations, Regenerative Medicine from 2008 to 2009.  From January 2007 until January 2008, Dr. Spink served as Program Director for Cardiovascular Disease, and was Assistant Director, and then Associate Director of Corporate Development during 2003 to 2006.  Dr. Spink holds a B.A. in Biochemistry from Rice University, and a Ph.D. in Cancer Biology from Stanford University School of Medicine.

Other Key Employees

Kirk Trisler, Ph.D., 54, became our Vice President of Product Development during March 2013 after serving as Senior Director of Manufacturing Sciences at Geron from 2009 to 2012.  Before joining Geron, Dr. Trisler was Director of Contract Manufacturing at Genitope Corporation, a developer and manufacturer of cancer vaccines and antibodies, from 2005 to 2008.  Dr. Trisler was a co-founder of Integri-Gen, Inc., a developer of technology and purification methods for drug candidates, and served as its Director of Drug Development from 2004 to 2005.  Dr. Trisler has also served as Senior Development Scientist at Coulter Pharmaceutical, Inc. and Corixa Corporation, and participated in clinical trials of antibody drugs as Director of Radioimmunotherapy at Stanford University Hospital.  Dr. Trisler holds a B.S. in Chemistry and a Ph.D. from the University of South Florida.

Edward D. Wirth, III, M.D., Ph.D., 48, became our Chief Translational Officer during March 2013 after serving as Chief Science Officer at InVivo Therapeutics Corporation from 2011to 2012.  From 2004-2011, Dr. Wirth served as Medical Director for Regenerative Medicine at Geron Corporation, where he led the world’s first clinical trial of a human embryonic stem cell derived product, GRNOPC-1 in patients with subacute spinal cord injuries.  Dr. Wirth held academic appointments at Rush-Presbyterian St. Luke’s Medical Center and at the University of Chicago from 2002 to 2004, and was a member of the faculty of the University of Florida from 1996 to 2002.  Dr. Wirth received his Ph.D. and M.D. and from the University of Florida in 1992 and 1994, respectively.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

We did not have a Compensation Committee until June 2013.  The compensation of our Chief Executive Officer for the fiscal year ended December 31, 2012 was determined by our Board of Directors after approval by the BioTime Board of Directors and its Compensation Committee.  At that time, our Board of Directors had only three members, Dr. Okarma, Alfred D. Kingsley, and Michael D. West but Dr. Okarma did not vote on matters pertaining to his own personal compensation.  Mr. Kingsley is the Chairman of our Board of Directors and is the Chairman of the Board of BioTime and is an executive officer and director of certain other BioTime subsidiaries, and Dr. West is the Chief Executive Officer and a director of BioTime.  Neither Mr. Kingsley nor Dr. West received any direct compensation from us during the last fiscal year.

Compensation Discussion and Analysis

Because we are a recently formed company in the start-up stage we are only beginning to formulate our executive compensation policies.  During 2012, we had only one executive officer who received a salary or other compensation from us.  Dr. Okarma received a salary of $50,000 per year that was prorated for the portion of the year that he was employed by us.  Dr. Okarma’s salary was considered to be an interim part-time arrangement while we were making arrangements to acquire our first assets and to establish our initial research and development programs.

Dr. Okarma also received a grant of stock options to purchase 50,000 BioTime common shares at an exercise price of $3.45 per share under BioTime’s 2012 Equity Incentive Plan.  The options granted to Dr. Okarma will vest and thereby become exercisable in four equal quarterly installments, based upon his continued employment by us or by BioTime or another BioTime subsidiary, and shall expire in seven years from the date of grant.  The grant of the BioTime stock options to Dr. Okarma was approved by BioTime’s Compensation Committee and Board of Directors and is conditioned upon approval of the BioTime Plan by its shareholders.

We have entered into a new Employment Agreement with Dr. Okarma, and Employment Agreements with Dr. Lebkowski and Dr. Spink.  Dr. Okarma will receive a base salary of $400,000 and a grant of options to purchase 1,000,000 Series B Shares, Dr. Lebkowski will receive a base salary of $275,000 and a grant of options to purchase 400,000 Series B Shares, and Dr. Spink will receive a base salary of $225,000 and a grant of options to purchase 200,000 Series B Shares.  The options granted to our executive officers have an exercise price of $2.34 per share and will vest, and thereby become exercisable, in 48 equal monthly installments based upon the executive’s continued employment or service on our Board of Directors, and will expire if not exercised in seven years from the date of grant.  The vesting of the options granted to Dr. Okarma began on the date of grant, as he was a full-time employee on that date, and the vesting of the options granted to Dr. Lebkowski and Dr. Spink began on the respective dates on which they became full-time employees.

The Employment Agreements of our executive officers contain provisions entitling them to severance benefits in the event that their employment is terminated by us without “cause” or following a “Change of Control” of Asterias.  If we terminate Dr. Okarma’s, Dr. Lebkowski’s, or Dr. Spink’s employment without “cause” as defined in their respective Employment Agreements, the terminated executive will be entitled to severance benefits, consisting of payment of three months base salary if the executive has been employed by us for one year or less, or six months base salary, if the executive has been employed by us for more than one year, and 50% of the executive’s then unvested Asterias stock options will vest.  The cash severance compensation may be paid in a lump sum or, at our election, in installments consistent with the payment of the executive’s salary while employed by us.  If a termination of the executive’s employment without “cause” occurs within twelve months following a “Change of Control,” the executive will be entitled to twelve months base salary, payable in a lump sum, and 100% of his or her then unvested Asterias options will vest.  In order to receive the severance benefits, the executive must execute a general release of all claims against us and must return all our property in the executive’s possession.

“Change of Control” means (A) the acquisition of our voting securities by a person or an Affiliated Group entitling the holder to elect a majority of our directors; provided, that an increase in the amount of voting securities held by a person or Affiliated Group who on the date of the Employment Agreement beneficially owned (as defined in Section 13(d) of the Exchange Act, and the regulations thereunder) more than 10% of our voting securities shall not constitute a Change of Control; and provided, further, that an acquisition of voting securities by one or more persons acting as an underwriter in connection with a sale or distribution of voting securities shall not constitute a Change of Control, (B) the sale of all or substantially all of our assets; or (C) a merger or consolidation in which we merge or consolidate into another corporation or entity in which our shareholders immediately before the merger or consolidation do not own, in the aggregate, voting securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity).  A Change of Control shall not be deemed to have occurred if all of the persons acquiring our voting securities or assets, or merging or consolidating with us, are one or more of our direct or indirect subsidiaries or parent corporations.  "Affiliated Group" means (A) a person and one or more other persons in control of, controlled by, or under common control with, such person; and (B) two or more persons who, by written agreement among them, act in concert to acquire voting securities entitling them to elect a majority of our directors.  “Person” includes both people and entities.

The Employment Agreements of our executive officers have been approved by our Board of Directors.  Mr. Okarma did not participate in the approval of his Employment Agreement by the Board.  Dr. Okarma’s compensation under his Employment Agreement has also been approved by the BioTime Board of Directors and the grant of BioTime options to him was approved by BioTime’s Board of Directors and its Compensation Committee.

Robert W. Peabody became our Chief Financial Officer during June 2013.  During 2013, Mr. Peabody will receive a base salary of $100,000 and he has been granted options to purchase 125,000 Series B Shares at a price of $2.34 per share. The options granted to Mr. Peabody will vest, and thereby become exercisable, in 48 equal monthly installments based upon his continued employment, and will expire if not exercised in seven years from the date of grant.

Elements of Executive Compensation

Our compensation policies will be influenced by the need to attract and retain executives with the scientific and management expertise to conduct our research and product development program in a highly competitive industry dominated by larger, more highly capitalized companies.  The compensation we provide our executive officers generally will have the following primary components, some of which may be provided under BioTime employee benefit plans that permit the participation of employees of BioTime subsidiaries:

•	base salary;

•	annual cash bonuses based on corporate and individual performance;

•	long-term incentives in the form of stock options;

•	health insurance; and

•	401(k) plan participation with employer contributions

In determining compensation for our executive officers, the Compensation Committee will consider a variety of factors, including:

•	our growth and progress in scientific research;

•	extraordinary performance by an individual during the year;

•	retention concerns;

•	the executive’s tenure and experience;

•	the executive’s historical compensation;

•	market data; and

•	fairness

In reviewing each executive’s overall compensation, the Compensation Committee of our Board of Directors will consider an aggregate view of base salary and bonus opportunities, previous stock option grants, and the dollar value of benefits and perquisites.  Executive compensation will also be influenced by the cost of living in the San Francisco Bay Area.  These factors will be balanced against our financial position and capital resources.  The Compensation Committee may consider the implementation of performance based bonus programs under which awards would be based upon the attainment of pre-set quantified bench marks or goals.  In evaluating the compensation of executive officers, the Compensation Committee will consider input from the Chief Executive Officer and such other executive officers who they believe would be most familiar with the performance of particular executives.

Because we are a new company, our compensation policies are still evolving and in the course of our growth we may implement new compensation plans and policies and modify existing ones.  The Compensation Committee may engage the services of an independent executive compensation consulting firm to review our current compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information, and information about trends in executive compensation.

Stock Option Awards

Stock options will be an important part of the compensation packages for our employees, directors, and consultants.  We strongly believe that attracting and retaining the services of employees, directors, and consultants depends in great measure upon our ability to provide the kind of incentives that are derived from the ownership of stock and stock options, which are offered by competing pharmaceutical development and bio-technology companies.  This is especially true for us since the base compensation that we may offer may be lower than the compensation packages offered by larger competing companies.  For these reasons, we have adopted an Equity Incentive Plan with the approval of our Board of Directors.

Our stock options program is intended to align the long-term interests of executives with the interests of shareholders by offering potential gains if our stock price increases, and to provide incentives for employees to work towards our long-term success by using vesting schedules over several years.  Because of the direct relationship between the value of a stock option and the increased market price of our common stock after the grant date, we feel that stock options will be important to motivate our executive officers and employees to manage our affairs in a manner that is consistent with both the long-term interests of our shareholders and our business objectives.

Our Equity Incentive Plan also permits the sale of restricted stock or the grant of restricted stock units in lieu of granting stock options, and the grant of stock appreciation rights that may be granted alone or in tandem with options.  Although we have not sold restricted stock or granted restricted stock units or stock appreciation rights to executives, we may do so in the future.  The purchase of restricted stock may require the executive to make a current financial commitment to the company, which we believe may strengthen the executive’s ties to the company.  The purchase of restricted stock may also offer long-term tax advantages to the executives.  See “Equity Incentive Plan.”

So long as we are a subsidiary of BioTime, our directors, officers, employees, and consultants will also be eligible to receive stock options from BioTime under the terms of BioTime’s 2012 Equity Incentive Plan.  The BioTime stock options held by our Chief Executive Officer were granted under the terms of the BioTime 2012 Equity Incentive Plan.  BioTime’s Board of Directors, including those directors who are “independent” under the rules of the NYSE MKT, approved the grant of options to Dr. Okarma during 2012 in the amount disclosed under the “Grants of Plan-Based Awards” table shown below.

The following tables show certain information relating to the compensation of our Chief Executive Officer during the last fiscal year.  Robert W. Peabody became our Chief Financial Officer during June 2013, and his predecessor did not receive any compensation from us during the year ended December 31, 2012.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Option Awards	All other Compensation	Total

Thomas Okarma(1)	2012	$13,462	$—	$35,078 (1)	$—	$48,540
Chief Executive Officer

(1)	The options were granted by BioTime under its 2012 Equity Incentive Plan and are reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We used the Black-Scholes-Merton Pricing Model to compute option fair values based on the following variables: stock price of $3.45, exercise price of $3.45, expected term of seven years, volatility of 98.04%, and a bond equivalent yield discount rate of 1.20%.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options granted by BioTime under its 2012 Equity Incentive Plan to our Chief Executive Officer during the year ended December 31, 2012.  Robert W. Peabody became our Chief Financial Officer during June 2013 and his predecessor did not receive any option grants during 2012.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Thomas Okarma	October 26, 2012	50,000(1)	$3.45	$140,311

(1)	All of the stock options have a term of seven years.

(2)	The options must be reported here at the aggregate grant date fair value, as if all options were fully vested and exercisable at the date of grant. We use the Black-Scholes-Merton Pricing Model to compute option fair values.

Stock Options Outstanding at Year End

The following table summarizes certain information concerning BioTime stock options and held as of December 31, 2012 by our Chief Executive Officer.  Our current Chief Financial Officer and his predecessor also held stock options granted by BioTime as of the December 31, 2012 but those options were granted in 2011, prior to the date on which we were incorporated.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

BioTime Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Thomas Okarma	25,000(1)	25,000	$3.45	December 20, 2019

(1)
These options were granted under the BioTime 2012 Equity Incentive Plan and become exercisable in four equal quarterly installments during the term of Dr. Okarma’s employment by BioTime or by any BioTime subsidiary.

Current Compensation

The following table reflects the base annual salary set by our Board of Directors and the number of stock options granted to our executive officers during 2013.  Our President of Research and Development and our Vice President and Chief Operating Officer were employed by us on a part-time basis until July 16 and July 1, 2013, respectively, and their salaries shown in the following table will be prorated based upon the percentage of full-time services they provide.  We expect that they will become full-time employees upon the completion of the Asset Contribution.  Our Chief Financial Officer, Robert W. Peabody, and our Vice President of Technology Integration, Dr. Michael D. West, are full-time executive officers and employees of BioTime and also receive compensation from BioTime and other BioTime subsidiaries for services to those companies in addition to the compensation shown in the table below, which reflects the expectation that they will be providing services to us on a part-time basis.

Name	Title	Salary	Options(1)
Thomas Okarma M.D., Ph.D.	Chief Executive Officer	$400,000	1,000,000
Jane Lebkowski Ph.D.	President, Research and Development	$275,000	400,000
Robert W. Peabody	Chief Financial Officer	$100,000	125,000
Michael D. West	Vice President of Technology Integration	$50,000	100,000
Katharine Spink Ph.D.	Vice President, Chief Operating Officer	$225,000	200,000

(1)	All options have an exercise price of $2.34 per share which price was determined by our Board of Directors to be the fair market value of our Series B Shares on the date of grant under the terms and conditions of our Equity Incentive Plan. Options that are not exercised will expire seven years from the date of grant. The options will vest in 48 monthly installments based upon the continued employment of the executive by us or any subsidiary that we may organize or acquire. Vesting commences from the date the options were granted except that the options granted to Dr. Lebkowski and to Dr. Spink, respectively, began to vest when they became full-time employees.

Equity Incentive Plan

We have adopted an Equity Incentive Plan (the “Plan”) under which we have reserved 4,500,000 shares of common stock for the grant of stock options or the sale of restricted stock (“Restricted Stock’).  We may also grant stock appreciation rights (“SARs”) and hypothetical units issued with reference to common stock (“Restricted Stock Units”) under the Plan.   Initially, we will issue Series B Shares under the Plan but upon the conversion of all of our outstanding Series B Shares into Series A Shares we will issue Series A Shares under the Plan.  The Plan also permits us to issue such other securities as our Board of Directors or the Compensation Committee administering the Plan may determine.

No options, Restricted Stock, Restricted Stock Units, or SARs (“Awards”) may be granted under the Plan more than ten years after the date upon which the Plan was adopted by the Board of Directors, and no options or SARS granted under the Plan may be exercised after the expiration of ten years from the date of grant.

Awards may be granted under the Plan to our employees, directors, and consultants, and those of any subsidiaries that we may form or acquire.  The Plan will be administered by our Board of Directors or by the Compensation Committee of the Board of Directors, who will make all determinations with regard to the grant and terms of Awards, subject to the terms of the Plan.  Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events as determined by the Board or the Committee. The Board or Committee, in its discretion, may accelerate the vesting of an Award after the date of grant.

No person shall be granted, during any one year period, options to purchase, or SARs with respect to, more than 1,000,000 shares in the aggregate, or any Awards of Restricted Stock or Restricted Stock Units with respect to more than 500,000 shares in the aggregate.  If an Award is to be settled in cash, the number of shares on which the Award is based shall not count toward the individual share limit.

Stock Options

Options granted under the Plan may be either "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options.  Incentive stock options may be granted only to our employees and employees of our subsidiaries.  The exercise price of stock options granted under the Plan must be equal to the fair market of our common stock on the date the option is granted.  In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of our stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of our common stock on the grant date, and the term of the option may be no longer than five years.  The aggregate fair market value of our common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The options’ exercise price may be payable in cash or in common stock having a fair market value equal to the exercise price, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board of Directors or Compensation Committee may approve.

Incentive stock options granted under the Plan are nontransferable except by will or the laws of descent and distribution and may be exercised only during employment or within three months after termination of such employment, subject to certain exceptions in the event of the death or disability of the optionee.

Options other than incentive stock options under the Code are also nontransferable except by will or the laws of descent and distribution, except to the extent that the Board or Committee permits the optionee to transfer an option to a family member, a trust for family members, or other persons approved by the Board or Committee in its discretion.

Generally options will be exercisable only while the optionee remains an employee, director or consultant, or during a specific period thereafter as approved by the Board or Committee, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of 12 months after termination or the expiration date of the option.

The number of shares of common stock covered by the Plan, and the number of shares of common stock and the exercise price per share of each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of issued and outstanding shares of common stock effected without receipt of consideration by us.

Restricted Stock and Restricted Stock Units

In lieu of granting options, we may enter into purchase agreements with employees under which they may purchase or otherwise acquire Restricted Stock or Restricted Stock Units subject to such vesting, transfer, and repurchase terms and restrictions as the Board or Committee may determine.  The price at which Restricted Stock may be issued or sold will be not less than 100% of fair market value.  We may permit employees or consultants, but not executive officers or directors, who purchase Restricted Stock to pay for their shares by delivering a promissory note or an installment payment agreement that may be secured by a pledge of their shares.  We may also issue Restricted Stock for services actually performed by the recipient prior to the issuance of the Restricted Stock.

The Board or Committee may require that Restricted Stock shall be held by us or in escrow pending the expiration or release of the applicable restrictions.  Unvested Restricted Stock for which we have not received payment may be forfeited to us, or we may have the right to repurchase unvested shares upon the occurrence of specified events, such as termination of employment.

Subject to the restrictions set by the Board or Committee, a recipient of Restricted Stock generally shall have the rights and privileges of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by us for the recipient's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Board or Committee.  The cash dividends or stock dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the recipient in cash or, at the discretion of the Board or Committee, in common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on the Restricted Stock and, if the Restricted Stock is forfeited, the recipient shall have no right to the dividends.

The terms and conditions of a grant of Restricted Stock Units shall be determined by the Board or Committee.  No shares of stock shall be issued at the time a Restricted Stock Unit is granted, and we will not be required to set aside a fund for the payment of any such award.  A recipient of Restricted Stock Units shall have no voting rights with respect to the Restricted Stock Units.  Upon the expiration of the restrictions applicable to a Restricted Stock Unit, we will either issue to the recipient, without charge, one share of common stock per Restricted Stock Unit or cash in an amount equal to the fair market value of one share of common stock.

At the discretion of the Board or Committee, each Restricted Stock Unit (representing one share) may be credited with cash and stock dividends paid by in respect of one share of common stock ("Dividend Equivalents").  Dividend Equivalents shall be withheld by us for the recipient's account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Board or Committee.  Dividend Equivalents credited to a recipient's account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Board or Committee, in shares of stock having a fair market value equal to the amount of the Dividend Equivalents and earnings, if applicable, upon settlement of the Restricted Stock Unit.  If a Restricted Stock Unit is forfeited, the recipient shall have no right to the related Dividend Equivalents.

SARS

An SAR is the right to receive, upon exercise, an amount payable in cash or shares or a combination of shares and cash, as determined by the Board or Committee, equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of (a) the fair market value of a share of common stock on the date the SAR is exercised, over (b) the exercise price specified in the SAR Award agreement.  SARs may be granted either as free standing SARs or in tandem with options, and with such terms and conditions as the Board or Committee may determine.  SARs may vest and thereby become exercisable in periodic installments as determined by the Board or the Committee.  No SAR may be exercised later than 10 years after the date of grant.

The exercise price of an SAR will be determined by the Board or Committee, but shall not be less than 100% of the fair market value of one share of common stock on date of grant.  An SAR granted in conjunction with an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that the SAR by its terms shall be exercisable only when the fair market value per share exceeds the exercise price per share of the SAR or related option.  Upon any exercise of an SAR granted in tandem with an option, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the SAR has been exercised.  The number of shares for which an SAR issued in tandem with an option shall be exercisable shall be reduced by the number of shares for which the related option has been exercised.

Withholding

To the extent provided by the terms of an Award Agreement or as may be approved by the Board or Committee, an optionee or recipient of a Restricted Stock or Restricted Stock Unit Award or SAR may satisfy any federal, state or local tax withholding obligation relating to the Award by any of the following means (in addition to our right to withhold from any compensation paid to the Award recipient) or by a combination of such means: (a) tendering a cash payment; (b) authorizing us to withhold shares of common stock from the shares otherwise issuable to the recipient as a result of the exercise or acquisition of shares under the Award, provided, however, that no shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to us previously owned and unencumbered shares of our common stock.

Changes in Shares Under the Plan

In the event of changes in the outstanding common stock or in our capital structure by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization, the terms of Awards granted under the Plan, and the maximum number of shares subject to all Awards under the Plan or with respect to which any one person may be granted Awards during any one year period, will be equitably adjusted or substituted, as to the number, price or kind of a share or other consideration subject to the Awards to the extent necessary to preserve the economic intent of the Awards.  In making such adjustments, the Board or Committee shall generally ensure that the adjustments will not constitute a modification, extension or renewal of an incentive stock option within the meaning of Section 424(h)(3) of the Code, and in the case of non-qualified options, ensure that any adjustments will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code, and that adjustments or substitutions of Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not cause us to be denied a tax deduction on account of Section 162(m) of the Code.

Options Granted

As of June 24, 2013, we had granted to certain officers, employees, and directors, options to purchase a total of 2,580,208 Series B Shares at exercise price of $2.34 per share under the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth information concerning the expected beneficial ownership of our common stock upon completion of the Asset Contribution by each person known by us to be entitled to receive 5% or more of our shares of common stock.

Security Ownership of Certain Beneficial Owners

	Number of Shares	Percent of Total(1)

BioTime, Inc.(2)	24,973,340	73.5%
1301 Harbor Bay Parkway Alameda, CA 94502

Geron Corporation(3)	6,537,779	19.2%
149 Commonwealth Drive Menlo Park, CA 94025

Romulus Films, Ltd(4)	2,486,000	7.3%
Wessex House 1 Chesham Street London SW1X 8ND United Kingdom

(1)	Includes both Series A Shares and Series B Shares.

(2)	Includes 21,823,340 Series B Shares that BioTime will own upon the completion of the Asset Contribution and 3,150,000 Series B Shares that BioTime may acquire upon the exercise of warrants to be issued in the Asset Contribution.

(3)	Geron will own only Series A Shares. These Series A Shares will be distributed by Geron to its stockholders or sold, with the sale proceeds to be distributed to certain Geron stockholders who would otherwise receive Series A Shares, in the Series A Distribution.

(4)	Includes 2,136,000 Series B Shares, and 350,000 Series B Shares that Romulus may acquire upon the exercise of warrants, that that will be sold to Romulus. Romulus or certain of its affiliates that own Geron common stock may acquire Series A Shares in the Series A Distribution.

Security Ownership of Management

The following table sets forth information concerning the expected beneficial ownership of our common stock upon completion of the Asset Contribution by each member of the Board of Directors, certain executive officers, and all officers and directors as a group, presented on a pro forma basis as if the Asset Contribution was completed on June 24, 2013.

	Number of Shares(1)	Percent of Total(1)

Thomas Okarma(2)	126,700	*

Jane S. Lebkowski(3)	16,666	*

Katharine Spink(4)	12,500	*

Robert W. Peabody(5)	10,416	*

Michael D. West(6)	12,500	*

Alfred D. Kingsley(7)	56,250	*

Andrew von Eschenbach(8)	15,000	*

Franklin Berger(9)	10,000	*

All officers and directors as a group (10 persons)(10)	280,865	*

* Less than 1%

(1)	Does not include any Series A Shares that any directors or executive officers may receive in the Series A Distribution with respect to any shares of Geron common stock they may own.

(2)	Includes 1,700 Series B Shares owned, 83,333 Series B Shares that may be acquired upon the exercise of certain stock options, and 41,667 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days. Excludes 875,000 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(3)	Includes 16,666 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days. Excludes 383,334 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(4)	Includes 4,167 Series B Shares that may be acquired upon the exercise of certain stock options, and 8,333 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days. Excludes 187,500 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(5)	Includes 5,208 Series B Shares that may be acquired upon the exercise of certain stock options, and 5,208 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 114,584 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(6)	Includes 8,333 Series B Shares that may be acquired upon the exercise of certain stock options and 4,167 Series B Shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days. Excludes 87,500 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(7)	Includes 37,500 Series B Shares that may be acquired upon the exercise of certain stock options and 18,750 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 18,750 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(8)	Includes 10,000 Series B Shares that may be acquired upon the exercise of certain stock options and 5,000 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 5,000 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(9)	Includes 5,000 Series B Shares that may be acquired upon the exercise of certain stock options, and 5,000 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 10,000 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(10)	Includes 1,700 Series B Shares owned by Dr. Okarma, 159,791 Series B Shares that may be acquired upon the exercise of certain stock options, and 119,374 Series B Shares that may be acquired upon the exercise of certain stock options that will become exercisable within 60 days. Excludes 2,010,835 Series B Shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

Certain Relationships and Related Transactions

Certain Transactions

During 2012, we sold 50,000 Series B Shares to BioTime for $50,000 in cash which we have not yet collected.  Therefore the $50,000 is recorded as subscription receivable on our balance sheets and statements of stockholders’ deficit as of June 30, 2013 and as of December 31, 2012.

During January 2013, BioTime entered into the lease of our primary office and research facility in Menlo Park, California which we are subleasing from BioTime at BioTime’s cost, including an obligation to reimburse BioTime for $242,726.40 that BioTime paid to the landlord in BioTime common shares as partial consideration for the lease.  We expect that BioTime will assign the lease to us when permitted to do so under the terms of the lease.

Shared Facilities Agreement and Relationship with BioTime

We have entered into a Shared Facilities Agreement with BioTime through which BioTime will continue to provide us with the use of its facilities, equipment and supplies, utilities, and personnel at its cost plus 5%.  The Shared Facilities Agreement is reciprocal in that BioTime or another BioTime subsidiary will pay us on the same cost plus 5% basis to the extent that it uses our facilities, equipment, supplies, utilities, and personnel.

BioTime is not required to hire any additional personnel or to acquire any additional equipment or supplies for our use.  We expect to hire our own personnel and to acquire our own equipment and supplies for our own exclusive use as the need arises.

The initial term of the Shared Facilities Agreement will expire on December 31, 2016, but will be automatically be renewed and the termination date will be extended for an additional year annually after December 31, 2016, unless either party gives the other party written notice stating that the Agreement shall terminate on December 31 of that year.

Either party may terminate the Shared Facilities Agreement immediately upon the occurrence of a default by the other party.  A default will be deemed to have occurred if a party (i) fails to pay any sum due under the Shared Facilities Agreement, or fails to perform any other obligation under the agreement, and the failure continues for a period of 5 days after written notice from the party seeking to terminate the agreement; (ii) becomes the subject of any order for relief in a proceeding under any Debtor Relief Law; (iii) becomes unable to pay, or admits in writing the party’s inability to pay, its debts as they mature; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitation, or similar officer for the party or for all or any part of the party’s property or assets, or any such officer is appointed for such party or any part of its assets without the party’s consent and such appointment is not dismissed or discharged within 60 calendar days; (vi) institutes or consents to any proceeding under any Debtor Relief Law with respect to the party or all or any part of the party’s property or assets, (vii) becomes subject to any proceeding under any Debtor Relief Law without the consent of the party if such case or proceeding continues undismissed or unstayed for 60 calendar days; or (viii) dissolves or liquidates or takes any action to dissolve or liquidate.  As used in the Shared Facilities Agreement, the term Debtor Relief Law means the Bankruptcy Code of the United States of America, as amended, or any other similar debtor relief law affecting the rights of creditors generally.

Under the Shared Facilities Agreement, we have agreed to defend, indemnify, and hold harmless BioTime and BioTime’s shareholders, directors, officers, employees, and agents against and from any and all claims arising from our use of BioTime’s office and laboratory facilities, and from any of our work or other activities there, including all activities, work, and services performed by BioTime employees, contractors, and agents for us.  The scope of our indemnification obligations also includes any and all claims arising from any breach or default on our part in the performance of any of our obligations under the terms of the Shared Facilities Agreement, or arising from any act or omission (including, but not limited to negligent acts or omissions) of us or any of our officers, agents, employees, contractors, guests, or invitees acting in that capacity.  We are also assuming all risk of damage to property or injury to persons in, upon, or about the BioTime’s office and laboratory facilities, from any cause other than BioTime’s willful malfeasance or sole gross negligence. BioTime will not be liable to us for any loss or damages of any kind caused by, arising from, or in connection with (i) the performance of services by BioTime personnel for us, or the failure of any BioTime employee, contractor, or agent to perform any services for us, or (ii) any delay, error, or omission by any BioTime employee, contractor, or agent in the performance of services for us, except to the extent the loss or damage is the result of fraud, gross negligence or willful misconduct by a BioTime employee, contractor, or agent

On April 1, 2013, we executed a Promissory Note (“Promissory Note”) in the principal amount of up to $5,000,000, payable to BioTime for funds that may be advanced to us by BioTime.  Under the terms of the Promissory Note, we may not request advances in excess of $5,000,000 in the aggregate.

Interest on the principal balance will accrue and be payable at the rate of 0.24% per annum, compounded monthly.  Interest will be computed on the basis of a 365-day year and the actual number of days elapsed.  The outstanding principal balance of the Promissory Note, plus all unpaid accrued interest, will be due and payable on the earlier of (a) December 31, 2013, and (b) the “Closing Date” as defined in the Asset Contribution Agreement

The unpaid principal balance of the Promissory Note, together with all accrued interest, will, at BioTime’s option, become immediately due and payable in full, without demand or notice, if we are in default under the Promissory Note. If we default, the unpaid principal balance of the Promissory Note, together with all accrued but unpaid interest on the date of the default, will bear interest at the rate of 12% per annum until paid in full.

We may, at our option, prepay the unpaid principal balance of the Promissory Note, in whole or in part, together with all accrued interest, through the business day of prepayment, on the portion so prepaid, without premium or penalty.

Approval by the Board of Directors

All transactions between us and BioTime, including the transactions described above, were reviewed directly by the Board, and the Board determined whether to approve or withhold approval of each transaction.  The Board applied such criteria as it determined to be appropriate in connection with its evaluation of each proposed transaction on a transaction by transaction basis, and did not have any written guidelines, other than BioTime’s Code of Ethics, governing the Board’s exercise of its discretion.  The directors considered such factors as they deemed relevant to the particular transaction.

During March 2013, we adopted a Related Person Transaction Policy that will apply to transactions exceeding $120,000 in which any of our officers, directors, beneficial owners of more than 5% of our common shares, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy (a “Related Party Transaction”).  However, the Related Party Transaction will not include transactions between us and BioTime or any subsidiary of BioTime.

A Related Party Transaction must be reported to our outside legal counsel, and will be subject to review and approval by the Audit Committee, prior to effectiveness or consummation, to the extent practical.  In addition, any Related Party Transaction that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that the transaction has been conducted in accordance with any previous approval and that all required disclosures regarding the transaction are made.

As appropriate for the circumstances, the Audit Committee will review and consider:

•	the interest of the officer, director, beneficial owner of more than 5% of any class of our voting securities, or any member of their immediate family (“Related Person”) in the Related Person Transaction;

•	the approximate dollar value of the amount involved in the Related Person Transaction;

•	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the transaction to us; and

•	any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about a Related Person Transaction.  The Audit Committee may approve or ratify the Related Person Transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests.  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the Related Person in connection with approval of the Related Person Transaction.

If our Board of Directors does not have an Audit Committee, the "Disinterested Directors" will make all determinations under the Related Person Transaction Policy instead of the Audit Committee. A “Disinterested Director” is defined in our Related Person Transaction Policy as a member of our Board of Directors who (a) does not have a financial interest (directly or through any trust or beneficial ownership of more than 5% of any class of voting securities of any business entity) in the Related Person Transaction, and (b) does not have an Immediate Family Member with a financial interest (directly or through any trust or beneficial ownership of more than 5% of any class of voting securities of any business entity) in the Related Person Transaction.

THE ASSET CONTRIBUTION AGREEMENT

The following summary of the Asset Contribution Agreement may not contain all of the information that is important to you and is qualified in its entirety by reference to the full text of the Asset Contribution Agreement which has been previously filed by BioTime with the SEC as Exhibit 2.1 to BioTime’s Form 8-K dated January 8, 2013 and is incorporated herein by reference.  Please read the full text of the Asset Contribution Agreement.  The representations, warranties and covenants contained in the Asset Contribution Agreement were made only for purposes of that agreement and as of specific dates, were made solely for the benefit of the parties to the Asset Contribution Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk among the parties if those statements prove to be inaccurate.  In addition, such representations, warranties and covenants may have been qualified by certain confidential disclosure schedules prepared by the parties to the Asset Contribution Agreement, and not reflected in the text of the Asset Contribution Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, Asterias.  Schedules to the Asset Contribution Agreement have been omitted in BioTime’s Form 8-K filing.  We agree to furnish supplementally a copy of any omitted schedule to the SEC upon request.  Investors are not third-party beneficiaries under the Asset Contribution Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of BioTime, Asterias, or Geron, or any of their respective subsidiaries or affiliates.

On January 4, 2013, we entered into the Asset Contribution Agreement with BioTime and Geron pursuant to which we will acquire the stem cell assets of Geron in exchange for 6,537,779 of our Series A Shares and the assumption of certain liabilities related to those assets, and we will acquire cash and BioTime common shares and warrants to purchase BioTime common shares from BioTime in exchange for 21,773,340 of our Series B Shares and 3,150,000 warrants.

In the Asset Contribution, we will receive the following assets from Geron and BioTime:

From Geron:

•	certain patents and patent applications and all related active prosecution cases, trade secrets, know-how and certain other intellectual property rights, and all of Geron’s goodwill with respect to the technology of Geron directly related to the research, development and commercialization of certain products and know-how related to hES cells;

•	certain biological materials and reagents (including master and working cell banks, original and seed banks, and research, pilot and GMP grade lots and finished product);

•	certain laboratory equipment;

•	certain contracts;

•	certain books, records, lab notebooks, clinical trial documentation, files and data;

•	certain regulatory filings, including investigational new drug applications filed with the FDA for the Clinical Trials; and

•	certain abandoned or inactive patents and abandoned or inactive patent applications.

We refer to these assets as the “Contributed Geron Assets.”  In addition, we will receive from Geron the Telomerase Sublicense entitling us to use the sublicensed patents in the development of certain immunological treatments for cancer.

From BioTime:

•	8,902,077 BioTime common shares, which for purposes of the Asset Contribution Agreement were valued at $30,000,000 or $3.37 per share based upon the Average Price;

•	the BioTime Warrants to subscribe for and purchase 8,000,000 additional BioTime common shares;

•	$5,000,000 in cash as the BioTime Cash Contribution;

•	10% of the shares of common stock of BioTime’s subsidiary OrthoCyte Corporation issued and outstanding as of January 4, 2013;

•	6% of the ordinary shares of BioTime’s subsidiary Cell Cure Neurosciences, Ltd. issued and outstanding as of January 4, 2013; and

•	the BioTime Stem Cell Assets.

Cash Contribution by Romulus:

Romulus has entered into a Stock and Warrant Purchase Agreement with us pursuant to which Romulus has agreed to contribute $5,000,000 in cash to us for 2,136,000 Series B Shares and warrants to purchase 350,000 additional Series B Shares.  That investment will be made in conjunction with the closing of the Asset Contribution.

If for any reason Romulus fails to make the $5,000,000 contribution, BioTime will contribute cash, BioTime common shares, or a combination of cash and BioTime common shares in an amount equal in value to the cash not contributed by Romulus.  Any BioTime common shares so contributed will be valued at the Average Price of $3.37 per share, and BioTime will receive the Series B Shares and warrants that Romulus would otherwise have received had it made the cash contribution to us.

Ownership of Asterias following the Asset Contribution

At the closing of the Asset Contribution, we will issue to Geron, BioTime and Romulus the following securities:

•	To Geron, 6,537,779 Series A Shares;

•	To BioTime, 21,773,340 Series B Shares, and warrants to purchase 3,150,000 Series B Shares, exercisable for a period of three years from the date of issue at an exercise price of $5.00 per share; and

•	To Romulus, 2,136,000 Asterias Series B Shares, and warrants to purchase 350,000 additional Asterias Series B Shares exercisable for a period of three years from the date of issue at an exercise price of $5.00 per share.

Assumed Liabilities

We will assume all obligations and liabilities of Geron and its affiliates relating to:

•	the Contributed Geron Assets and attributable to periods, events or circumstances after the closing under the Asset Contribution Agreement;

•	obligations of Geron and its affiliates to be performed following the closing under the Asset Contribution Agreement under contracts included in the Contributed Geron Assets;

•	the ViaCyte Appeal and certain other patent interference proceedings described in “BUSINESS—Legal Proceedings,” other than expenses relating to those matters incurred by Geron prior to the Asset Contribution; and

•	the Clinical Trials.

We refer to the obligations of Geron and its affiliates assumed by us as the “Assumed Geron Liabilities.”

Contribution Expenses; Taxes

We will bear and pay, and reimburse Geron and its affiliates for, any reasonable fees and expenses relating to and that may be payable in connection with the assignment of the Geron patents and taxes that may become payable in connection with the contribution of assets by Geron to us.

Representations and Warranties

Representations and Warranties of BioTime and Us

The Asset Contribution Agreement contains a number of representations and warranties made by us and BioTime, on the one hand, and Geron, on the other hand, that are subject, in some cases, to specified exceptions and qualifications.  The representations and warranties relate to, among other things:

•	corporate existence and good standing;

•	governmental authorizations necessary to complete the Asset Contribution Transaction;

•	title to contributed assets;

•	due authorization, execution, delivery and validity of the Asset Contribution Agreement; and

•	absence of any conflict with organizational documents, laws or agreements.

The Asset Contribution Agreement contains a number of representations and warranties made by us and BioTime that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	the due organization, existence and good standing of us, BioTime, OrthoCyte Corporation, and Cell Cure Neurosciences, Ltd.;

•	our corporate power and authority to execute and deliver, to perform our obligations under and to consummate the Asset Contribution Transaction, and the enforceability of the Asset Contribution Agreement against us, and BioTime’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by the Asset Contribution Agreement, and the enforceability of the Asset Contribution Agreement against BioTime;

•	absence of any violation of our or BioTime’s organizational documents, laws, regulations, or agreements as a result of the consummation or performance by us or BioTime of the transactions contemplated by the Asset Contribution Agreement;

•	our and BioTime’s organizational documents;

•	litigation and proceedings;

•	orders of any governmental entity;

•	our capital structure and the capital structure of BioTime, OrthoCyte and Cell Cure Neurosciences;

•	BioTime’s filings with the SEC and the accuracy of information in those filings, including our financial statements;

•	BioTime’s internal controls and procedures;

•	the accuracy of the information and statements in the BioTime registration statement relating to the BioTime Warrants (the “BioTime Registration Statement”), and any related prospectus (the “BioTime Prospectus”), and in this prospectus and the registration statement of which it is a part (“Our Registration Statement”), and BioTime’s proxy statement for a special meeting of its shareholders;

•	the compliance of Our Registration Statement and BioTime’s Registration Statement, the related prospectuses, and BioTime’s proxy statement with applicable federal securities laws and regulations;

•	title to the assets to be contributed to us by BioTime;

•	our prior activities; and

•	the absence of a certain changes that would, or would be reasonably expected to, have a “BioTime Material Adverse Effect.”

Certain of BioTime’s and our representations and warranties are qualified as to “materiality,” “BioTime Material Adverse Effect,” or the actual knowledge of certain of our or BioTime’s executives.

For purposes of the Asset Contribution Agreement, a “BioTime Material Adverse Effect” means any change that does, or would be reasonably expected to, have a material adverse effect on:  (a) the assets to be contributed to us by BioTime, taken as a whole; or (b) the ability of us and BioTime to timely consummate the transactions contemplated by the Asset Contribution Agreement or to perform any of our or BioTime’s respective obligations under the Asset Contribution Agreement.  However, none of the following will be taken into account in determining whether there has been or would be, a BioTime Material Adverse Effect with respect to the assets contributed to us by BioTime: (a) any adverse effect resulting from or arising out of the announcement or pendency of the Asset Contribution Agreement or the transactions contemplated thereby; (b) any adverse effect resulting from or arising out of general economic conditions that does not disproportionately affect BioTime, taken as a whole relative to the other entities in the industries in which BioTime competes; (c) any adverse effect resulting from or arising out of general conditions in the industries in which BioTime operates that do not disproportionately affect BioTime, taken as a whole relative to the other entities in the industries in which BioTime competes; (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (e) any adverse effect resulting from or arising out of any changes in any legal requirement or  U.S. generally accepted accounting principles.

Representations and Warranties of Geron

The Asset Contribution Agreement contains a number of representations and warranties made by Geron that are subject, in some cases, to specified exceptions and qualifications.  These representations and warranties relate to, among other things:

•	Geron’s due organization, existence and good standing;

•	Geron’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by the Asset Contribution Agreement, and the enforceability of the Asset Contribution Agreement against Geron;

•	absence of any violation of Geron’s organizational documents, laws, regulations, or agreements as a result of the consummation or performance by Geron of the transactions contemplated by the Asset Contribution Agreement;

•	Geron’s organizational documents;

•	litigation and proceedings;

•	orders of any governmental entity;

•	title to the assets to be contributed by Geron to us;

•	the intellectual property to be contributed by Geron to us;

•	compliance with the Food and Drug Cosmetic Act and U.S. Food and Drug Administration policies;

•	validity and enforceability of, breach or default under, or termination rights under, contracts to be contributed by Geron to us;

•	environmental matters;

•	taxes; and

•	the accuracy of the information and statements supplied by Geron for inclusion in Our Registration Statement or the BioTime Registration Statement or in the prospectuses included in those registration statements, or in BioTime’s proxy statement for a special meeting of BioTime shareholders.

Certain of Geron’s representations and warranties are qualified as to “materiality,” “Geron Material Adverse Effect,” or the actual knowledge of specified executives employed by Geron.  For purposes of the Asset Contribution Agreement, a “Geron Material Adverse Effect” means  any change that does, or would be reasonably expected to, have a material adverse effect on:  (a) the Contributed Geron Assets, taken as a whole; or (b) the ability of Geron to perform any of its obligations under the Asset Contribution Agreement.  However, none of the following will be taken into account in determining whether there has been or would be, a Geron Material Adverse Effect with respect to the Contributed Geron Assets:  (i) any adverse effect resulting from or arising out of the announcement or pendency of the Asset Contribution  Agreement or the transactions contemplated thereby; (ii) any adverse effect resulting from or arising out of general economic conditions that does not disproportionately affect Geron, taken as a whole relative to the other entities in the industries in which Geron competes; (iii) any adverse effect resulting from or arising out of general conditions in the industries in which Geron operates that do not disproportionately affect Geron, taken as a whole relative to the other entities in the industries in which Geron competes; (iv) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any adverse effect resulting from or arising out of any changes in any legal requirement or U.S. generally accepted accounting principles; or (vi) any adverse effect resulting from or arising out of actions taken by (or any inactions of) the Wisconsin Alumni Research Foundation (including with respect to the delivery to Geron of any termination notice under any existing license with Geron or otherwise).

Survival of Representations and Warranties

The representations and warranties of the parties to the Asset Contribution Agreement will expire upon the earlier of the first anniversary of the closing under the Asset Contribution Agreement, subject to exceptions for certain specified representations which will expire on the third anniversary of the closing.

Pre-Closing Covenants

Access and Investigation

Prior to closing under the Asset Contribution Agreement, Geron is required, subject to certain limitations, to provide BioTime with reasonable access to certain of Geron’s books and records pertaining to the assets contributed by Geron to us.

Maintenance of Contributed Assets

BioTime has agreed to preserve intact the BioTime Stem Cell Assets during the period prior to the closing under the Asset Contribution Agreement and, with certain exceptions, not to, without Geron’s prior written consent:

•	sell, pledge, mortgage, encumber, sell and leaseback, transfer, assign, convey, lease or license, or authorize any of the foregoing, with respect to any of the BioTime Stem Cell Assets; or

•	amend BioTime’s Articles of Incorporation or bylaws.

Subject to certain reasonableness limitations, Geron has agreed to preserve intact and maintain the Contributed Geron Assets in the state in which they were maintained as of January 4, 2013.   Geron has agreed (a) to maintain the ViaCyte Appeal, and not to discharge, settle, compromise use, release or waive any material claims relating to or impair Geron’s rights to continue, appeal, settle or compromise the ViaCyte Appeal, without BioTime’s consent, (b) to reasonably consult with BioTime to the extent permitted by ViaCyte with respect to any licenses being negotiated with respect to patents which are subject to the ViaCyte Appeal and related patent interference proceedings, and (c) not to license any such patents without BioTime’s consent.  BioTime’s consent to the foregoing may not be unreasonably withheld, conditioned, or delayed.

Restrictions on Solicitation

Geron is not permitted to initiate, solicit or knowingly encourage inquiries, or engage in discussions or negotiations with third parties regarding any proposal to acquire more than an immaterial portion of the Contributed Geron Assets, or approve, adopt or enter into any agreement providing for, or negotiations in respect of, the acquisition of more than an immaterial portion of the Contributed Geron Assets, subject to Geron’s ability to solicit and engage in certain change of control transactions other than a change of control transaction that would reasonably be expected to adversely affect, materially delay or prevent the consummation of the Asset Contribution.

We and BioTime are not permitted to initiate, solicit, or knowingly encourage inquiries, or engage in discussions or negotiations with third parties regarding any proposal for a transaction that could reasonably be expected to materially delay or prevent the Asset Contribution, or approve or adopt any such proposal, or enter into any agreement providing for, or negotiations in respect of, any such proposal, subject to the fiduciary duties of BioTime’s Board of Directors.

BioTime may furnish information with respect to BioTime and its subsidiaries (including us) to a person making a bona fide, written unsolicited proposal for a transaction that could reasonably be expected to materially delay or prevent the Asset Contribution Transaction and engage in or participate in discussions or negotiations regarding such a proposal, if, but only if: (a) neither BioTime nor Asterias has breached the non-solicitation provisions of the Asset Contribution Agreement and no representative of BioTime or Asterias has taken any action that would constitute a breach of the non-solicitation provisions of the Asset Contribution if such action had been taken by BioTime or Asterias, (b) BioTime’s Board of Directors has determined in good faith after taking into account the advice of its outside legal counsel that the failure to act on such a proposal would be materially inconsistent with the directors’ fiduciary duties under applicable law, and (c) concurrently with or prior to furnishing any such information to, or entering into discussions or negotiations with, such person, BioTime (i) gives Geron written notice of its intention to furnish information to, or enter into discussions or negotiations with, such person, and (ii) BioTime receives from such person an acceptable confidentiality agreement;

Filings; Other Actions; Notifications

We, BioTime and Geron have agreed to use our respective reasonable best efforts to timely take all actions necessary or appropriate for purposes of consummating and effecting the transactions contemplated by the Asset Contribution Agreement.  In addition, we, BioTime and Geron have agreed to use reasonable best efforts to promptly make and effect all registrations, filings and submissions required to be made or effected pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act and other applicable legal requirements, with respect to the transactions contemplated under the Asset Contribution Agreement.

We, BioTime and Geron have agreed, subject to certain exceptions, to:

•	use reasonable best efforts to promptly take all actions, and do all things necessary to cause the conditions to the consummation of the transactions under the Asset Contribution Agreement to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the Asset Contribution Agreement;

•	use reasonable best efforts to provide any information requested by any governmental authority in connection with the transactions under the Asset Contribution Agreement;

•	use reasonable best efforts to contest and resist any actual or threatened administrative or judicial action, or any legal proceedings, instituted by a governmental authority or private party challenging any of the transactions under the Asset Contribution Agreement; and

•	keep each other apprised of any request, inquiry, investigation, action or legal proceeding with respect to any transaction under the Asset Contribution Agreement, and keep each other informed as to the status of any of the foregoing and any communications with any government authority regarding the foregoing.

HSR Act

Currently, a filing under the HSR Act will not be required because we, BioTime, and Geron do not meet certain size thresholds under the HSR Act.  However, in the event that prior to the closing under the Asset Contribution Agreement the requisite size thresholds are exceeded, a filing would be required under the HSR Act.

Subject to certain limitations, in order to obtain any needed antitrust consent, approval or clearance from, and avoid any challenge or action by, the U.S. Federal Trade Commission or the U.S. Department of Justice that would prevent the consummation of the Asset Contribution, we and BioTime may be required to (a) divest of, or enter into a voting trust, proxy arrangement, “hold separate” or similar arrangement or agreement with respect to, an immaterial asset or business or any immaterial portion of any asset or business of BioTime or its affiliates (including us and the Contributed Geron Assets), (b) cause an immaterial portion of our or BioTime’s intellectual property rights to be made available to other persons, or (c) cause an immaterial contract or business relationship between us or BioTime or any of our affiliates and any other person to be terminated or modified.  We and BioTime are not required to take the foregoing actions to the extent that they would, taken together, have an adverse impact in any material respect on the assets or business of BioTime, us or our respective affiliates or on the Contributed Geron Assets.

Registration of BioTime and Asterias Securities

With limited exceptions, to the extent required by applicable legal requirements, we and BioTime are required to use reasonable best efforts to register or qualify (or obtain an exemption from such registration or qualification) the securities included in Our Registration Statement and the BioTime Registration Statement, respectively, for offer and sale under the securities laws and blue sky laws of each of the jurisdictions in which such securities will be sold and/or distributed.  We and BioTime are not required to (a) qualify generally to do business in any jurisdiction where we are not, or in the case of BioTime it is not, then so qualified, (b) take any action that would subject us or BioTime to general service of process in any such jurisdiction where we are not, or in the case of BioTime it is not, then so subject, or (c) register or qualify securities in any state or foreign jurisdiction in which the stockholders of Geron hold less than 20,000 shares of Geron common stock in the aggregate based upon information provided by Geron in a list.

WARF License

From and after January 4, 2013 and including the periods following the closing of the Asset Contribution, Geron is prohibited from transferring, assigning or sublicensing two license agreements between Geron and Wisconsin Alumni Research Foundation, or any rights thereunder, to any third party, by operation of law or otherwise, or exercising or asserting any rights under those license agreements against us or BioTime other than with respect to the periods prior to the closing of the Asset Contribution.  Geron is required to terminate those license agreements at our request concurrently with the execution by us of a license with Wisconsin Alumni Research Foundation, or, if earlier, upon (a) a change of control of Geron or (b) the closing of the Asset Contribution.

Conditions to Closing

Mutual Conditions

The respective obligations of each of us, BioTime, and Geron to consummate the Asset Contribution are subject to the following conditions:

•	the expiration or termination of any applicable waiting period under the HSR Act;

•	absence of any litigation or proceeding of any governmental authority pending or threatened in writing to enjoin, delay, prohibit or restrict the consummation of the transactions under the Asset Contribution Agreement;

•	absence of orders issued by any governmental authority of competent jurisdiction prohibiting the consummation of the transactions under the Asset Contribution Agreement; and

•	the effectiveness of both Our Registration Statement and the BioTime Registration Statement, and absence of any stop order suspending the effectiveness of either of those registration statements, or any proceeding for that purpose having been initiated or threatened in writing by the SEC.

Another condition to closing was satisfied when BioTime’s shareholders approved the issuance of the BioTime common shares and the BioTime Warrants to be issued to us, and the common shares that may be issued to Geron to cover BioTime’s expense reimbursement obligation, and approved an amendment of BioTime’s Articles of Incorporation to increase its authorized capital stock in order to provide BioTime with a sufficient amount of common shares to issue in the Asset Contribution and upon the exercise of the BioTime Warrants.

Conditions to BioTime’s and Our Obligations

The obligations of BioTime and us to complete the Asset Contribution are subject to the following additional conditions:

•	the representations and warranties of Geron set forth in the Asset Contribution Agreement must be accurate in all respects as of the date of the closing under the Asset Contribution Agreement as if made on such date (except for representations and warranties which address matters as of a particular time, which must be accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute a Geron Material Adverse Effect;

•	Geron must have complied with and performed in all material respects all covenants and obligations required to be performed by it prior to the closing under the Asset Contribution Agreement;

•	Geron must have delivered a certificate, executed by an executive officer of Geron certifying the above conditions have been satisfied;

•	Geron must have delivered to us and BioTime certain other documents, executed by Geron, including (a) the Royalty Agreement, and the Telomerase Sublicense, (b) a notice of assignment of U.S. patents included in the patents contributed by Geron, (c) bills of sale and other similar documents in connection with the transfer and delivery to us of good and valid title to the Contributed Geron Assets, and (d) third party consents listed on a schedule to the Asset Contribution Agreement; and

•	the absence of a Geron Material Adverse Effect.

Conditions to Geron’s Obligations

Geron’s obligation to complete the Asset Contribution Transaction is subject to the following additional conditions:

•	each of the representations and warranties made by us and BioTime with respect to our and BioTime’s capitalization and the validity of our and BioTime’s respective securities, the capitalization of OrthoCyte Corporation, and the capitalization of Cell Cure Neurosciences, Ltd. must be accurate in all respects as of the closing under the Asset Contribution Agreement as if made on and as of that date, except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded;

•	each of the representations and warranties made by us and BioTime with respect to our Certificate of Incorporation and BioTime’s Articles of Incorporation in effect as of the closing under the Asset Contribution Agreement, and the absence of any BioTime Material Adverse Effect, and any event or circumstance that would reasonably be expected to have or result in a BioTime Material Adverse Effect, since September 30, 2012, must be accurate in all respects as of the closing under the Asset Contribution Agreement as if made on and as of that date;

•	each of the remaining representations and warranties made by us and BioTime must be accurate in all respects as of the date of the closing under the Asset Contribution Agreement as if made on and as of that date (except for representations and warranties which address matters as of a particular time, which must be accurate in all respects as of such particular time), except that any inaccuracies in the representations and warranties will be disregarded if the circumstances giving rise to the inaccuracies, considered collectively, do not constitute a BioTime Material Adverse Effect;

•	we and BioTime must have complied with and performed in all material respects all covenants and obligations required to be performed by BioTime and us prior to the closing under the Asset Contribution Agreement;

•	we and BioTime must have delivered to Geron a certificate, executed by an executive officer of each of us certifying that the above conditions have been satisfied;

•	Geron must have received (a) an Assumption Agreement pertaining to Assumed Geron Liabilities, and the Royalty Agreement executed by us, (b) share certificates evidencing the Series A Shares that we will issue to Geron, and (c) assignment, assumption and other documents necessary or appropriate to effect the assumption by us of the Assumed Geron Liabilities;

•	the Insurance Policy (discussed below) must be in full force and effect; and

•	BioTime must have contributed to us the assets required to be contributed by BioTime under the Asset Contribution Agreement.

Patent Expense Reimbursement

If the closing of the Asset Contribution occurs later than July 4, 2013, we are obligated under the Asset Contribution Agreement to reimburse Geron for the fees and costs, including reasonable attorneys fees, incurred from July 4, 2013 through the closing of the Asset Contribution for prosecuting and maintaining patent applications and patents included in the Contributed Geron Assets.

The Series A Distribution

In the Asset Contribution Agreement, Geron has agreed to distribute to its stockholders, on a pro rata basis, the Series A Shares it receives in the Asset Contribution subject to applicable legal requirements and certain other limitations.  Under the Asset Contribution Agreement, fractional shares will not be distributed in the Series A Distribution, and instead will be aggregated and sold for cash and the net cash proceeds of the sale will be distributed ratably to Geron stockholders who would otherwise be entitled to receive fractional shares.  Also, in lieu of distributing the Series A Shares in certain to-be-determined excluded jurisdictions, the Series A Shares that Geron stockholders who reside in those jurisdictions would otherwise receive will instead be sold for cash and the net cash proceeds will be distributed ratably to those stockholders.  Geron will not be required to make the Series A Distribution in any jurisdiction where it would be unlawful to do so (“Excluded Jurisdictions”) or in any Exempt Jurisdiction, as defined below.  With limited exceptions, to the extent required by applicable legal requirements, we are required to use reasonable best efforts to register or qualify (or obtain an exemption from such registration or qualification) the Series A Shares to be issued to Geron for offer and sale under the securities laws and blue sky laws of each of the jurisdictions in which such securities will be sold and/or distributed.  If we are unable to so register or qualify the Series A Shares, and we are unable to obtain an exemption from registration or qualification, in a jurisdiction, that jurisdiction will be deemed an Excluded Jurisdiction.  In addition, we are not required to register or qualify Series A Shares in any state or foreign jurisdiction in which the stockholders of Geron hold less than 20,000 shares of Geron common stock in the aggregate (“Exempt Jurisdictions”) based upon information provided by Geron. See “PLAN OF DISTRIBUTION.”

The BioTime Warrants Distribution

As soon as practicable after Geron notifies us of the completion of the Series A Distribution, and to the extent permitted by applicable legal requirements, we will distribute to the holders of the Series A Shares, on a pro rata basis, the 8,000,000 BioTime Warrants that we receive in the Asset Contribution.  As a result, we will not derive any future economic value from the BioTime Warrants and instead the value of the BioTime Warrants will benefit the holders of Series A Shares who receive the BioTime Warrants.

Post-Closing Obligations Relating to Registration Statements

The Asset Contribution Agreement imposes a number of post-closing obligations on us with respect to the Series A Shares, including requirements relating to:

•	keeping or making effective this prospectus and Our Registration Statement, and qualification or exemption of securities under securities laws and blue sky laws;

•	supplementing or amending this prospectus and Our Registration Statement;

•	compliance with applicable legal requirements; and

•	notice to Geron of certain matters.

Indemnification and Insurance

Distributions Indemnity; Insurance

We and BioTime have agreed to jointly and severally indemnify Geron and certain of its affiliates from certain losses and liabilities, including any losses relating to certain claims that could arise as a result of any untrue statement or alleged untrue statement of material fact in, or omission or alleged omission to state any material fact required in order to make the statements not misleading from this prospectus and the registration statement of which it is a part, from the BioTime Registration Statement and the prospectus contained therein, and/or from other distributions of securities by us to the holders of our Series A Shares.  These indemnification obligations would apply to any claims relating to the Series A Distribution, the BioTime Warrants Distribution, and/or other distributions of securities by us to the holders of our Series A Shares within one year following the closing under the Asset Contribution Agreement, provided that the claims arise on or before the fifth anniversary of the date on which all of the BioTime Warrants have either expired or been exercised, cancelled or sold.  We refer to such indemnification obligations as the “Distributions Indemnity.”

BioTime is required under the Asset Contribution Agreement to use reasonable best efforts to procure at its cost and expense a prospective liability insurance policy (the “Insurance Policy”), on terms reasonably acceptable to Geron, to provide $10,000,000 in coverage for BioTime’s indemnification obligations under the Distributions Indemnity for the period beginning on the earliest effective date of the BioTime Registration Statement and/or Our Registration Statement, and ending on the fifth anniversary of the effective date.  Obtaining the Insurance Policy is a condition to Geron’s obligation to consummate the closing under the Asset Contribution Agreement.

Other Indemnification Obligations

Separate from the Distributions Indemnity, we and BioTime have agreed to indemnify Geron, and its current and future affiliates and Control Persons (as defined below) of Geron, and each of their respective successors and assigns, and Geron has agreed to indemnify us and BioTime and our and BioTime’s respective current and future affiliates, Control Persons of each of us and BioTime, and each of their respective successors and assigns, from and against “damages” arising from any inaccuracy or breach of the indemnifying party’s representations and warranties, or any breach of any covenant by an indemnifying party, under the Asset Contribution Agreement.  For the purpose of these indemnification obligations, damages are limited to any documented, out-of-pocket loss, damage, judgment award, fee (including any legal fee, expert fee, accounting fee or advisory fee) or expenses (regardless of whether or not the damages relate to a third party claim), but excluding any special, indirect or consequential damages. “Control Persons” refers to any person who controls a party within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act.

In addition, subject to certain limitations, from and after the closing of the Asset Contribution, Geron has agreed to indemnify us and BioTime from liabilities relating to the Contributed Geron Assets, and from encumbrances upon the Contributed Geon Assets, other than the Assumed Geron Liabilities.  We have has agreed to indemnify Geron for the Assumed Geron Liabilities.

The maximum damages recoverable from us and BioTime by Geron (or by us and BioTime from Geron) for indemnifiable losses is limited to $2,000,000 in the aggregate, and recovery of damages is subject to a $50,000 deductible, except that the $2,000,000 limit and the $50,000 deductible do not apply (a) in the case of fraud; (b) in the case of covenants of a party that must be performed following the closing under the Asset Contribution Agreement; and (c) with respect to liabilities to the extent related to, and encumbrances upon, the Contributed Geron Assets or the Assumed Geron Liabilities.

Exclusive Remedy

Except with respect to the Distributions Indemnity or claims against an indemnitor for fraud, and subject to any injunction or equitable remedies, from and after the closing under the Asset Contribution Agreement the indemnification provisions are a party’s exclusive remedy and cause of action against an indemnifying party with respect to any matter arising out of or in connection with the Asset Contribution Agreement

Termination

The Asset Contribution Agreement may be terminated by BioTime or Geron if:

•	the closing under the Asset Contribution Agreement has not taken place on or before September 30, 2013; however, the right to terminate will not be available to a party if the failure to close by such date is the result of a party’s failure to comply with or perform its covenants and obligations under the Asset Contribution Agreement; or

•	a court of competent jurisdiction or other governmental body has issued a final and non-appealable order, or has taken any action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Asset Contribution Agreement. However, the right to terminate will not be available to a party if such order or the taking of such other action is the result of a party’s failure to comply with or perform its covenants and obligations under the Asset Contribution Agreement;

BioTime may also terminate the Asset Contribution Agreement if:

•	Geron’s representations and warranties are inaccurate or become inaccurate, or if Geron breaches in any material respect any of its covenants under the Asset Contribution Agreement, but only if, the inaccuracy or breach would cause the closing conditions under the Asset Contribution Agreement concerning Geron’s representations and warranties or performance of its obligations not to be satisfied and the inaccuracy or breach is not cured by Geron within 30 calendar days after receiving written notice from us of the inaccuracy or breach; or

•	a Geron Material Adverse Effect has occurred and, if curable, is not cured within 30 calendar days after receipt of written notice from BioTime of its intent to terminate the Asset Contribution Agreement based upon the occurrence of the Geron Material Adverse Effect.

Geron may also terminate the Asset Contribution Agreement if:

•	our or BioTime’s representations and warranties are inaccurate or become inaccurate, or if we or BioTime breach in any material respect any of our or BioTime’s respective covenants under the Asset Contribution Agreement, but only if the inaccuracy or breach would cause the closing conditions under the Asset Contribution Agreement concerning our or BioTime’s representations and warranties or performance of our or BioTime’s obligations not to be satisfied and the inaccuracy or breach is not cured by us or BioTime within 30 calendar days after receiving written notice from Geron of the inaccuracy or breach; or

•	a BioTime Material Adverse Effect has occurred and, if curable, is not cured within 30 calendar days after receipt of written notice from Geron of its intent to terminate the Asset Contribution Agreement based upon the occurrence of the BioTime Material Adverse Effect.

INVESTOR FUNDING

We have entered into a Stock and Warrant Purchase Agreement with an unaffiliated investor, Romulus Films, Ltd., under which Romulus has agreed to purchase from us 2,136,000 Series B Shares and 350,000 warrants for a total purchase price of $5,000,000 in cash.  We have agreed to register the Series B Shares and warrants to be sold to Romulus, and the Series B Shares issuable upon exercise of the warrants, for sale under the Securities Act promptly after the date on which we become eligible to register those securities on Form S-3.  Under the rules for the use of Form S-3, the earliest date on which we will become eligible to register securities in a secondary offering on Form S-3 will be 12 months after the registration statement of which this prospectus is a part becomes effective under the Securities Act.

Closing Conditions

The sale of the Series B Shares and warrants to Romulus under the Stock and Warrant Purchase Agreement will occur concurrently with the consummation of the Asset Contribution transaction, and the consummation of the Asset Contribution is a condition of Romulus’s obligation to purchase the Series B Shares and warrants.

Other conditions to Romulus’ obligation to purchase the Series B Shares and warrants include:

•	our representations and warranties in the Stock and Warrant Purchase Agreement being true and correct in all material respects;

•	our having complied with all of our covenants under the Stock and Warrant Purchase Agreement;

•	no Material Adverse Effect having occurred;

•	no litigation or other proceedings enjoining, delaying, prohibiting or restricting, and no judgment, order or writ of any governmental authority prohibiting or restricting, the consummation of either or both of the sale of the Series B Shares and warrants under the Stock and Warrant Purchase Agreement and the Asset Contribution Transaction; and

•	the Asset Contribution Agreement not having been amended, and either us nor BioTime having waived material conditions, without Romulus’ approval.

For purposes of the Stock and Warrant Purchase Agreement, “Material Adverse Effect” means any change that does, or would be reasonably expected to, have a material adverse effect on our business, operations, financial condition, or assets, provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect:  (a) any adverse effect resulting from or arising out of the announcement, pendency, or consummation of the transactions contemplated by the Stock and Warrant Purchase Agreement or the Asset Contribution Agreement transaction; (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industries in which we or Geron operate; (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; and (e) any adverse effect resulting from or arising out of any changes in any law, statute, rule or regulation, or the judicial or administrative interpretation thereof, or any change in generally accepted accounting principles.

Representations and Warranties

The Stock and Warrant Purchase Agreement contains a number of representations and warranties made by us that are subject, in some cases, to specified exceptions and qualifications.  These representations and warranties relate to, among other things:

•	due organization, existence and good standing;

•	corporate power and authority to execute and deliver, and perform the our obligations under the agreements with Romulus, the Asset Contribution Agreement and the agreements entered into in connection with the Asset Contribution Agreement, and to consummate the transactions contemplated thereby;

•	enforceability of the agreements

•	absence of any violation of our organizational documents and applicable laws and orders;

•	validity of the Series B Shares and warrants to be issued to Romulus;

•	absence of litigation and proceedings related to the agreements with Romulus;

•	payment of taxes; and

•	our capitalization.

Certain of representations and warranties are qualified as to “materiality” or “material adverse effect.”

PLAN OF DISTRIBUTION

Pursuant to the Asset Contribution Agreement, we will issue to Geron 6,537,779 Series A Shares in exchange for assets contributed to us by Geron.  Geron has agreed to distribute to its stockholders, on a pro rata basis, the Series A Shares that Geron will acquire in the Asset Contribution transaction.  Under the Asset Contribution Agreement, fractional shares will not be distributed in the Series A Distribution, and instead will be aggregated and sold for cash and the net cash proceeds of the sale will be distributed ratably to Geron stockholders. Geron may be deemed an "underwriter" as defined in the Securities Act with respect to the Series A Distribution.

Geron will not be required to make the Series A Distribution in the Excluded Jurisdictions or in any Exempt Jurisdiction.  With limited exceptions, to the extent required by applicable legal requirements, we are required to use reasonable best efforts to register or qualify (or obtain an exemption from such registration or qualification) the Series A Shares to be issued to Geron for offer and sale under the securities laws and blue sky laws of each of the jurisdictions in which such securities will be sold and/or distributed.  We are not required to (a) qualify generally to do business in any jurisdiction where we are not then so qualified, (b) take any action that would subject us to general service of process in any jurisdiction where we are not then so subject, or (c) register or qualify Series A Shares in any state or foreign jurisdiction in which the stockholders of Geron hold less than 20,000 shares of Geron common stock in the aggregate based upon information provided by Geron.

Under certain circumstances, if we register or qualify the Series A Shares in an Exempt Jurisdiction (a “Voluntary Jurisdiction”), Geron would be required to make the Series A Distribution in the Voluntary Jurisdiction.  In lieu of issuing Series A Shares in Exempt Jurisdictions (other than Voluntary Jurisdictions) or in Excluded Jurisdictions, the Series A Shares that Geron stockholders who reside in those jurisdictions would otherwise receive will instead be sold for cash and the net cash proceeds will be distributed ratably to those stockholders.

DESCRIPTION OF SECURITIES

Common Stock

Our Certificate of Incorporation currently authorizes the issuance of up to 150,000,000 shares of Common Stock comprised of 75,000,000 shares of Series A Common Stock, par value $0.0001 per share, and 75,000,000 shares of Series B Common Stock, par value $0.0001 per share.

There were no Series A Shares and 51,700 Series B Shares and issued and outstanding as of August 5, 2013, 50,000 of which are held by BioTime.  We will issue 6,537,779 Series A Shares and 21,773,340 Series B Shares in the Asset Contribution transaction, and 2,136,000 Series B Shares through the Stock and Warrant Purchase Agreement with Romulus, plus warrants to purchase an additional 3,500,000 Series B Shares.

Voting Rights

Each holder of record of Series A Shares or Series B Shares is entitled to one vote for each outstanding Series A Share or Series B Share owned on every matter properly submitted to the shareholders for their vote.   The Series A Shares and Series B Shares will vote together as a single class, without distinction as to series on all matters except as may otherwise be required by Delaware law.

Subject to any voting rights that might be afforded to holders of any Preferred Stock that might be outstanding, matters submitted to our shareholders for a vote will generally require for approval the affirmative vote of a majority of the shares of stock entitled to vote on the matter, without distinction as to class or series, present and voting at a meeting of shareholders at which a quorum is present, unless Delaware law requires a different vote.  Delaware law requires the following vote for approval of the following matters:

•
A merger or consolidation for which a vote of our shareholders is required, or a sale of all or substantially all of our assets, or a corporate dissolution, will require the affirmative vote of a majority of the outstanding shares of stock entitled to vote on the matter, without distinction as to class or series.

•
An amendment of our certificate of incorporation will require the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment, and a majority of the outstanding stock of each class entitled to vote on the amendment as a class.  Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote on the amendment by our certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences, or special rights of the shares of the class so as to affect them adversely.  If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of the vote required to approve the amendment.

•	Directors may be elected by a plurality of the shares of stock entitled to vote, voted at a meeting at which a quorum is present.

•	Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.  Any action required or that may be taken at any annual or special meeting of our shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted.

Dividend Rights

Subject to the dividend rights of holders of any shares of the Preferred Stock that may be issued from time to time, holders of Series A Shares and Series B Shares are entitled to any dividend declared by the Board of Directors out of funds legally available for that purpose.  We have not paid any cash dividends on our Common Stock, and it is unlikely that any cash dividends will be declared or paid on any series of Common Stock in the foreseeable future.  Instead, we plan to retain our cash for use in financing our future operations and growth.

We may declare and pay dividends or other distributions on Series A Shares without paying a corresponding dividend or distribution on the Series B Shares.  This difference in dividend and distribution rights will allow us to distribute to the holders of our Series A Shares the BioTime Warrants we will receive in the Asset Contribution.  We plan to effect the distribution of the BioTime Warrants to holders of our Series A Shares as promptly as practicable after Geron notifies us of the completion of the Series A Distribution.

Our Certificate of Incorporation provides that we may not pay a dividend or distribution to the holders of any class or series of capital stock until after Geron completes the Series A Distribution, and we complete the BioTime Warrants Distribution.

Conversion of Series B Shares into Series A Shares

The Series B Shares may be converted into Series A Shares, at our election, at any time after we distribute the BioTime Warrants to the holders of our Series A Shares.  Each Series B Share will be convertible into one Series A Share.  Our Certificate of Incorporation provides that in the event of any stock split, reverse stock split, stock dividend, reverse stock dividend, or similar transaction with respect to either the Series A Shares or Series B Shares, we will undertake a corresponding stock split, reverse stock split, stock dividend, reverse stock dividend, or similar transaction with respect the other series of Common Stock as well so that the ratio of outstanding shares of the two series will remain the same.

In the event of any conversion of Series B Shares into Series A Shares, not less than 15 days prior to the date set for the conversion (the “Conversion Date”), we will announce publicly by press release that the Series B Shares will be converted into Series A Shares on the Conversion Date, and we will give notice of the conversion to the holders of Series B Shares.  The notice will state (i) the Conversion Date; (ii) that all outstanding Series B Shares will be converted; (iii) the number of Series A Shares to be received with respect to each Series B Share; and (iv) the place or places where certificates representing Series B Shares, properly endorsed or assigned for transfer, are to be surrendered.

If the Conversion Date will be subsequent to the record date for the payment of a dividend or other distribution on Series B Shares, but prior to the payment of the dividend or distribution, the holders of record of Series B Shares at the close of business on that record date will be entitled to receive the dividend or other distribution payable on or with respect to their Series B shares on the date set for payment of that dividend or other distribution, notwithstanding the prior conversion of their Series B Shares into Series A Shares.

We will not be required to issue or deliver fractional shares upon the conversion of Series B Shares into Series A Shares.  In determining the number of Series A Shares that we will issue upon conversion of Series B Shares we may aggregate the Series B Shares held by each holder and if the aggregate number of Series A Shares to be issued to any Series B Share holder includes a fraction, we will pay a cash adjustment in lieu of that fraction in an amount equal to the value of the fraction of a Series A Share.

Liquidation Rights

Subject to the prior payment of the liquidation preference to holders of any shares of Preferred Stock that may be issued, holders of Common Stock are entitled to receive on a pro rata basis, without a distinction between Series A Shares and Series B Shares, all of our remaining assets available for distribution to the holders of Common Stock in the event of the liquidation, dissolution, or winding up of our operations.

Preemptive Rights

Holders of Common Stock, regardless of series, do not have any preemptive rights to become subscribers or purchasers of additional shares of any series of our Common Stock or of any other class or series of our capital stock.

Preferred Stock

Our Certificate of Incorporation currently authorizes the issuance of up to 5,000,000 shares of Preferred Stock, par value $0.0001 per share.  We may issue Preferred Stock in one or more series, at any time, with such powers, preferences, and rights, and qualifications, limitations and restrictions as our Board of Directors may determine, all without further action of our shareholders. Our Board of Directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. Any series of Preferred Stock which may be authorized by the Board of Directors in the future may be senior to and have greater rights and preferences than the Common Stock.  There are no shares of Preferred Stock presently outstanding and we have no present plan, arrangement or commitment to issue any Preferred Stock.

Warrants

We will issue warrants to purchase 3,500,000 Series B Shares, including the warrants that we will issue to BioTime under the Asset Contribution Agreement and the warrants that we will issue to Romulus under the Stock and Warrant Purchase Agreement.  Each warrant will entitle the holder to purchase one Series B Share at a price of $5.00 per share.

Expiration Date of Warrants

The warrants will expire at 5:00 p.m. New York time on the three-year anniversary of the date on which the warrants are issued, and the warrants may not be exercised after that date.

Adjustment of the Number of Shares and Exercise Price

The number of Series B shares issuable upon the exercise of the warrants, and exercise price per share, will be proportionally adjusted in the event of a stock split, stock dividend, combination, reclassification of Common Stock or similar recapitalization of the Series B Shares.

The number of shares issuable upon the exercise of the warrants, and exercise price per share will also be adjusted if we issue rights, options or warrants to all holders of our outstanding Common Stock, without any charge to those holders, entitling them to subscribe for or purchase shares of Common Stock at a price per share which is lower at the record date than the then current market price per share of Common Stock.  In that case, the number of Series B Shares thereafter purchasable upon the exercise of each warrant will be determined by multiplying the number of shares otherwise issuable upon exercise of each warrant by a fraction, of which the numerator will be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with the rights, options or warrants issued without charge, and of which the denominator will be the number of shares of Common Stock outstanding on the date of issuance of those rights, options or warrants plus the number of shares which the aggregate exercise price for the total number of shares of Common Stock issuable upon exercise of those rights, options or warrants would purchase at the current market price per share of Common Stock at the record date.

If we distribute to all holders of our shares of Common Stock (including any distribution made in connection with a merger in which we are the surviving corporation) evidences of our indebtedness or assets (excluding cash, dividends or distributions payable out of consolidated earnings or earned surplus and dividends or stock dividends) or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in above), then in each case the number of shares of Common Stock purchasable upon the exercise of each warrant shall be determined by multiplying the number of shares theretofore purchasable upon the exercise of each warrant by a fraction, of which the numerator will be the then current market price per share of Common Stock on the date of such distribution, and of which the denominator will be the then current market price per share of Common Stock, less the then fair value (as reasonably determined by our Board of Directors) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one share of Common Stock.

Whenever the number of shares purchasable upon the exercise of each warrant is adjusted, the price payable upon exercise of each warrant shall be adjusted by multiplying the exercise price immediately prior to the adjustment by a fraction, of which the numerator will be the number of shares purchasable upon the exercise of each warrant immediately prior to the adjustment, and of which the denominator will be the number of shares purchasable immediately thereafter.

Upon the expiration of any rights, options, warrants or conversion or exchange privileges that result in an adjustment of the number of shares issuable upon the exercise of the warrants and the exercise price, the number of shares purchasable upon the exercise of each warrant and the exercise price of the warrants shall be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only shares of Common Stock, if any, so issued were the shares of Common Stock actually issued or sold upon the exercise of the rights, options, warrants or conversion or exchange rights, and (B) those shares of Common Stock were issued or sold for the consideration actually received by us upon such exercise plus the aggregate consideration, if any, actually received by us for the issuance, sale or grant of all of  those rights, options, warrants or conversion or exchange rights whether or not exercised.

Effect of Conversion of Series B Shares into Series A Shares

If the outstanding Series B Shares are converted into Series A Shares before a warrant is exercised, the warrant holder will be entitled to receive upon exercise of their warrants a number of Series A Shares into which the Series B Shares that otherwise would have been issued would have been converted had they been issued immediately before the conversion of the Series B Shares into Series A Shares.

Preservation of Purchase Rights Upon Merger, Consolidation, and Certain Other Transactions

The Warrant Agreement governing the warrants provides that if we consolidate with or merge into another corporation, or if we sell, transfer or lease to another corporation all or substantially all our assets, we or our successor or the corporation that purchases us or our assets shall execute an agreement providing that each warrant holder shall have the right thereafter, either (i) upon payment of the exercise price of the warrants in effect immediately prior to the transaction, to purchase upon exercise of their warrant the “Sale Consideration,” or (ii) to receive, in cancellation of their warrants (and in lieu of paying the exercise price and exercising their warrants), the Sale Consideration less a portion having a fair market value (as reasonably determined by us) equal to the exercise price; provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term of a warrant or upon the exercise of a warrant.  The “Sale Consideration” means the kind and amount of shares and other securities and property (including cash) which the warrant holder would have owned or have been entitled to receive after the consolidation, merger, sale, transfer or lease had they exercised their warrants immediately prior to the transaction.

No Rights as Shareholders.

The warrants do not confer upon the warrant holders the right to vote or to receive dividends or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors or any other matter, or any rights whatsoever as our shareholders.

The forgoing description of the warrants is only a summary and does purport to be a complete description of all of the terms of the warrants, which are contained in a warrant Agreement.  The Warrant Agreement has been filed as an exhibit to Our Registration Statement of which this prospectus is a part.  The foregoing summary is qualified in all respects by the terms of the Warrant Agreement which is incorporated herein by reference.

Delaware Law and Certain Bylaw Provisions

Delaware Statutory Business Combinations Provision

Upon completion of the Series A Distribution, we will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.  For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.  Section 203 could discourage or make it more difficult to effect a change in our management or the acquisition of control by a holder of a substantial amount of our voting stock, even if our stockholders might consider such a change to be in their best interest.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal.  The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our bylaws provide that if a shareholder or a group of shareholders desires to nominate any person for election to our Board of Directors, or if they desire to bring any other business before a meeting of our shareholders, the shareholder or group must first have given timely notice of the proposal in writing to our Secretary.  To be timely, a shareholder's notice must be delivered or mailed to and received at our principal executive offices not less than 120 days prior to the one (1) year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to our annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of our annual meeting was first made.

Transfer Agent and Registrar

The transfer agent and registrar for the Series A Shares is American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.

INCOME TAX MATTERS

The following discussion of applicable United States federal income tax law is a general discussion only that focuses exclusively on the United States federal income tax consequences of the Series A Distribution and the BioTime Warrants Distribution.  This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this prospectus and all of which are subject to change at any time, possibly with retroactive effect.  Any such change could affect the tax consequences described below.

The following discussion does not purport to address the U.S. federal income tax position of any individual taxpayer, and does not include any matters of state or local tax laws or regulations, or any matters of any tax laws or regulations of any country other than the United States of America.  The following discussion is not and should not be construed to be tax advice to any holder of Geron stock or to any holder of Series A Shares or any recipient of any Series A Shares or BioTime Warrants.

This discussion is limited to recipients of the Series A Distribution and the BioTime Warrants Distribution that are “U.S. Holders” (as defined below) and who hold Geron stock and our stock as capital assets.

A U.S. Holder is a person or entity that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

If a recipient of the Series A Distribution or BioTime Warrants Distribution is a partnership for U.S. federal income tax purposes, the tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of such a partnership, you should consult your tax advisor regarding the tax consequences of the Series A Distribution or BioTime Warrants Distribution.

GERON STOCKHOLDERS WHO ACQUIRE SERIES A SHARES IN THE SERIES A DISTRIBUTION, AND HOLDERS OF SERIES A SHARES (INCLUDING GERON STOCKHOLDERS WHO ACQUIRE SERIES A SHARES IN THE SERIES A DISTRIBUTION) WHO ACQUIRE BIOTIME WARRANTS IN THE BIOTIME WARRANTS DISTRIBUTION SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE TAX CONSEQUENCES OF THE SERIES A DISTRIBUTION AND THE BIOTIME WARRANTS DISTRIBUTION TO THEM UNDER ANY AND ALL TAX LAWS AND REGULATIONS TO WHICH THEY MAY BE SUBJECT.

Upon completion of the Asset Contribution and Romulus’ $5,000,000 cash contribution to us, BioTime, Geron and Romulus will, in the aggregate, own not less than 80% of our outstanding capital stock.  Under §351 of the Code, BioTime, Geron, and Romulus generally should not recognize gain or loss from the transfer of property to us solely in exchange for shares of our common stock.  However, under §351(b) of the Code, if BioTime or Geron receive money or other property in addition to shares of our common stock, any money or property that they receive will be considered “boot” and the recipient of any “boot” would recognize gain (if any) equal to the excess of the fair market value of our shares of common stock plus any “boot” received over the tax basis of the assets transferred to us, but not in excess of the fair market value of the “boot.”  In addition, in certain circumstances the assumption of liabilities in excess of the tax basis of the assets transferred can also give rise to recognized gain.  The issuance by us of warrants to purchase our Series B Shares in the Asset Contribution will constitute a transfer of “boot” to BioTime.  Although the matter is not free from doubt, we believe that we are never the beneficial owner of the BioTime Warrants and that for U.S. federal income tax purposes the value of the right to receive the BioTime Warrants will be taxable to Geron at the time of the Asset Contribution.

The Asset Contribution should not result in any U.S. federal income tax liability to us.  Our tax basis in the assets received in the Asset Contribution should generally equal the basis of those assets in the hands of their respective transferors, increased by the amount of gain recognized by the transferor on such transfer (subject to certain limitations in the case of loss assets), and our holding period should include the holding period of the respective transferor of the assets.

The Series A Distribution

After the Asset Contribution, Geron will distribute the Series A Shares issued to it pursuant to the Asset Contribution to its stockholders pro rata, other than with respect to fractional shares and with respect to stockholders residing in certain jurisdictions.  No fractional shares will be distributed.  Any fractional Series A Shares and any Series A Shares that would have been distributed to stockholders residing in certain jurisdictions will instead be aggregated and sold and the net cash proceeds will be distributed in lieu thereof.

Geron should recognize gain (but not loss) on the Series A Distribution in an amount equal to the excess of the fair market value of the Series A Shares distributed over Geron’s tax basis in those shares (which, in general, would equal Geron’s tax basis in the assets contributed to us in exchange for the Series A Shares in the Asset Contribution, increased by any gain recognized by Geron on the Asset Contribution and decreased by the fair market value of any boot received in the Asset Contribution).  As discussed below, we believe that the fair market value of the Series A Shares includes the fair market value of the right to receive the BioTime Warrants.  As such, if Geron has overall accumulated earnings and profits or current earnings and profits for the taxable year that includes the Series A Distribution (each as determined for U.S. federal income tax purposes), including any earnings and profits resulting from the Series A Distribution, then:

•
the Series A Share Distribution would be taxed as a dividend to a Geron stockholder to the extent of the lesser of the stockholder’s allocable share of Geron’s earnings and profits and the fair market value of the Series A Shares; and

•
if the fair market value of the Series A Shares received by a Geron stockholder exceeds the stockholder’s allocable share of Geron's earnings and profits, the excess would be a return of capital that will reduce the stockholder’s basis in the stockholder’s Geron stock by that excess and, to the extent it exceeds the Geron stockholder’s basis in the stockholder’s Geron stock, would be taxable as gain from the sale or exchange of property that may be taxed as a long-term or short-term capital gain depending upon the stockholder’s holding period in the Geron stock.

If Geron does not have either overall accumulated earnings and profits or current earnings and profits for the taxable year that includes the Series A Distribution, then:

•
if the fair market value of the Series A Shares does not exceed the Geron stockholder’s basis in the stockholder’s Geron stock, the stockholder would recognize no taxable gain as a result of the Series A Share Distribution, and would be deemed to have received a return of capital that would reduce the stockholder’s basis in the stockholder’s Geron stock by the fair market value of the Series A Shares received; and

•
if the fair market value of the Series A Shares distributed to a Geron stockholder exceeds the Geron stockholder’s basis in the stockholder’s Geron stock, then the excess would be taxable as gain from the sale or exchange of property that may be taxed as a long-term or short-term capital gain depending upon the stockholder’s holding period in the Geron stock.

In addition, a Geron stockholder’s basis in the Series A Shares should be equal to the fair market value of the Series A Shares on date of the Series A Distribution, and the stockholder’s holding period for the Series A Shares should begin on the day following the Series A Distribution.

BioTime Warrants Distribution

After the Series A Distribution, we will distribute the BioTime Warrants pro rata to the holders of our Series A Shares.  Any Geron stockholder who receives Series A Shares, and does not dispose of the Series A Shares before the BioTime Warrants Distribution, will also receive BioTime Warrants.  We believe that the value of the right to receive the BioTime Warrants will be included in the value of the Series A Shares when distributed in the Series A Distribution.  Accordingly, we believe that since the taxable gain, if any, that the Geron stockholders would be required to recognize as a result of the fair market value of the right to receive the BioTime Warrants should have already been realized when they received their Series A Shares, the distribution of the BioTime Warrants at a later date should not be a taxable event to them.  It is unclear whether a Geron stockholder’s capital gains holding period for the BioTime Warrants should begin on the day following the BioTime Warrants Distribution or on the day following receipt (including by acquisition) of the Series A Shares.  For a holder who sells its BioTime Warrants at a gain, the prudent position would be to treat the day following the BioTime Warrants Distribution as the date on which the holding period of the BioTime Warrants began.

If a Geron stockholder sells Series A Shares received in the Series A Distribution prior to the BioTime Warrants Distribution and the purchaser of the Series A Shares receives the BioTime Warrants through the BioTime Warrants Distribution, we believe that the purchaser of Series A Shares should not incur taxable gain on account of their receipt of the BioTime Warrants.

A Geron stockholder or other holder of Series A Shares who receives BioTime Warrants in the BioTime Warrants Distribution will need to allocate a portion of their basis in their Series A Shares to the BioTime Warrants they receive.  The amount of basis allocable to the BioTime Warrants should be the fair market value of the BioTime Warrants on the date of the Series A Distribution.

The application of aspects of U.S. federal income tax law to the Series A Distribution and BioTime Warrants Distribution and related transactions is unclear and subject to different interpretations and there can be no assurance that Geron, the IRS, or other taxing authority will not take a different position from those described above.  In this regard, Geron or the IRS or other taxing authorities may take the position that for U.S. federal income tax purposes the BioTime Warrants Distribution should be treated as a distribution of the BioTime Warrants by us to holders of our Series A Shares.  Under this characterization, the fair market value of the BioTime Warrants distributed by us in the BioTime Warrants Distribution would be treated for U.S. federal income tax purposes as a dividend, return of capital with corresponding basis reduction, or short term capital gain transaction, depending on the recipients’ basis in their Series A Shares and the amount of our overall accumulated earnings and profits or current year earnings and profits, if any, in a manner similar to that described above in the discussion of the Series A Distribution.  Moreover, under this characterization, we would be required to recognize gain (but not loss) on the BioTime Warrants Distribution in an amount equal to the excess of the fair market value of the BioTime Warrants distributed over our tax basis in those warrants (which, in general, would be zero, increased by a portion of any gain recognized by BioTime in the Asset Contribution). Under this characterization, a Series A Share holder's basis in the holder’s BioTime Warrants received would be equal to the fair market value of the BioTime Warrants on date of the BioTime Warrants Distribution, and the holder’s holding period for the BioTime Warrants would begin on the day following the BioTime Warrants Distribution.

The Asset Contribution Agreement does not require that we, BioTime, and Geron take the same reporting position with respect to the Series A Distribution and the BioTime Warrant Distribution, and taking different reporting positions could increase the risk that the IRS would audit or federal income tax return.  You are urged to consult your own tax advisor to determine the proper characterization of the Series A Distribution and the BioTime Warrants Distribution.

Each of the Series A Distribution (and potentially the BioTime Warrants Distribution) may be subject to certain treatment under Sections 243 and 1059 of the Code.  The treatment under these sections is complex and highly dependent on a holder’s particular situation. Recipients of Series A Shares or BioTime Warrants in the Series A Distribution and the BioTime Warrants Distribution are urged to consult their tax advisors regarding the potential applicability and consequences of Sections 243 and 1059 to them.

Backup Withholding

Certain holders of Geron common stock or our Series A Shares may be subject, under certain circumstances, to backup withholding (at a rate of 28%) on certain consideration to be received from Geron or us.  You generally will not be subject to backup withholding, however, if you:

•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the Form W-9 or successor form you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof acceptable to Geron, us, and the transfer agent that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Holders of Geron common stock and our common stock are urged to consult their tax advisors with respect to the tax consequences of the transactions generally and in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

LEGAL MATTERS

The validity of the Series A Shares, Series B Shares, and the warrants will be passed upon for Asterias by Thompson, Welch, Soroko & Gilbert LLP, San Francisco and San Rafael, California.  A member of Thompson, Welch, Soroko, & Gilbert LLP owns 10,000 BioTime common shares.

EXPERTS

The financial statements for the year ended December 31, 2012 included in this prospectus have been audited by Rothstein Kass, an independent registered public accounting firm, to the extent and for the periods set forth in their report included herein, and are so included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C., a registration statement on Form S-1 for the registration of the Series A Shares offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement.  For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of the requisite fees.  You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.  The address of the site is http://www.sec.gov.

Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete.  In each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the exhibit.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC.  These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities, and web site of the Commission referred to above.  We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

ASTERIAS BIOTHERAPEUTICS, INC.
(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Asterias Biotherapeutics, Inc. (formerly known as BioTime Acquisition Corporation)
(a company in the development stage)

We have audited the accompanying balance sheet of Asterias Biotherapeutics, Inc. (formerly known as BioTime Acquisition Corporation) (a company in the development stage) (the “Company”) as of December 31, 2012, and the related statements of operations, stockholders’ deficit, and cash flows for the period September 24, 2012 (inception) through December 31, 2012.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, and the results of its operations and its cash flows for the period September 24, 2012 (inception) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Rothstein Kass

New York, New York
April 2, 2013

ASTERIAS BIOTHERAPEUTICS, INC.
(a company in the development stage)

BALANCE SHEETS

	June 30, 2013 (Unaudited)	December 31, 2012
ASSETS
CURRENT ASSETS
Cash	$65,493	$-
Prepaid expenses and other current assets	86,894	4,011

NONCURRENT ASSETS
Deposits	54,423	-
Prepaid rent - net of current portion	126,879	-
Furniture and equipment, net	536,637	-

TOTAL ASSETS	$870,326	$4,011

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Amount due to BioTime	$3,517,379	$761,164
Accounts payable and accrued expenses	237,320	-

TOTAL LIABILITIES	3,754,699	761,164

Commitments and contingencies (see Note 6)

EQUITY
Preferred Shares, $0.0001 par value, authorized 5,000,000 shares; none issued and outstanding	-	-
Common shares, $0.0001 par value, authorized 75,000,000 Series A shares and 75,000,000 Series B shares; no Series A shares and 51,700 Series B shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	5	5

Additional paid-in capital	74,174	51,735
Deficit accumulated during the development stage	(2,908,552)	(758,893)
Subscription receivable	(50,000)	(50,000)
Total equity	(2,884,373)	(757,153)
TOTAL LIABILITIES AND EQUITY	$870,326	$4,011

See accompanying notes to financial statements.

ASTERIAS BIOTHERAPEUTICS, INC.
(a company in the development stage)

STATEMENTS OF OPERATIONS

	As of June 30, 2013 (Unaudited)		Period from Inception (September 24, 2012) to
	3 months	6 months	December 31, 2012	June 30, 2013 (Unaudited)
Formation and organization costs	$157,937	504,655	$727,123	$1,231,778
Salaries and payroll related expenses	527,866	740,153	27,022	767,175
Other expenses	$648,716	904,851	$4,748	$909,599

NET LOSS	$1,334,519	2,149,659	$758,893	$2,908,552

Weighted average common shares outstanding — basic and diluted	51,700	51,700	51,648	51,682

Basic and diluted net loss per common share	$25.81	41.58	$14.69	$56.28

See accompanying notes to the financial statements.

ASTERIAS BIOTHERAPEUTICS, INC.
(a company in the development stage)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Shares					Accumulated Deficit
	Series A		Series B		Additional	During the
	Shares	Amount	Shares	Amount	Paid-In Capital	Development Stage	Subscription Receivable	Stockholders’ Deficit
Common shares issued to BioTime on September 24, 2012 (date of inception)	-	$-	50,000	$5	$49,995	$	$(50,000)	$-
Common shares issued to officer on September 27, 2012	-	-	1,700	-	1,740			1,740
Net loss						(758,893)	-	(758,893)
Balance at December 31, 2012	-	-	51,700	5	51,735	(758,893)	(50,000)	(757,153)
Stock-based compensation					22,439			22,439
Net loss						(2,149,659)	-	(2,149,659)
Balance at June 30, 2013 (Unaudited)	-	$-	51,700	$5	$74,174	$(2,908,552)	$(50,000)	$(2,884,373)

See accompanying notes to financial statements

ASTERIAS BIOTHERAPEUTICS, INC.
(a company in the development stage)

 STATEMENTS OF CASH FLOWS

	Six months ended	Period from Inception (September 24, 2012) to
	June 30, 2013 (Unaudited)	December 31, 2012	June 30, 2013 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,149,659)	$(758,893)	$(2,908,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	36,649	-	36,649
Stock-based compensation	22,439	-	22,439
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(209,762)	(2,271)	(212,033)
Accounts payable and accrued expenses	237,321	-	237,321
Net cash used in operating activities	(2,063,012)	(761,164)	(2,824,176)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(573,287)	-	(573,287)
Payment of security deposits	(54,423)	-	(54,423)
Net cash used in investing activities	(627,710)	-	(627,710)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amount due to BioTime	2,756,215	761,164	3,517,379
Net cash provided by financing activities	2,756,215	761,164	3,517,379

Net increase in cash:
Cash at beginning of period	-	-	-
Cash at end of period	$65,493	$-	$65,493
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$-	$-	$-
Cash paid during the period for interest	$-	$-	$-
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common shares issued upon investment by BioTime	$-	$50,000	$50,000
Common shares issued in exchange for Geron common shares in connection with investment by officer	$-	$1,740	$1,740

See accompanying notes to financial statements.

ASTERIAS BIOTHERAPEUTICS, INC.
(a company in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Asterias Biotherapeutics, Inc. (a company in the development stage) (“Asterias”) was incorporated in Delaware on September 24, 2012.  Asterias’ primary focus is the emerging field of regenerative medicine. Asterias’ core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency.  Asterias plans to develop therapeutic products from “pluripotent” stem cells to treat diseases or injuries in a variety of medical fields, including neurology, oncology, cardiology, metabolic diseases, ophthalmology, orthopedics, and blood and vascular diseases.

Asterias is considered to be in the development stage as defined in Statement of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies.

At June 30, 2013 and December 31, 2012, Asterias had not commenced operations nor generated revenue to date.  All activity through June 30, 2013 primarily relates to Asterias’ formation and the execution of the Asset Contribution Agreement described below.  Certain other expenses are primarily attributed to rent and utilities and general overhead expenses.  Asterias has selected December 31 as its fiscal year end.

On January 4, 2013, Asterias entered into an Asset Contribution Agreement with BioTime, Inc., its parent company (“BioTime”), and Geron Corporation (‘Geron’) pursuant to which Asterias will receive certain assets in exchange for shares of Series A common stock, par value $0.0001 per share (“Series A Shares”) that it will issue to Geron, and shares of Series B common stock, par value $0.0001 per share (“Series B Shares”) and warrants to purchase Series B shares that Asterias will issue to BioTime (the “Asset Contribution”).  Asterias has also entered into a Stock and Warrant Purchase Agreement with an investor through which it will receive cash in exchange for Series B Shares and warrants.

In the Asset Contribution, Asterias will receive the following assets from Geron and BioTime:

From Geron:

•	certain patents and patent applications and all related active prosecution cases, trade secrets, know-how and certain other intellectual property rights, and all of Geron’s goodwill with respect to the technology of Geron directly related to the research, development and commercialization of certain products and know-how related to hES cells;

•	certain biological materials and reagents (including master and working cell banks, original and seed banks, and research, pilot and GMP grade lots and finished product);

•	certain laboratory equipment;

•	certain contracts;

•	certain books, records, lab notebooks, clinical trial documentation, files and data;

•	certain regulatory filings, including the investigational new drug applications filed with the United States Food and Drug Administration for clinical trials for GRNOPC-1 for spinal cord injury, including a Phase I safety study of oligodendrocyte progenitor (GRNOPC-1) cells in patients with neurologically complete, subacute spinal cord injury (Protocol No. CP35A007), and long term follow up of subjects who received GRNOPC1 (Protocol No. CP35A008), and the clinical trials for VAC1 for acute myelogenous leukemia, including a Phase I/II study of active immunotherapy with GRNVAC1, autologous mature dendritic cells transfected with mRNA encoding human telomerase reverse transcriptase (hTERT), in patients with acute myelogenous leukemia (AML) in complete remission (Protocol No. CP06-151) (the “Clinical Trials”); and

·	certain abandoned or inactive patents and abandoned or inactive patent applications.

From BioTime:

•	8,902,077 BioTime common shares, which for purposes of the Asset Contribution Agreement were valued at $30,000,000 based upon the aggregate volume weighted-average per share closing price of BioTime common shares as listed on the NYSE MKT for the twenty (20) consecutive trading days immediately preceding January 4, 2013 (the “Average Price”);

•	Warrants to subscribe for and purchase 8,000,000 additional BioTime common shares (the “BioTime Warrants”) exercisable for a period of five years at a price of $5.00 per share, subject to pro rata adjustment for certain stock splits, reverse stock splits, stock dividends, recapitalizations and other transactions;

•	$5,000,000 in cash (the “BioTime Cash Contribution”);

•	10% of the shares of common stock of BioTime’s subsidiary OrthoCyte Corporation issued and outstanding as of January 4, 2013;

•	6% of the ordinary shares of BioTime’s subsidiary Cell Cure Neurosciences, Ltd. issued and outstanding as of January 4, 2013; and

•	a quantity of certain human hES cell lines produced under “good manufacturing practices” sufficient to generate master cell banks, and non-exclusive, world-wide, royalty-free licenses to use those cell lines and certain patents pertaining to stem cell differentiation technology for any and all purposes.

At the closing of the Asset Contribution, Asterias will issue to Geron and BioTime the following securities:

•	To Geron, 6,537,779 Series A Shares; and

•	To BioTime, 21,773,340 Series B Shares, and warrants to purchase 3,150,000 Series B Shares, exercisable for a period of three years from the date of issue at an exercise price of $5.00 per share.

Cash Contribution by Private Investor

A private investor, Romulus Films Ltd. ("Romulus"), has agreed to contribute $5,000,000 in cash to Asterias for 2,136,000 Series B Shares and warrants to purchase 350,000 additional Series B Shares.  That investment will be made in conjunction with the closing of the Asset Contribution under the Asset Contribution Agreement.

If for any reason Romulus fails to make the $5,000,000 contribution, BioTime will contribute cash, BioTime common shares, or a combination of cash and BioTime common shares in an amount equal in value to the cash not contributed by Romulus.  Any BioTime common shares so contributed will be valued at the Average Price and BioTime will receive Series B shares and warrants that Romulus would have received had it made the cash contribution to Asterias.  Average Price is defined as $3.37 per share, based upon the aggregate volume weighted-average per share closing price of BioTime common shares as listed on the NYSE MKT for the twenty (20) consecutive trading days immediately preceding January 4, 2013

Assumed Liabilities

At the closing of the Asset Contribution, Asterias will assume all obligations and liabilities of Geron and its affiliates relating to:

•	the Contributed Geron Assets and attributable to periods, events or circumstances after the Asset Contribution;

•	obligations of Geron and its affiliates to be performed following the Asset Contribution, under contracts included in the Contributed Geron Assets;

•	an appeal filed in the United States District Court in Civil Action No. C12-04813 (the “ViaCyte Appeal”) seeking the reversal of two adverse determinations by the United States Patent and Trademark Office’s Board of Patent Appeals and Interferences with respect to two patent applications in U.S. Patent Interference 105,734, involving US patent 7,510,876 (ViaCyte) and US patent application 11/960,477 (Geron), and U.S. Patent Interference 105,827 involving US patent 7,510,876 (ViaCyte) and US patent application 12/543,875 (Geron). Asterias will also assume the patent interferences upon which the ViaCyte Appeal is based, as well as certain oppositions filed by Geron against certain ViaCyte, Inc. patent filings in Australia and in the European Patent Office; provided, that Asterias will not assume expenses incurred by Geron relating to the appeal or the other ViaCyte patent interference and opposition proceedings prior to the closing of the Asset Contribution; and

•	the Clinical Trials.

2. Summary of Significant Accounting Policies

Furniture and Equipment – Furniture and Equipment are stated at cost. They are being depreciated using the staright-line method over a period of 24 to 120 months. See Note 3.

Basis of Presentation – Asterias has historically operated as part of BioTime, and not as a stand-alone company.  The financial statements presented herein, and discussed below, have been prepared on a stand-alone basis and are derived from the financial statements and accounting records of BioTime using the historical basis of assets and liabilities of Asterias.  The financial statements are presented in accordance with accounting principles generally accepted in the U.S. and with the accounting and reporting requirements of Regulation S-X of the Securities and Exchange Commission ("SEC").   BioTime has consolidated the results of Asterias into BioTime’s consolidated results based on BioTime’s ability to control Asterias’ operating and financial decisions and policies through the ownership of Series B shares of Asterias throughout the periods presented.  BioTime had a 96.7% ownership of the outstanding common stock of Asterias at June 30, 2013 (unaudited) and December 31, 2012.

The unaudited interim balance sheet as of June 30, 2013, the unaudited interim statements of operations for the three and six months ended June 30, 2013 and period from inception (September 24, 2012) to June 30, 2013, and the unaudited interim statements of cash flows for the six months ended June 30, 2013 and period from inception (September 24, 2012) to June 30, 2013 have been prepared by Asterias’ management.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2013 have been made.  The results of operations for the three and six months ended June 30, 2013 are not necessarily indicative of the operating results anticipated for the full year of 2013.

Development Stage Company – Asterias complies with the reporting requirements of ASC 915, “Development Stage Entities.”

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Impairment of long-lived assets – Asterias’ long-lived assets, including intangible assets, will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, Asterias will evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment will be recognized and measured by the amount by which the carrying amount exceeds the estimated fair value of the assets.

Reclassification – Certain prior period amounts have been reclassified to conform to the current period presentation.

Income taxes – Asterias’ operations were historically included in BioTime’s consolidated U.S. federal and certain state income tax returns.  The provision for income taxes has been determined as if Asterias had filed separate tax returns for the periods presented.  Accordingly, the effective tax rate of Asterias in future years could vary from its historical effective tax rates depending on the future legal structure of Asterias and related tax elections.  The historical deferred tax assets, including the operating losses and credit carryforwards generated by Asterias, will remain with BioTime. Asterias accounts for income taxes in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) requirements, which prescribe the use of the asset and liability method, whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect.  Valuation allowances are established when necessary to reduce deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized.  The guidance also prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more-likely-than-not sustainable upon examination by taxing authorities.  Asterias will recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense.  No amounts were accrued for the payment of interest and penalties as of June 30, 2013 and December 31, 2012.  Management is currently unaware of any tax issues under review.

Loss per share – Basic net loss per share is computed by dividing net loss attributable to Asterias, Inc. by the weighted-average number of shares of common stock outstanding for the period.  Diluted net loss per share reflects the weighted-average number of shares of common stock outstanding plus the potential effect of dilutive securities or contracts which are convertible to common stock, such as options and warrants (using the treasury stock method) and shares issuable in future periods, except in cases where the effect would be anti-dilutive.  There were no options or warrants issued and outstanding as of June 30, 2013 and December 31, 2012.

Effect of recently issued and recently adopted accounting pronouncements – There are no recently issued accounting standards which are not yet effective which Asterias believes would materially impact the financial statements.

3. Furniture and Equipment

At June 30, 2013 and December 31, 2012, furniture and equipment were comprised of the following:

	June 30, 2013	December 31, 2012
	(unaudited)
2012
Furniture and equipment	$573,286	$-
Accumulated depreciation	(36,649)	-
Furniture and equipment, net	$536,637	$-

Depreciation expense amounted to $36,649 and $0 for the six months ended June 30, 2013 and 2012, respectively.

4. Liquidity

Asterias has incurred operating losses and negative cash flow since inception, and had an accumulated deficit of $2,908,552 (unaudited) and $758,893 as of June 30, 2013 and December 31, 2012, respectively.  Since inception, Asterias has received funding for formation and operating costs from BioTime.  Asterias plans to invest significant resources in research and development in the field of regenerative medicine.  Asterias expects to continue to incur operating losses and negative cash flows.  BioTime will continue to fund Asterias’s business activities into 2013 prior to the consummation of the Asset Contribution.

5. Related Party Transactions

Between September 24, 2012 and June 30, 2013, Asterias issued 51,700 Series B shares (“Initial Shares”) to its parent company and an officer (“Initial Stockholders”).  On September 24, 2012 Asterias issued 50,000 Series B shares to BioTime for $1.00 per share and on September 27, 2012 issued 1,700 Series B shares to an officer in exchange for 1,000 shares of common stock of a publicly traded company other than BioTime with a market value of $1,740 at the time of investment.

Asterias has not yet received the proceeds from the issuance of the Series B shares to BioTime, therefore $50,000 is recorded as a subscription receivable on Asterias’ balance sheets and statements of stockholders’ deficit as of and for the three and six months ended June 30, 2013 (unaudited) and the year ended December 31, 2012.

6. Equity Incentive Plan

On March 10, 2013, Asterias adopted an Equity Incentive Plan (the “Plan”) under which it has reserved 4,500,000 shares of common stock for the grant of stock options or the sale of restricted stock (“Restricted Stock’).  Asterias may also grant stock appreciation rights (“SARs”) and hypothetical units issued with reference to common stock (“Restricted Stock Units”) under the Plan.   Initially, Asterias will issue Series B Shares under the Plan but upon the conversion of all of the outstanding Series B Shares into Series A Shares Asterias will issue Series A Shares under the Plan.  The Plan also permits Asterias to issue such other securities as its Board of Directors or the Compensation Committee administering the Plan may determine.

No options, Restricted Stock, Restricted Stock Units, or SARs (“Awards”) may be granted under the Plan more than ten years after the date upon which the Plan was adopted by the Board of Directors, and no options or SARS granted under the Plan may be exercised after the expiration of ten years from the date of grant.

Awards may be granted under the Plan to Asterias employees, directors, and consultants, and those of any subsidiaries that Asterias may form or acquire.  The Plan will be administered by Asterias’ Board of Directors or by the Compensation Committee of the Board of Directors, who will make all determinations with regard to the grant and terms of Awards, subject to the terms of the Plan.  Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events as determined by the Board or the Committee.  The Board or Committee, in its discretion, may accelerate the vesting of an Award after the date of grant.

No person shall be granted, during any one year period, options to purchase, or SARs with respect to, more than 1,000,000 shares in the aggregate, or any Awards of Restricted Stock or Restricted Stock Units with respect to more than 500,000 shares in the aggregate.  If an Award is to be settled in cash, the number of shares on which the Award is based shall not count toward the individual share limit.

Stock Options

Options granted under the Plan may be either "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options.  Incentive stock options may be granted only to Asterias employees and employees of its subsidiaries.  The exercise price of stock options granted under the Plan must be equal to the fair market of Asterias’ common stock on the date the option is granted.  In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of Asterias stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common stock on the grant date, and the term of the option may be no longer than five years.  The aggregate fair market value of Asterias’ common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The options’ exercise price may be payable in cash or in common stock having a fair market value equal to the exercise price, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board of Directors or Compensation Committee may approve.

Incentive stock options granted under the Plan are nontransferable except by will or the laws of descent and distribution and may be exercised only during employment or within three months after termination of such employment, subject to certain exceptions in the event of the death or disability of the optionee.

Options other than incentive stock options under the Code are also nontransferable except by will or the laws of descent and distribution, except to the extent that the Board or Committee permits the optionee to transfer an option to a family member, a trust for family members, or other persons approved by the Board or Committee in its discretion.

Generally options will be exercisable only while the optionee remains an employee, director or consultant, or during a specific period thereafter as approved by the Board or Committee, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of 12 months after termination or the expiration date of the option.

The number of shares of common stock covered by the Plan, and the number of shares of common stock and the exercise price per share of each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of issued and outstanding shares of common stock effected without receipt of consideration by Asterias.

Restricted Stock and Restricted Stock Units

In lieu of granting options, Asterias may enter into purchase agreements with employees under which they may purchase or otherwise acquire Restricted Stock or Restricted Stock Units subject to such vesting, transfer, and repurchase terms and restrictions as the Board or Committee may determine.  The price at which Restricted Stock may be issued or sold will be not less than 100% of fair market value.  Asterias may permit employees or consultants, but not executive officers or directors, who purchase Restricted Stock to pay for their shares by delivering a promissory note or an installment payment agreement that may be secured by a pledge of their shares.  Asterias may also issue Restricted Stock for services actually performed by the recipient prior to the issuance of the Restricted Stock.

The Board or Committee may require that Restricted Stock shall be held by Asterias or in escrow pending the expiration or release of the applicable restrictions.  Unvested Restricted Stock for which Asterias has not received payment may be forfeited to Asterias, or Asterias may have the right to repurchase unvested shares upon the occurrence of specified events, such as termination of employment.

Subject to the restrictions set by the Board or Committee, a recipient of Restricted Stock generally shall have the rights and privileges of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by Asterias for the recipient's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Board or Committee.  The cash dividends or stock dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the recipient in cash or, at the discretion of the Board or Committee, in common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on the Restricted Stock and, if the Restricted Stock is forfeited, the recipient shall have no right to the dividends.

The terms and conditions of a grant of Restricted Stock Units shall be determined by the Board or Committee.  No shares of stock shall be issued at the time a Restricted Stock Unit is granted, and Asterias will not be required to set aside a fund for the payment of any such award.  A recipient of Restricted Stock Units shall have no voting rights with respect to the Restricted Stock Units.  Upon the expiration of the restrictions applicable to a Restricted Stock Unit, Asterias will either issue to the recipient, without charge, one share of common stock per Restricted Stock Unit or cash in an amount equal to the fair market value of one share of common stock.

At the discretion of the Board or Committee, each Restricted Stock Unit (representing one share) may be credited with cash and stock dividends paid by in respect of one share of common stock ("Dividend Equivalents").  Dividend Equivalents shall be withheld by Asterias for the recipient's account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Board or Committee.  Dividend Equivalents credited to a recipient's account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Board or Committee, in shares of stock having a fair market value equal to the amount of the Dividend Equivalents and earnings, if applicable, upon settlement of the Restricted Stock Unit.  If a Restricted Stock Unit is forfeited, the recipient shall have no right to the related Dividend Equivalents.

SARS

An SAR is the right to receive, upon exercise, an amount payable in cash or shares or a combination of shares and cash, as determined by the Board or Committee, equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of (a) the fair market value of a share of common stock on the date the SAR is exercised, over (b) the exercise price specified in the SAR Award agreement.  SARs may be granted either as free standing SARs or in tandem with options, and with such terms and conditions as the Board or Committee may determine.  SARs may vest and thereby become exercisable in periodic installments as determined by the Board or the Committee.  No SAR may be exercised later than 10 years after the date of grant.

The exercise price of an SAR will be determined by the Board or Committee, but shall not be less than 100% of the fair market value of one share of common stock on date of grant.  An SAR granted in conjunction with an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that the SAR by its terms shall be exercisable only when the fair market value per share exceeds the exercise price per share of the SAR or related option.  Upon any exercise of an SAR granted in tandem with an option, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the SAR has been exercised.  The number of shares for which an SAR issued in tandem with an option shall be exercisable shall be reduced by the number of shares for which the related option has been exercised.

Withholding

To the extent provided by the terms of an Award Agreement or as may be approved by the Board or Committee, an optionee or recipient of a Restricted Stock or Restricted Stock Unit Award or SAR may satisfy any federal, state or local tax withholding obligation relating to the Award by any of the following means (in addition to Asterias' right to withhold from any compensation paid to the Award recipient) or by a combination of such means: (a) tendering a cash payment; (b) authorizing Asterias to withhold shares of common stock from the shares otherwise issuable to the recipient as a result of the exercise or acquisition of shares under the Award, provided, however, that no shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to Asterias previously owned and unencumbered shares of Asterias common stock.

Changes in Shares Under the Plan

In the event of changes in the outstanding common stock or in Asterias’ capital structure by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization, the terms of Awards granted under the Plan, and the maximum number of shares subject to all Awards under the Plan or with respect to which any one person may be granted Awards during any one year period, will be equitably adjusted or substituted, as to the number, price or kind of a share or other consideration subject to the Awards to the extent necessary to preserve the economic intent of the Awards.  In making such adjustments, the Board or Committee shall generally ensure that the adjustments will not constitute a modification, extension or renewal of an incentive stock option within the meaning of Section 424(h)(3) of the Code, and in the case of non-qualified options, ensure that any adjustments will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code, and that adjustments or substitutions of Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not cause us to be denied a tax deduction on account of Section 162(m) of the Code.

Options Granted

As of August 5, 2013, Asterias had granted to certain officers, employees, and directors, options to purchase a total of 2,580,208 Series B Shares at exercise price of $2.34 per share under the Plan.

7. Commitments and Contingencies

Asterias had no commitments other than those under the Asset Contribution Agreement as of June 30, 2013 and as of December 31, 2012.  BioTime entered into a property lease agreement on behalf of Asterias subsequent to year end.  See Note 8.

As of June 30, 2013, our contractual lease obligations for the next three years were as follows:

Operating Lease Commitment
2013	$190,714
2014	381,427
2015	381,427
Total	$953,568

8. Income Taxes

Asterias’ operations were historically included in BioTime’s consolidated U.S. federal and certain state income tax returns.  The provision for income taxes has been determined as if Asterias had filed separate tax returns for the periods presented.  Accordingly, the effective tax rate of Asterias in future years could vary from its historical effective tax rates depending on the future legal structure of Asterias and related tax elections.  The historical deferred tax assets, including the operating loss and credit carryforwards, generated by Asterias, will remain with BioTime.

The primary components of the net deferred tax assets at June 30, 2013 and December 31, 2012 were as follows:

	June 30, 2013 (Unaudited)	December 31, 2012
Deferred tax assets:
Net operating loss carryforwards	$657,306	$12,682
Transaction costs	490,804	289,222
Stock-based compensation	7,629	-
Valuation allowance	(1,155,739)	(301,904)
Net deferred tax assets	$-	$-

Income taxes differed from the amounts computed by applying the U.S. federal income tax of 34% to pretax losses from operations as a result of the following:

	June 30, 2013 (Unaudited)	December 31, 2012
Computed tax benefit at federal statutory rate	(34%)	(34%)
Permanent differences	-	-
Losses for which no benefit has been recognized	40%	40%
State tax benefit, net of effect on federal income taxes	(6%)	(6%)
Formation, operating costs, and other credits	-	-
	0%	0%

As of June 30, 2013, Asterias has net operating loss carryforwards of approximately $2.9 million (unaudited) for federal and state tax purposes, which expire through 2033.

No tax benefit has been recorded through June 30, 2013 and December 31, 2012 because of the net operating losses incurred and a full valuation allowance has been provided.  A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Asterias established a 100% valuation allowance for all periods presented due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

Internal Revenue Code Section 382 places a limitation (“Section 382 Limitation”) on the amount of taxable income that can be offset by net operating loss (“NOL”) carryforwards after a change in control (generally greater than 50% change in ownership within a three-year period) of a loss corporation.  California has similar rules.  Generally, after a control change, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation.  Due to these “change in ownership” provisions, utilization of the NOL and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

Asterias will file an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states and foreign jurisdictions.

Asterias may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes.  These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws.  Asterias's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

9. Shared Facilities and Service Agreement

On April 1, 2013, Asterias and BioTime executed a Shared Facilities and Services Agreement (“Shared Facilities Agreement”).  Under the terms of the Shared Facilities Agreement, BioTime will allow Asterias to use its premises and equipment located at Alameda, California for the sole purpose of conducting business.  BioTime will provide basic accounting, billing, bookkeeping, payroll, treasury, collection of accounts receivable (excluding the institution of legal proceedings or taking of any other action to collect accounts receivable), payment of accounts payable, and other similar administrative services to Asterias.  BioTime may also provide the services of attorneys, accountants, and other professionals who may also provide professional services to BioTime and its other subsidiaries. BioTime will also provide Asterias with the services of its laboratory and research personnel, including BioTime employees and contractors, for the performance of research and development work for Asterias at the premise.

BioTime will charge Asterias a fee for the services and usage of facilities, equipment, and supplies aforementioned.  For each billing period, BioTime will equitably prorate and allocate its employee costs, equipment costs, insurance costs, lease costs, professional costs, software costs, supply costs, and utilities costs, between BioTime and Asterias based upon actual documented use and cost by or for Asterias or upon proportionate usage by BioTime and Asterias, as reasonably estimated by BioTime.  Asterias shall pay 105% of the allocated costs (the “Use Fee”).  The allocated cost of BioTime employees and contractors who provide services will be based upon records maintained of the number of hours of such personnel devoted to the performance of services.

The Use Fee will be determined and invoiced to Asterias on a quarterly basis for each calendar quarter of each calendar year.  If the Shared Facilities Agreement terminates prior to the last day of a billing period, the Use Fee will be determined for the number of days in the billing period elapsed prior to the termination of the Shared Facilities Agreement.  Each invoice will be payable in full by Asterias within 30 days after receipt.  Any invoice or portion thereof not paid in full when due will bear interest at the rate of 15% per annum until paid, unless the failure to make a payment is due to any inaction or delay in making a payment by BioTime employees from Asterias funds available for such purpose, rather than from the unavailability of sufficient funds legally available for payment or from an act, omission, or delay by any employee or agent of Asterias.

In addition to the Use Fees, Asterias will reimburse BioTime for any out of pocket costs incurred by BioTime for the purchase of office supplies, laboratory supplies, and other goods and materials and services for the account or use of Asterias, provided that invoices documenting such costs are delivered to Asterias with each invoice for the Use Fee.  Furthermore, BioTime will have no obligation to purchase or acquire any office supplies or other goods and materials or any services for Asterias, and if any such supplies, goods, materials or services are obtained for Asterias, BioTime may arrange for the suppliers thereof to invoice Asterias directly.

Asterias in turn may charge BioTime or any Other Subsidiary for similar services provided by Asterias at the same rate and terms as aforementioned. “Other Subsidiary” means a subsidiary of BioTime other than Asterias and other than a subsidiary of Asterias.

The Shared Facilities Agreement terminates on December 31, 2016, provided that, unless otherwise terminated under another provision of the Shared Facilities Agreement, the term of the Shared Facilities Agreement will automatically be renewed and the termination date will be extended for an additional year each year after December 31, 2016, unless either party gives the other party written notice stating that the Shared Facilities Agreement will terminate on December 31 of that year.

On April 1, 2013, Asterias executed a Promissory Note (“Promissory Note”) for a principal amount of up to $5,000,000, payable to BioTime for funds that may be advanced to Asterias by BioTime.  Under the terms of the Promissory Note, Asterias shall not request advances in excess of $5,000,000 in the aggregate, regardless of whether the outstanding principal balance of advances has been reduced to an amount less than the maximum loan amount of $5,000,000 through payments made by Asterias to BioTime on the Promissory Note.

Interest shall accrue and be payable at the rate of 0.24% per annum, compounded monthly.  Interest will be computed on the basis of a 365-day year and the actual number of days elapsed.  The outstanding principal balance of the Promissory Note, plus all unpaid accrued interest thereon, will be due and payable on the earlier of (a) December 31, 2013, and (b) the “Closing Date” as defined in the Asset Contribution Agreement.

The unpaid principal balance of the Promissory Note, together with all accrued interest, will, at BioTime’s option, become immediately due and payable in full, without demand or notice, upon the occurrence of any "Event of Default."  For purposes of the Promissory Note, the following are Events of Default:

(1)            the failure of Asterias to pay when due any interest, principal, or other amount payable under the Promissory Note, if such failure to pay continues for a period of seven days;

(2)            Asterias (a) becoming the subject of any order for relief in a proceeding under any Debtor Relief Law; (b) becoming unable to pay, or admitting in writing its inability to pay, its debts as they mature; (c) making an assignment for the benefit of creditors; (d) for the benefit of creditors, applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for Asterias or for all or any part of its property or assets; (e) instituting or consenting to any proceeding under any Debtor Relief Law with respect to Asterias or all or any part of its property or assets, or the institution of any similar case or proceeding with respect to Asterias or its property or assets without the consent of Asterias if such case or proceeding continues undismissed or unstayed for 60 calendar days; or (f) the dissolution or liquidation of Asterias; or

(3)            (a) the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitation, or similar officer for Asterias or for all or any part of its property or assets without the application or consent of Asterias, if such appointment continues undischarged or unstayed for 60 calendar days; or (b) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of Asterias if such process is not released, vacated or fully bonded within 60 calendar days after its issue or levy; or

(4)            the taking of any action by Asterias to initiate any of the actions described in paragraphs (2) and (3) above.

As used in the Promissory Note, the term Debtor Relief Law means the Bankruptcy Code of the United States of America, as amended, or any other similar debtor relief law affecting the rights of creditors generally

Upon the occurrence of an Event of Default, the unpaid principal balance of the Promissory Note, together with all accrued but unpaid interest on the date of the Event of Default, will bear interest at the rate of 12% per annum until paid in full.

Asterias may, at its option, prepay the unpaid principal balance of the Promissory Note, in whole or in part, together with all accrued interest, through the business day of prepayment, on the portion so prepaid, without premium or penalty.

10. Subsequent Events

These financial statements were approved by management and the Board of Directors, and were issued on April 2, 2013 (audited) and on August ___, 2013 (unaudited).  Subsequent events have been evaluated through that date.

On August 2, 2013, Asterias purchased certain research equipment and supplies for $1,090,000. BioTime advanced to Asterias the funds required for the purchase.

[LOGO]

ASTERIAS BIOTHERAPEUTICS, INC.

6,537,779 Shares of Series A Common Stock

PROSPECTUS

______, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

Registration Fee-Securities and Exchange Commission	$2,086.70
Printing and Engraving Expenses	$18,500
Transfer Agent Fees	$12,000
Accounting Fees	$20,000
Legal Fees and Expenses	$300,000
Miscellaneous Expenses	$1,500
Total	$354,086.70

*To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation provides that the liability of the directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permissible under Delaware law, except for the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.  The corporation is authorized to indemnify directors, officers, and agents to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.  In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

We plan to carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we may enter into indemnification agreements with our directors and executive officers.

Item 15.	Recent Sales of Unregistered Securities

During September 2012, we sold 50,000 shares of Series B Common Stock to BioTime, Inc. for $50,000 in cash, and during October 2012, we sold 1,700 shares of Series B Common Stock to our Chief Executive Officer.  The issuance and sale of the Series B Common Stock was effected without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration under Section 4(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Numbers	Description

2.1	Asset Contribution Agreement, dated January 4, 2013, by and among BioTime, Inc., BioTime Acquisition Corporation, and Geron Corporation. (1) Schedules to the Asset Contribution Agreement have been omitted. Asterias agrees to furnish supplementally a copy of the omitted schedules to the Commission upon request

3.1	Amended and Restated Certificate of Incorporation (2)

3.2	Bylaws (2)

4.1	Specimen of Common Share Certificate†

4.2	Form of Warrant Agreement (2)

4.3	Form of Warrant (Included in Exhibit 4.2)(2)

5.1	Opinion of Counsel*

10.1	Stock and Warrant Purchase Agreement, dated January 4, 2013, between BioTime Acquisition Corporation and Romulus Films Ltd. (2)

10.2	Sublease dated April 1, 2013 between BioTime, Inc. and BioTime Acquisition Corporation. (2)

10.3	Shared Facilities and Services Agreement, dated April 1, 2013, between Asterias Biotherapeutics, Inc. and BioTime, Inc. (2)

10.4	2013 Equity Incentive Plan (2)

10.5	Promissory Note, dated April 1, 2013, payable to BioTime, Inc. (2)

10.6	Form of Royalty Agreement between Asterias Biotherapeutics, Inc. and Geron Corporation. *

10.7	Form of Exclusive Sublicense Agreement between Geron Corporation and Asterias Biotherapeutics, Inc.*

10.8	Form of Sublicense Agreement between BioTime, Inc. and Asterias Biotherapeutics, Inc.*

10.9	Form of Employee Stock Option Agreement.*

10.10	Form of Non-employee Director Stock Option Agreement*

10.11	Employment Agreement, dated as June 24, 2013, between Thomas Okarma and Asterias Biotherapeutics, Inc.*

10.12	Employment Agreement, dated as of April 1, 2013, between Katharine Spink and Asterias Biotherapeutics, Inc.*

10.13	Employment Agreement, dated as of June 24, 2013, between Jane Lebkowski and Asterias Biotherapeutics, Inc.*

10.14	Share Exchange Agreement, dated September 25, 2012, between Thomas Okarma and BioTime Acquisition Corporation.*

23.1	Consent of Rothstein Kass*

23.2	Consent of Counsel* (included in Exhibit 5.1)

(1) Incorporated by reference to Current Report on Form 8-K filed by BioTime, Inc. on January 8, 2013.

(2) Previously filed.

* Filed herewith.

† To be filed by amendment

Item 17.	Undertakings.

The undersigned undertakes:

(1)  To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on August 13, 2013.

ASTERIAS BIOTHERAPEUTICS, INC.

By	s/Thomas Okarma
Thomas Okarma
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

s/Thomas B. Okarma	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2013
THOMAS B. OKARMA

s/Robert W. Peabody	Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2013
ROBERT W. PEABODY

s/ Franklin M. Berger	Director	August 13, 2013
FRANKLIN M. BERGER

s/Alfred D. Kingsley	Director	August 13, 2013
ALFRED D. KINGSLEY

s/Andrew C. von Eschenbach	Director	August 13, 2013
ANDREW C. von ESCHENBACH, M.D.

s/ Michael D. West	Director	August 13, 2013
MICHAEL D. WEST